UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 11, 2011

Thomas J. Falk
Chairman of the Board and
Chief Executive Officer

FELLOW STOCKHOLDERS:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, April 21, 2011, at 9:00 a.m. at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas.

At the Annual Meeting, stockholders will be asked to elect twelve directors for a one-year term, ratify the selection of Kimberly-Clark’s independent auditors, approve the 2011 Outside Directors’ Compensation Plan, approve the 2011 Equity Participation Plan, approve the executive compensation program for our named executive officers, and approve the frequency of stockholder votes on our named executive officers’ compensation. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You can vote by marking and dating the proxy form, by using the Internet or by telephone. Instructions regarding all methods of voting are contained on the proxy form.

Also provided is our annual report for 2010. My letter to stockholders, along with other information about Kimberly-Clark, has again been posted online in the Investors section of our website at www.kimberly-clark.com. Posting this information online is more cost-effective and consistent with our sustainability strategies.

Sincerely,

KIMBERLY-CLARK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 21, 2011

The Annual Meeting of Stockholders of Kimberly-Clark Corporation will be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas, on Thursday, April 21, 2011, at 9:00 a.m. for the following purposes:

1. To elect as directors the twelve nominees named in the accompanying proxy statement;

2. To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2011;

3. To approve the 2011 Outside Directors’ Compensation Plan;

4. To approve the 2011 Equity Participation Plan;

5. To approve the executive compensation program for our named executive officers;

6.	To approve the frequency of stockholder votes on our named executive officers’ compensation; and

7.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on February 22, 2011 are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to vote promptly by using the Internet or telephone or by signing, dating and returning your proxy form.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that participants in the plans indicate their preferences by using the Internet or telephone or by signing, dating and returning the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided.

By Order of the Board of Directors.

John W. Wesley
Vice President and Secretary

P.O. Box 619100
Dallas, Texas 75261-9100
March 11, 2011

i

ii

March 11, 2011

PROXY STATEMENT

PART ONE
VOTING INFORMATION

On behalf of the Board of Directors of Kimberly-Clark Corporation, we are soliciting your proxy for use at the Annual Meeting of Stockholders and at any adjournment of the Annual Meeting. The important dates relating to the Annual Meeting are as follows:

•	Record Date = February 22, 2011. Stockholders of record as of the close of business on this date are entitled to vote at the Annual Meeting.

•	Mailing Date = March 11, 2011. This is the date on which we first began providing our stockholders with this proxy statement and form of proxy.

•	Meeting Date = April 21, 2011. This is the date of our Annual Meeting, which will begin at 9:00 a.m. at the Four Seasons Resort and Club located in Irving, Texas.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. We do this to reduce printing and delivery costs and in support of our sustainability efforts. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report online. The notice also instructs you on how you may vote your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions contained in the notice for requesting these materials.

Who May Vote

Each stockholder of record at the close of business on the record date will be entitled to one vote for each share registered in the stockholder’s name. On that date 403,059,106 shares of our common stock were outstanding.

How You May Vote

You may vote in person by attending the meeting, by using the Internet or telephone, or (if you received printed proxy materials) by completing and returning a proxy form by mail. To vote your proxy using the Internet or telephone, see the instructions on the notice of electronic availability or the proxy form and have the notice or proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the proxy form, then follow the instructions on the card.

Please note that if you received a notice of electronic availability as described above, you cannot vote your shares by filling out and returning it. Instead, you should follow the instructions contained in the notice on how to vote.

The named proxies will vote your shares according to your directions. If you sign and return your proxy form, or if you vote using the Internet or by telephone, but do not specify how you want to vote your shares, the named proxies will vote your shares:

•	For the election of directors named in this proxy statement

•	For ratification of the selection of our independent auditors

•	For approval of the 2011 Outside Directors’ Compensation Plan

•	For approval of the 2011 Equity Participation Plan

•	For approval of our executive compensation program for our named executive officers

•	For the option of every one year as the frequency with which stockholders are provided an advisory vote on compensation of our named executive officers

How You May Revoke or Change Your Vote

You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	By mailing a revised proxy form to the Secretary of Kimberly-Clark

•	By changing your vote on the Internet website

•	By using the telephone voting procedures

•	By voting in person at the meeting

Confidential Voting

Proxy forms are received by our independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy forms and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, we will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent may identify stockholders who fail to vote so that we may contact them and request they do so.

Costs of Solicitation

Kimberly-Clark will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies, including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy materials to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by our employees. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $17,000 plus reimbursement of out-of-pocket expenses.

Votes Required/Voting Procedures

A majority of the shares of our common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. The twelve nominees for director receiving a majority of the votes cast at the meeting in person or by proxy will be elected. If a nominee does not receive a majority of the votes cast, then the nominee will be subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. For approval, all other matters, except Proposal 6, require the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and entitled to vote on that matter. With respect to Proposal 6, if none of the say-on-pay frequency options described in that proposal receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

Abstentions are treated as votes against a proposal, except for abstentions on Proposal No. 6, which will have no effect on the outcome of the proposal. Broker non-votes will not be considered present and entitled to vote. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner of the shares, and instructions are not given.

Direct Stock Purchase and Dividend Reinvestment Plan

If a stockholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy form represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name. Shares held in the plan may be voted in the same manner as other shares held by the stockholder.

Employee Benefit Plans

We also are sending or otherwise making this proxy statement and voting materials available to participants in various Kimberly-Clark employee benefit and stock purchase plans. The trustee of each plan, as the stockholder of record of the shares of our common stock held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

Attending the Annual Meeting

Stockholders as of the record date, February 22, 2011, or their duly appointed proxies, may attend the Annual Meeting. If you plan to attend the meeting, please check your proxy form in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will help us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

To obtain directions to attend the meeting and vote in person, please contact Stockholder Services by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or proxy materials, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or proxy materials if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

PART TWO
CORPORATE GOVERNANCE INFORMATION

Board of Directors and Board Committees

The Board of Directors met six times in 2010. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

Although we do not have a formal policy with respect to director attendance at annual meetings, since 1997 all nominees and continuing directors have attended the annual meetings. All of our directors, except for Ms. Karch who was elected in June 2010, attended the 2010 Annual Meeting.

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees. These charters are available in the Investors section of our website at www.kimberly-clark.com.

Audit Committee

Dennis R. Beresford is the Chairman of our Audit Committee. The other members of this Committee are John R. Alm, John F. Bergstrom, Robert W. Decherd, Nancy J. Karch and Linda Johnson Rice. Ms. Karch was appointed to the Committee effective June 16, 2010. The Committee met ten times in 2010. In addition, Mr. Beresford participated in three conference calls as Chairman of the Committee to preview earnings press releases during 2010.

Each member of the Audit Committee is an Independent Director under the independence standards set forth in our Corporate Governance Policies. See “Director Independence” for additional information on Independent Directors.

Each member of the Audit Committee satisfies the financial literacy requirements of the NYSE, and the Board has determined that Mr. Beresford and Mr. Alm are “audit committee financial experts” under the rules and regulations of the SEC.

The principal functions of the Audit Committee, as specified in its charter, include the following:

•	Overseeing:

•	the quality and integrity of our financial statements,

•	our compliance programs,

•	the independence, qualification and performance of our independent auditors, and

•	the performance of our internal auditors.

•	Subject to stockholder ratification, selecting and engaging our independent auditors.

•	Reviewing the scope of the audits and audit findings, including any comments or recommendations of our independent auditors.

•	Establishing policy in connection with internal audit programs.

•	Pre-approving all audit and non-audit services provided by our independent auditors.

•	Providing oversight of our risk management program and receiving periodic reports from management on risk assessments, the risk management process and issues related to the risks of managing our business.

For additional information about the Audit Committee’s oversight activities in 2010, see “Part Three — Proposals to be Voted on at the 2011 Annual Meeting — Ratification of Auditors — Audit Committee Report.”

No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. If a member were to simultaneously serve on more than three public company audit committees, information regarding the Board’s determination of whether this simultaneous service impairs the ability of the member to effectively serve on the Audit Committee will be available in the Investors section of our website at www.kimberly-clark.com.

Management Development and Compensation Committee

James M. Jenness is the Chairman of our Management Development and Compensation Committee. In addition to Mr. Jenness, the current members of this Committee are Abelardo E. Bru, Mae C. Jemison, M.D. and Ian C. Read. The Committee met seven times in 2010. Each member of this Committee is an Independent Director.

The principal functions of the Management Development and Compensation Committee, as specified in its charter, include the following:

•	Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards.

•	Overseeing:

•	leadership development for senior management and future senior management candidates, and

•	key organizational effectiveness and engagement policies.

•	Reviewing diversity and inclusion programs and related metrics.

•	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect.

Compensation Processes and Procedures

On an annual basis, the Committee reviews and sets the compensation of our elected officers, including all of our executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. Our Chief Executive Officer has the authority to establish compensation programs for non-elected officers. Additionally, as discussed in “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis,” the Committee has delegated limited authority to our Chief Executive Officer to grant stock options, restricted stock and restricted share units to non-executive officers for recruiting or retention purposes.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis.”

Use of Compensation Consultants

The Committee’s charter provides that the Committee has the authority to retain advisors, including compensation consultants, to assist the Committee in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help the Committee determine compensation programs that best meet the objectives of our compensation policies.

Kimberly-Clark Consultant.  To assist management and the Committee in assessing and determining appropriate, competitive compensation for our executive officers, we annually engage an outside compensation consultant. In 2010, Mercer Human Resource Consulting (“Mercer”) was retained for this purpose. Mercer has provided consulting services to Kimberly-Clark on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. In 2010, Mercer was retained by Kimberly-Clark to provide advice and counsel regarding executive and director remuneration matters on an ongoing basis, including the following services in connection with our executive compensation program:

•	Assessing market compensation levels for executive officer positions and other selected positions, within our peer group.

•	Reviewing historic and projected performance for peer group companies for metrics used by Kimberly-Clark in our annual and long-term incentive plans.

•	Assisting in incentive plan design and modifications, as requested.

•	Providing market research on various issues as requested by management.

•	Preparing for and participating in Committee meetings, as requested.

•	Reviewing the Compensation Discussion and Analysis and other disclosures, as requested.

•	Consulting with management on compensation matters.

Independent Committee Consultant.  The Committee has also retained The Delves Group as its independent executive compensation consultant. The Committee has adopted a written policy providing that the independent Committee consultant may provide services only to the Committee and not to Kimberly-Clark. The Delves Group has no other business relationship with Kimberly-Clark and receives no payments from us other than fees for services to the Committee. The Delves Group reports directly to the Committee, and the Committee may replace The Delves Group or hire additional consultants at any time. A representative of the Delves Group attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.

The Committee instructed The Delves Group to provide an independent review of the data and recommendations provided by management and Mercer. The scope of The Delves Group’s engagement in 2010 included:

•	Conducting a review of the competitive market data (including base salary, annual incentive targets and long-term incentive targets) for our executive officers, including our Chief Executive Officer.

•	Reviewing and commenting on recommendations by management and Mercer concerning executive compensation programs, including program changes and redesign, special awards, change of control provisions, executive contract provisions, promotions, retirement and related items, as desired by the Committee.

•	Reviewing and commenting on the Committee’s report for the proxy statement.

•	Attending Committee meetings.

•	Periodically consulting with the Chairman of the Committee.

During 2010, at the request of the Committee, Don Delves, the President of The Delves Group, attended all but one of the in-person Committee meetings and attended all teleconference Committee meetings.

Committee Report

The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Part Four — Other Important Information — Executive Compensation — Management Development and Compensation Committee Report.”

Nominating and Corporate Governance Committee

G. Craig Sullivan is the Chairman of our Nominating and Corporate Governance Committee. In addition to Mr. Sullivan, the current members of this Committee are Abelardo E. Bru, Mae C. Jemison, M.D. and Ian C. Read. The Committee met six times in 2010. Each member of this Committee is an Independent Director.

The principal functions of the Nominating and Corporate Governance Committee, as specified in its charter, include the following:

•	Overseeing the process by which individuals are nominated to become Board members.

•	Overseeing matters of corporate governance, including developing and recommending to the Board changes to our Corporate Governance Policies.

•	Advising the Board on:

•	Board organization, membership, function, performance and compensation,

•	committee structure and membership, and

•	policies and positions regarding significant stockholder relations issues.

•	Reviewing director independence standards and making recommendations to the Board with respect to the determination of the independence of directors.

•	Monitoring and recommending improvements to the practices and procedures of the Board.

•	Reviewing stockholder proposals and considering responses or actions regarding these proposals.

The Nominating and Corporate Governance Committee, in accordance with its charter and our Certificate of Incorporation, has established criteria and processes for director nominees, including nominations proposed by stockholders. Those criteria and processes are described in “Director Nominee Criteria and Process” and “Stockholder Nominations for Directors.”

Executive Committee

Marc J. Shapiro is the Chairman of our Executive Committee. In addition to Mr. Shapiro, the current members of this Committee are Dennis R. Beresford, Thomas J. Falk, James M. Jenness and G. Craig Sullivan. The Committee did not meet in 2010.

The principal function of the Executive Committee is to exercise the powers of the Board to direct our business and affairs between meetings of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Management Development and Compensation Committee is a current or former officer or employee of Kimberly-Clark. No interlocking relationship exists between the members of our Board of Directors or the Management Development and Compensation Committee and the board of directors or compensation committee of any other company.

Director Independence

Since 1996, our By-Laws have provided that a majority of our directors be independent directors (“Independent Directors”). In addition, our Corporate Governance Policies adopted by the Board provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the NYSE. Our Corporate Governance Policies are available in the Investors section of our website at www.kimberly-clark.com, and the independence standards are set forth in Section 17 of our Corporate Governance Policies.

The nominees for director are such that immediately after the election of the nominees to the Board, eleven of the twelve directors holding office will be Independent Directors. Our independent Board helps ensure good corporate governance and strong internal controls. We are in compliance with all corporate governance requirements of the NYSE, the SEC, the Sarbanes-Oxley Act of 2002 and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act“) that have become effective as of the filing of this proxy statement.

The Board has determined that all directors and nominees, except for Thomas J. Falk, are Independent Directors and meet the independence standards set forth in our Corporate Governance Policies. When making these determinations, the Board considered the following:

•	We made charitable contributions of $65,000 in 2008, $55,000 in 2009, and $60,000 in 2010 to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director. We have significant operations and a significant number of employees in the Fox Cities area of Wisconsin.

•	Companies majority-owned by Mr. Bergstrom paid us approximately $58,000 in 2008, $56,000 in 2009 and $50,000 in 2010 to lease excess hangar space at an airport near Appleton, Wisconsin and approximately $172,000 in 2008, $174,000 in 2009 and $170,000 in 2010 for pilot services pursuant to a pilot sharing contract. In addition, these companies paid us approximately $169,000 in 2008, $177,000 in 2009 and $191,000 in 2010 for scheduling and aircraft services for their airplane.

•	We paid approximately $65,000 in 2008, $2,800 in 2009 and $77,300 in 2010 for automobiles and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

•	We made a charitable contribution of $50,000 in each of 2008, 2009 and 2010 to the Education is Freedom Foundation, where Mr. Bru is a director.

•	We made charitable contributions of $25,000 in 2008, $26,000 in 2009 and $25,000 in 2010 to the United Negro College Fund, where Ms. Johnson Rice is a director.

•	We purchased advertising totaling $395,000 in 2008 and $160,000 in 2010 from entities owned directly or indirectly by Johnson Publishing Company, Inc., where Ms. Johnson Rice is Chairman. This amount constituted less than five percent of the gross revenues of Johnson Publishing Company, Inc., for 2010.

•	We paid approximately $697,000 in 2008, $505,000 in 2009 and $531,000 in 2010 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive Chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

The amount involved in each of these items is less than the amounts established by the NYSE and our Corporate Governance Policies as potentially affecting a director’s independence.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer and Lead Director. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support our strategies and businesses, include consideration of diversity, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness and support the successful recruitment of qualified candidates for the Board.

Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to ensure effective service on the Board.

Personal Attributes

•	Leadership: lead in personal and professional lives

•	Ethical character: possess high standards for ethical behavior

•	Collaborative: actively participate in Board and committee matters

•	Independence: for non-management directors, are independent of management and Kimberly-Clark

•	Ability to communicate: possess good interpersonal skills

•	Effectiveness: bring a proactive and solution-oriented approach

Experience Attributes

•	Financial acumen: have good knowledge of business finance and financial statements

•	General business experience: possess experience that will aid in judgments concerning business issues

•	Industry knowledge: possess reasonable knowledge about our industries

•	Diversity of background and viewpoint: bring to the Board an appropriate level of diversity

•	Special business experience: possess global management experience and experience with branded consumer packaged goods

•	Other attributes: provide special attributes identified as needed or as may be required

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee has retained a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee.

The Nominating and Corporate Governance Committee recommends nominees to the Board to fill any vacancies. As provided in our Certificate of Incorporation, the Board elects a new director when a vacancy occurs between annual meetings of stockholders. The Nominating and Corporate Governance Committee also recommends to the Board any new appointments and nominees for election as directors at our annual meeting of stockholders, as well as assesses the performance of each director at least once every three years in accordance with our Corporate Governance Policies.

Committee Review of Attributes of Current Directors

The Nominating and Corporate Governance Committee has reviewed the background of each of our current directors and his or her service on the Board and committees on which he or she serves, based on the personal and experience attributes described above. The Committee has determined that each director possesses all of the personal attributes, as well as a sufficient mix of the experience attributes. For the experience attributes, the Committee considered the following:

Financial acumen:

•	Satisfies the financial literacy requirements of the NYSE

•	Qualifies as an audit committee financial expert under the rules and regulations of the SEC

•	Has an accounting, finance or banking background

Industry knowledge:

•	Possesses knowledge about our industries

Special business experience:

•	Has international experience

•	Has branded consumer packaged goods experience

•	Has health care experience

General business experience:

•	Has leadership experience as a chief executive officer or as a senior executive officer

Diversity of background and viewpoint:

•	Brings a diverse viewpoint that is representative of our customer, consumer, employee and stockholder base

•	Provides a different perspective (stemming, for example, from an academic background or experience from outside the consumer packaged goods or health care industries)

Other attributes:

•	Has marketing experience

•	Has compensation experience (including from executive officer experience)

•	Has governance/public company board experience

The Committee has identified specific experience attributes for each director, based on the list above. See “Certain Information Regarding Directors and Nominees” for information regarding these specific attributes.

Diversity of Directors

As noted above, the Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Committee seeks to have a diverse Board that is representative of its customer, consumer, employee and stockholder base. While the Committee carefully considers this diversity when considering nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at an annual meeting of stockholders is required to give written notice to the Secretary of Kimberly-Clark of the stockholder’s intention to make a nomination in accordance with our Certificate of Incorporation and By-Laws. The notice of nomination must be received by us not less than 75 days nor more than 100 days prior to the stockholders meeting, or if we give less than 75 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information, as set forth in our Certificate of Incorporation and By-Laws, about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described above. The notice must also contain information about certain stock holdings of the nominee and the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). The notice is also required to contain information about certain related person transactions, contact and related information regarding the nominee, understandings regarding the nomination of the nominee and the nominee’s consent to be nominated. We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the requirements set forth in our Certificate of Incorporation and By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Communications to Directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board, including the Lead Director. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Board Leadership Structure

The Board has established a leadership structure in which responsibilities are allocated between the Chairman of the Board and Chief Executive Officer and the Lead Director. The Board believes this allocation of responsibilities between these two positions provides for dynamic Board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Chairman of the Board and Chief Executive Officer Positions.  Mr. Falk serves as Chairman of the Board and Chief Executive Officer. As noted in our Corporate Governance Policies, the Board believes that it is appropriate for a single person to serve in both positions. The Board has the discretion to separate the roles in the future if it deems it advisable and in the best interest of Kimberly-Clark to do so.

Lead Director.  Mr. Shapiro served as Lead Director in 2010. The Lead Director serves as Chairman of the Executive Committee. Our Corporate Governance Policies outline the role and responsibilities of the Lead Director, which include coordinating the activities of the Independent Directors, providing input with regard to agendas and schedules for Board meetings, leading (with the Chairman of the Nominating and Corporate Governance Committee) the annual Board evaluation discussion, leading (with the Chairman of the Management Development and Compensation Committee) the Board’s review and discussion of the Chief Executive Officer’s performance, providing feedback to individual directors following their periodic evaluations, speaking on behalf of the Board and chairing Board meetings when the Chairman of the Board is unable to do so and acting as a direct conduit to the Board for stockholders, employees and others pursuant to policies adopted by the Board.

The Lead Director also chairs executive session meetings of non-management directors. The non-management directors meet in executive session without the presence of management at least quarterly.

Other Corporate Governance Matters

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide Kimberly-Clark and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are available in the Investors section of our website at www.kimberly-clark.com.

Code of Conduct.  Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and Vice President and Controller. Our Code of Conduct is available in the Investors section of our website at www.kimberly-clark.com. Any amendments to or waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Vice President and Controller will be posted at that location.

Board and Management Roles in Risk Oversight.  The Board is responsible for providing risk oversight with respect to our operations. In connection with this oversight, the Board particularly focuses on our strategic and operating risks, as well as related risk mitigation. In addition, the Board reviews and oversees management’s response to key risks facing Kimberly-Clark as we implement our Global Business Plan, which provides a long-term roadmap for our overall strategic direction, business operations and finances. The Board’s committees review particular risk areas to assist the Board in its overall risk oversight of Kimberly-Clark:

•	The Audit Committee oversees our risk management program, and has a particular focus on our internal controls, financial statement integrity and fraud risks, and related risk mitigation. In connection with this oversight, the Audit Committee receives regular reports from management on risk assessments, the risk management process and issues related to the risks of managing our business. The Audit Committee also receives an annual enterprise risk management update, which discusses our key financial, strategic, operational and compliance risks.

•	The Management Development and Compensation Committee reviews the risk profile of our compensation policies and practices. This process includes a review of an assessment of our compensation programs, as described in “Executive Compensation — Analysis of Risks Arising from Design of Compensation Programs.”

•	The Nominating and Corporate Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks.

Complementing the Board’s overall risk oversight, our senior executive team identifies and monitors key enterprise-wide and business unit risks, providing the basis for the Board’s risk review and oversight process. Our Global Risk Oversight Committee, consisting of management members from key business units, finance, treasury, information technology, global risk management and legal, identifies key risks for review and updates our policies in risk management areas such as hedging, foreign currency and country risks, property and casualty risks, and supplier and customer risks.

The Board believes these respective roles complement the Board’s leadership structure described above, including the combination of the Chairman of the Board and Chief Executive Officer positions.

Committee Authority to Retain Independent Advisors.  Each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Kimberly-Clark.

Whistleblower Procedures.  The Audit Committee has established procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain a toll-free Code of Conduct telephone line that allows our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access our Code of Conduct telephone line are available in the Investors section of our website at www.kimberly-clark.com.

Chief Compliance Officer.  Thomas J. Mielke is the Senior Vice President — Law and Government Affairs and Chief Compliance Officer and oversees our compliance programs. He reports to the Audit Committee on the programs’ effectiveness, provides periodic reports to the Board and works closely with our various compliance functions to provide coordination and sharing of best practices across the compliance groups.

Management Succession Planning.  The Management Development and Compensation Committee is responsible for reviewing management development plans and succession plans to ensure business continuity. In addition, the Board has overall responsibility for leadership succession for Kimberly-Clark’s most senior officers and reviews both routine and emergency succession plans.

Disclosure Committee.  We have established a Disclosure Committee composed of members of management and chaired by our Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Stockholder Rights Plan.  The Board has adopted the following policy statement on stockholder rights plans: ‘‘Kimberly-Clark does not have a ‘poison pill’ or stockholder rights plan. If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of Independent Directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Annual Election of Directors.  Our Certificate of Incorporation provides that directors are elected on an annual basis. Our Certificate of Incorporation is available in the Investors section of our website at www.kimberly-clark.com.

Majority Voting for Election of Directors.  Our By-Laws provide that, in uncontested elections, directors will be elected by a majority vote rather than by a plurality. If an incumbent director does not receive a majority of votes, the director is required to tender his or her resignation for consideration by the Board. Our By-Laws are available in the Investors section of our website at www.kimberly-clark.com.

Simple Majority Voting Provisions.  In 2008, stockholders approved an amendment to our Certificate of Incorporation to eliminate supermajority voting provisions.

Special Stockholder Meetings.  In 2009, stockholders approved an amendment to our Certificate of Incorporation to allow the holders of not less than 25 percent of our issued and outstanding shares of capital stock to request that a special meeting of stockholders be called, subject to procedures set forth in our By-Laws.

Charitable Contributions.  The Nominating and Corporate Governance Committee has adopted guidelines for review and approval of charitable contributions by us and any foundation we control to organizations or entities with which a member of the Board of Directors or an executive officer is or may be affiliated. Any contributions made by us to any tax-exempt organization in which any Independent Director serves as an executive officer will be disclosed in the Investors section of our website at www.kimberly-clark.com, if within the preceding three years contributions in any single year from us to the organization exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues.

PART THREE
PROPOSALS TO BE VOTED ON AT THE 2011 ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

General Information

As of the date of this proxy statement, the Board of Directors consists of thirteen members, including Nancy J. Karch who was elected to the Board by the Board of Directors as of June 16, 2010. Each director’s term expires at this year’s Annual Meeting.

All the nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by the Board. All nominees have advised us that they will serve if elected.

In accordance with our Corporate Governance Policy on Outside Director retirement age, Dennis R. Beresford has announced that he does not intend to stand for re-election to the Board of Directors when his current term expires at the Annual Meeting of Stockholders on April 21, 2011. Mr. Beresford will continue to serve as a director until the Annual Meeting. We would like to thank Mr. Beresford for his years of service and many contributions to Kimberly-Clark.

Certain Information Regarding Nominees for Director

The names of the nominees, their ages as of the date of the Annual Meeting, the year they first became directors, their principal occupations during at least the past five years, other public company directorships held by them as of February 18, 2011, public company boards they have served on since January 1, 2006, information regarding director attributes the Nominating and Corporate Governance Committee determined qualify them to serve as directors and certain other biographical information are set forth below. See “Committee Review of Attributes of Current Directors” for a discussion of director attributes considered by the Nominating and Corporate Governance Committee.

John R. Alm, 65, Director since 2006

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.

Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in 2005. He had been Chief Executive Officer since 2004 and President and Chief Operating Officer since 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held the position of Chief Financial Officer until 2000.

Public company boards served on since 2006: Washington Group International, Inc. (February 2006 through November 2007).

Experience attributes:  Mr. Alm has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

John F. Bergstrom, 64, Director since 1987

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company based in Wisconsin.

Public company boards served on since 2006: Advance Auto Parts, Inc. (since May 2008), Associated Banc-Corp (since December 2010), Banta Corporation (through January 2007), Midwest Air Group, Inc. (through June 2007), Sensient Technologies Corp. (through April 2006), Wisconsin Energy Corporation and Wisconsin Electric Power Company.

Experience attributes:  Mr. Bergstrom satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

Abelardo E. Bru, 62, Director since 2005

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of the Education is Freedom Foundation.

Public company boards served on since 2006: Office Depot, Inc. (through December 2008).

Experience attributes:  Mr. Bru satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, provides diversity of background and viewpoint, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Robert W. Decherd, 60, Director since 1996

Chairman of the Board, President and Chief Executive Officer, A. H. Belo Corporation

Mr. Decherd has served as Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation, a newspaper publishing and Internet company, since it was spun off from Belo Corp. in February 2008. Prior to February 2008, Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and newspaper publishing company, for 21 years. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal Communications Commissions concerned with public policy matters related to the media industry.

Public company boards served on since 2006: A. H. Belo Corporation (since February 2008) and Belo Corp.

Experience attributes:  Mr. Decherd satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.

Thomas J. Falk, 52, Director since 1999

Chairman of the Board and Chief Executive Officer

Mr. Falk was elected Chairman of the Board and Chief Executive Officer in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President — Global Tissue, Pulp and Paper in 1998, where he was responsible for Kimberly-Clark’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for Kimberly-Clark’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions. He has been a director of Kimberly-Clark since 1999. He also serves on the board of directors of Catalyst Inc. and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Public company boards served on since 2006: Centex Corporation (through August 2009) and Lockheed Martin Corporation (since June 2010).

Experience attributes:  Mr. Falk satisfies the financial literacy requirements of the NYSE and has a background in accounting, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Mae C. Jemison, M.D., 54, Director since 2002

President, BioSentient Corporation

Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine. She is also the Chairman of the State of Texas Product Development and Small Business Incubator Board, and she is a member of the National Advisory Council for Biomedical Imaging and Bioengineering, the Greater Houston Partnership Board of Directors, and the Board of Trustees of Morehouse College.

Public company boards served on since 2006: Gen-Probe Incorporated (through November 2007), Scholastic Corporation and Valspar Corporation.

Experience attributes:  Dr. Jemison satisfies the financial literacy requirements of the NYSE, has knowledge about our industries, has international experience and leadership experience of entrepreneurial start-up enterprises and non-profit organizations, provides diversity of background and viewpoint, has experience in the health care field, and has compensation, governance and public company board experience.

James M. Jenness, 64, Director since 2007

Chairman of the Board, Kellogg Company

Mr. Jenness was elected Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a senior director of Children’s Memorial Hospital and a director of Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is Vice Chairman of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.

Public company boards served on since 2006: Kellogg Company.

Experience attributes:  Mr. Jenness satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Nancy J. Karch, 63, Director since 2010

Retired Director, McKinsey & Co.

Ms. Karch served as a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus of McKinsey’s Stamford, Connecticut office, and serves on the board and the executive committee of the Westchester Land Trust and on the board of Northern Westchester Hospital.

Public company boards served on since 2006: The Corporate Executive Board Company, Genworth Financial, Inc., Liz Claiborne, Inc. and Mastercard Incorporated (since January 2007).

Experience attributes:  Ms. Karch satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a senior executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has experience with branded consumer packaged goods, and has compensation, governance and public company board experience.

Ian C. Read, 57, Director since 2007

President and Chief Executive Officer, Pfizer, Inc.

Mr. Read has served as President and Chief Executive Officer of Pfizer, Inc., a drug manufacturer since December 2010. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001. In 2006, he was named Senior Vice President of Pfizer, as well as Group President of its Worldwide Biopharmaceutical Businesses.

Public company boards served on since 2006: Pfizer, Inc. (since December 2010).

Experience attributes:  Mr. Read satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience in the health care field, and has marketing, compensation, governance and public company board experience.

Linda Johnson Rice, 53, Director since 1995

Chairman, Johnson Publishing Company, Inc.

Ms. Johnson Rice has served as Chairman of Johnson Publishing Company, Inc., a multi-media company, since 2010. She also served as Chief Executive Officer from 2008 to 2010. She joined Johnson Publishing Company in 1980, became Vice President in 1985, and served as President and Chief Operating Officer from 1987 to 2008.

Public company boards served on since 2006: Bausch & Lomb Incorporated (through October 2007), MoneyGram International, Inc. (through March 2008) and Omnicom Group, Inc.

Experience attributes:  Ms. Johnson Rice satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has international experience, and has marketing, compensation, governance and public company board experience.

Marc J. Shapiro, 63, Director since 2001

Retired Vice Chairman, JPMorgan Chase & Co.

Mr. Shapiro retired in 2003 as Vice Chairman of JPMorgan Chase & Co., a financial services company. Before becoming Vice Chairman of JPMorgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. He now serves as a consultant to JPMorgan Chase & Co. as a non-executive Chairman of its Texas operations. Mr. Shapiro serves as Chairman of the Board of Baylor College of Medicine and on the boards of M.D. Anderson Cancer Center, the Baker Institute, Texas Medical Center, Menninger Clinic and BioHouston.

Public company boards served on since 2006: Burlington Northern Santa Fe Corporation (through February 2010), The Mexico Fund (since March 2006) and Weingarten Realty Trust.

Experience attributes:  Mr. Shapiro satisfies the financial literacy requirements of the NYSE and has a banking and finance background, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has compensation, governance and public company board experience.

G. Craig Sullivan, 71, Director since 2004

Retired Chairman and Chief Executive Officer, The Clorox Company

Mr. Sullivan retired as Chairman and Chief Executive Officer of The Clorox Company, a consumer products company, in 2003. He joined The Clorox Company in 1971 and held a number of senior sales and management positions during his career, culminating in his election as Chief Executive Officer and Chairman of the Board in 1992. Mr. Sullivan serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco and is a member of Hoover Institution’s Board of Overseers.

Public company boards served on since 2006: The Goodyear Tire & Rubber Company (since April 2006) and Mattel, Inc.

Experience attributes:  Mr. Sullivan satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.

Compensation of Directors

2010 Compensation.  Directors who are not officers or employees of Kimberly-Clark or any of our subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes. Outside Directors are compensated for their services under our Outside Directors’ Compensation Plan, which we adopted in 2001. We are proposing that the term of the Outside Directors’ Compensation Plan be extended through April 20, 2021. See “Proposal 3. Approval of the 2011 Outside Directors’ Compensation Plan.”

Our objectives for Outside Director compensation are to remain competitive with the compensation paid to outside directors of comparable companies, to keep pace with changes in practices in director compensation, to attract qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. In 2008, to assist the Nominating and Corporate Governance Committee in assessing and determining appropriate, competitive Outside Director compensation, the Committee engaged Mercer, an outside compensation consultant. Based on that assessment, in 2008 the Committee recommended to the Board, and the Board approved, the Outside Director compensation for 2009 and 2010.

In 2010, each Outside Director received:

•	An annual cash retainer of $85,000 payable quarterly in advance; and

•	An annual grant of restricted share units with a value of $140,000, effective the first business day of the year.

Outside Directors who join the Board during a calendar year receive the full quarterly amount of the annual retainer for the quarter in which they join the Board and each quarter thereafter, and a pro-rated grant of restricted share units.

Outside Directors who were also chairmen of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees each received an additional grant of restricted share units with a value of $20,000, and the Lead Director received an additional grant of restricted share units with a value of $30,000. In addition, we reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive an amount, payable in shares of our common stock, equal to the value of a specified number of shares of our common stock within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

2010 Outside Director Compensation

The following table sets forth the compensation paid to each Outside Director in 2010 for his or her service as a director:

	Fees		All Other
	Earned	Stock	Compen-
	or Paid in	Awards	sation
Name(1)	Cash($)	($)(2)(3)(4)	($)(5)	Total($)(6)

John R. Alm	85,000	140,000	0	225,000
Dennis R. Beresford	85,000	160,000	0	245,000
John F. Bergstrom	85,000	140,000	10,000	235,000
Abelardo E. Bru	85,000	140,000	3,000	228,000
Robert W. Decherd	85,000	140,000	20,000	245,000
Mae C. Jemison, M.D.	85,000	140,000	500	225,500
James M. Jenness	85,000	160,000	5,000	250,000
Nancy J. Karch	63,750	81,669	2,500	147,919
Ian C. Read	85,000	140,000	0	225,000
Linda Johnson Rice	85,000	140,000	0	225,000
Marc J. Shapiro	85,000	170,000	10,000	285,000
G. Craig Sullivan	85,000	160,000	10,000	255,000

(1)	Ms. Karch joined the Board on June 16, 2010 and received a pro-rated stock award as well as fees for three quarters in 2010 for her service as a director.

(2)	Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our Outside Directors’ Compensation Plan. See Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2010 for the assumptions used in valuing these restricted share units.

(3)	Restricted share unit awards were granted on January 4, 2010, except for Ms. Karch, who joined the Board and received a grant on June 16, 2010. The number of restricted share units granted is set forth below.

Restricted Share
Units
Name	Granted in 2010(#)

John R. Alm	2,178
Dennis R. Beresford	2,490
John F. Bergstrom	2,178
Abelardo E. Bru	2,178
Robert W. Decherd	2,178
Mae C. Jemison, M.D.	2,178
James M. Jenness	2,490
Nancy J. Karch	1,300
Ian C. Read	2,178
Linda Johnson Rice	2,178
Marc J. Shapiro	2,645
G. Craig Sullivan	2,490

(4)	As of December 31, 2010, Outside Directors had the following stock awards outstanding:

	Restricted	Restricted	Stock
Name	Stock(#)	Share Units(#)	Options(#)

John R. Alm	0	11,561	0
Dennis R. Beresford	0	20,159	0
John F. Bergstrom	3,000	18,047	2,745
Abelardo E. Bru	0	12,565	0
Robert W. Decherd	3,000	20,635	8,236
Mae C. Jemison, M.D.	0	18,047	5,084
James M. Jenness	0	9,873	0
Nancy J. Karch	0	1,313	0
Ian C. Read	0	7,979	0
Linda Johnson Rice	3,000	19,471	5,084
Marc J. Shapiro	0	20,521	17,924
G. Craig Sullivan	0	14,530	0

(5)	All Other Compensation consists of charitable matching gifts paid in 2010 under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. This program is available to all our employees and directors. Under this program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year. Amounts paid in 2010 in connection with matching gifts for Mr. Decherd reflect donations made in 2009 and 2010.

(6)	During 2010, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2010, Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends credited on restricted stock and additional restricted share units credited in 2010 were as follows:

		Number of
		Restricted	Grant Date
	Dividends	Share Units	Fair Value of
	Credited on	Credited for	Restricted Share
Name	Restricted Stock($)	Dividends in 2010(#)	Units Credited($)

John R. Alm	0	441.59	27,785
Dennis R. Beresford	0	782.12	49,228
John F. Bergstrom	7,740	700.65	44,101
Abelardo E. Bru	0	481.70	30,311
Robert W. Decherd	7,740	804.00	50,610
Mae C. Jemison, M.D.	0	700.65	44,101
James M. Jenness	0	371.33	23,356
Nancy J. Karch	0	13.16	858
Ian C. Read	0	298.55	18,775
Linda Johnson Rice	7,740	757.49	47,681
Marc J. Shapiro	0	795.12	50,044
G. Craig Sullivan	0	557.32	35,070

Other than the cash retainer, grants of restricted share units and the other compensation previously described, no Outside Director received any compensation or perquisites from us for services as a director in 2010.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

2011 Compensation.  In 2010, the Nominating and Corporate Governance Committee, with the assistance of Mercer, evaluated Outside Director compensation to assess whether it still met our objectives for Outside Director compensation as described above. In its assessment, the Committee compared aggregate Outside Director cash and equity compensation to the median compensation of the outside directors of our peer group, as well as the structure of the compensation programs of our peer group. For information regarding our peer group, see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis” below. Based on this review, the Committee determined that aggregate cash and equity compensation is at or near the median of our peer group and recommended no change in Outside Director compensation for 2011. The Board agreed with the Committee’s recommendation.

The Board of Directors unanimously recommends a vote FOR the election of the twelve nominees for director.

PROPOSAL 2.  RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for 2011, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been our independent auditors since 1928.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

The aggregate fees (excluding value added taxes) of Kimberly-Clark and our subsidiaries with respect to the fiscal years ended December 31, 2010 and 2009 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, “Deloitte”), were:

	2010	2009

Audit Fees(1)	$10,314,000	$10,260,000
Audit-Related Fees(2)	665,000	570,000
Tax Fees(3)	2,064,000	1,288,000
All Other Fees	0	0

(1)	These amounts represent fees billed or expected to be billed for professional services rendered by Deloitte for the audit of Kimberly-Clark’s annual financial statements for each of the fiscal years ended December 31, 2010 and December 31, 2009, and the reviews of the financial statements included in Kimberly-Clark’s Forms 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years. These amounts include fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These amounts also include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These amounts represent aggregate fees by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2010 and December 31, 2009, that are not included in the audit fees listed above. These services comprise engagements related to employee benefit plans, due diligence assistance and other matters.

(3)	These amounts represent Deloitte’s aggregate fees for tax compliance, tax advice and tax planning for each of the fiscal years ended December 31, 2010 and December 31, 2009.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Deloitte to Kimberly-Clark are pre-approved by the Audit Committee using the following procedures. At the first meeting of the Audit Committee each year, our Chief Financial Officer presents a proposal, together with the related fees, to engage Deloitte for audit services. In addition, on or before the first meeting of the year, our Vice President and Controller prepares a detailed memorandum for non-audit services to be provided by Deloitte during the year. This memorandum includes the services to be provided, the estimated cost of these services, and why it is appropriate to have Deloitte provide these services, along with why the requested service is not inconsistent with applicable auditor independence rules. Before each subsequent meeting of the Audit Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services if acceptable to the Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees between meetings, as long as the additional or amended services do not affect Deloitte’s independence under applicable rules. Actions taken are reported to the Audit Committee at its next Committee meeting.

All Deloitte services and fees in 2010 and 2009 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of this selection.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Kimberly-Clark’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and Kimberly-Clark that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors, the quality and adequacy of Kimberly-Clark’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the auditing standards of the PCAOB, including those required by PCAOB AU 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements and Kimberly-Clark’s internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

The Audit Committee discussed and reviewed Kimberly-Clark’s audited financial statements as of and for the fiscal year ended December 31, 2010, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2010 and discussed the auditors’ examination of the effectiveness of Kimberly-Clark’s internal control over financial reporting. Management has the responsibility for preparing Kimberly-Clark’s financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) and for establishing and maintaining Kimberly-Clark’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of Kimberly-Clark’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of Kimberly-Clark’s financial statements with GAAP and the effectiveness of internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that Kimberly-Clark’s audited financial statements be included in Kimberly-Clark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2011.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Dennis R. Beresford, Chairman
John R. Alm
John F. Bergstrom
Robert W. Decherd
Nancy J. Karch
Linda Johnson Rice

PROPOSAL 3.  APPROVAL OF THE 2011 OUTSIDE DIRECTORS’ COMPENSATION PLAN

On February 18, 2011, our Board adopted the Kimberly-Clark Corporation 2011 Outside Directors’ Compensation Plan (the “2011 Directors Plan”), subject to approval by our stockholders at the 2011 Annual Meeting. The 2011 Directors Plan renews, amends and restates our current Outside Directors’ Compensation Plan (the “2001 Directors Plan”), which was adopted in 2001 and is scheduled to expire on December 31, 2011.

We believe that the renewal of the plan, as amended and restated, promotes the interests of Kimberly-Clark and our stockholders by enhancing our ability to attract, motivate and retain our Outside Directors. The 2011 Directors Plan is intended to permit flexibility in implementing an Outside Director compensation policy to align the Outside Directors’ compensation closely with the economic interests of our stockholders by use of equity based compensation awards.

The key changes in the 2011 Directors Plan from the 2001 Directors Plan are:

Name of Plan:	The 2001 Directors Plan has been renamed as the 2011 Directors Plan.

Number of Shares:	No additional share are being requested under the 2011 Directors Plan. As a result, the number of shares that may be issued under the 2011 Directors Plan is equal to the remaining unissued shares under the 2001 Directors Plan, which is approximately 655,000 shares as of February 28, 2011.

Term:	The term of the 2011 Directors Plan has been extended to April 20, 2021.

Change of Control:	The 2011 Directors Plan provides that stock options outstanding under the 2011 Directors Plan are fully exercisable if the Outside Director separates from service as a Director within the two year period following the date of a change of control of Kimberly-Clark, as defined in the 2011 Directors Plan (often referred to as a “double trigger”). The 2001 Directors Plan did not contain a double trigger provision.
The 2011 Directors Plan increases the change of control threshold from ownership of 20 percent or more of the total number of votes that may be cast for the election of Directors of Kimberly-Clark to 30 percent (to be consistent with the 2011 Equity Participation Plan described under Proposal 4).

Re-pricings/ Cash Buyouts Prohibited:	The 2011 Directors Plan prohibits any stock option or stock appreciation right (SAR) from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the option, and no stock option or SAR may be repurchased for cash at a time when the price is equal to or less than the fair market value of the underlying shares. These actions may be taken, however, subject to stockholder approval.
The 2001 Directors Plan did not contain this prohibition.

The following is a summary of the basic features of the 2011 Directors Plan, which is subject to the specific provisions of the full text of the 2011 Directors Plan included in Appendix A of this proxy statement.

Plan Term

The term of the 2011 Directors Plan is ten years, ending on April 20, 2021, unless the 2011 Directors Plan is terminated before that date by the Board.

Shares to be Granted

A maximum of 1,000,000 shares of our common stock was available for grant under the 2001 Directors Plan. As of February 28, 2011, approximately 655,000 shares of common stock remained available for issuance under the 2001 Directors Plan. If approved by stockholders, these remaining shares will be available for issuance under the 2011 Directors Plan.

Awards

Although other types of awards may be granted under the 2001 Directors Plan, currently, only restricted share units are issued. If outside director compensation practices change, the 2011 Directors Plan continues to permit the following types of awards:

Stock Options

The 2011 Directors Plan permits awards of options to acquire Kimberly-Clark common stock. The option price per share will be at least equal to the fair market value per share of Kimberly-Clark common stock at the date of grant. The option period will be 10 years from the date of grant. Payment of the option price may be made in cash, by check, or with shares of Kimberly-Clark common stock having a fair market value at the time of exercise equal to the option price. In general, no option may be exercised until one year after it has been granted, except that the 2011 Directors Plan provides that the options become exercisable in full if the Outside Director separates from service as a Director within the two year period following the date of a change of control of Kimberly-Clark, as defined in the 2011 Directors Plan.

If an Outside Director’s service is terminated for any reason other than death, retirement, disability or voluntary decision by the Outside Director not to stand for reelection to the Board, the options become exercisable only for the number of shares of common stock which were exercisable on the date of such termination. If an Outside Director dies, retires, becomes disabled, or voluntarily decides not to stand for reelection to the Board without having exercised an option in full, the remaining portion of the option may be exercised within the remaining period of the option. Under no circumstances, however, will an option be exercisable beyond 10 years from the date of the grant. Options are not transferable other than by will or by the laws of descent and distribution, provided that Outside Directors have the right to transfer options, to the extent allowed and subject to the same terms and conditions applicable to options granted to the Chief Executive Officer under the current equity participation plan.

Under the 2011 Directors Plan, the Board, by written notice to an Outside Director, may limit the period in which an option may be exercised to a period ending at least three months following the date of the notice, and/or limit or eliminate the number of shares subject to option after a period ending at least three months following the date of the notice.

Stock Appreciation Rights (SARs)

SARs offer Outside Directors the right to receive payment for the difference (spread) between the exercise price of the SAR and the fair market value of Kimberly-Clark common stock at the time of redemption. The Board may authorize payment of the spread for a SAR in the form of cash, common stock to be valued at its fair market value on the date of exercise, a combination of these, or by any other method as the Board may determine. SARs are generally subject to the same limitations and restrictions regarding exercise, transfer and forfeiture as are stock options.

Restricted Shares and Restricted Share Units

The Board may award restricted shares or restricted share units to Outside Directors. The Board may determine the number of restricted shares to be granted to Outside Directors and the periods during which the shares may not be transferred. During this restricted period, the restricted shares may not be sold or transferred by the Outside Director except in the case of death. Upon expiration of the restricted period, the restricted shares will be delivered to the Outside Director free of restrictions. Outside Directors who are awarded restricted shares will be entitled to vote these shares and to receive dividends declared on these shares during the restricted period.

The Board may also determine the number of restricted share units to be granted to Outside Directors and the periods during which the units may not be transferred. Unless otherwise determined by the Board, the restricted period for restricted share units begins on the date of grant and expires on the date the recipient retires from or otherwise terminates service on the Board. During this restricted period, the restricted share units may not be sold or transferred by the Outside Director except in the case of death. Upon expiration of the restricted period, payment of restricted share units will be made in cash or shares of common stock as determined by the Board at the time of grant. During the restricted period, an Outside Director who is awarded restricted share units will not be entitled to vote these units but will be credited with dividend equivalents equal in value to the dividends declared and paid on Kimberly-Clark common stock which will be reinvested in restricted share units at the then fair market value of Kimberly-Clark common stock on the date dividends are paid, and these dividend equivalents will not be paid unless and until the underlying awards are paid.

Administration; Termination

The 2011 Directors Plan is administered by the Board. The Board may amend, suspend, or discontinue the 2011 Directors Plan or amend any or all awards under the 2011 Directors Plan to the extent permitted by law and the rules of any stock exchange on which Kimberly-Clark common stock is listed, provided that no action may be taken if it would result in a failure to comply with applicable provisions of the federal securities or income tax laws or constitute a re-pricing, replacing, re-granting through cancellation or modifying without stockholder approval (except as provided in Section 7 of the 2011 Directors Plan) if the effect would be to reduce the exercise price for the shares underlying the option or SAR. However, if an amendment must be approved by the stockholders pursuant to law or the rules of any stock exchange on which Kimberly-Clark common stock is listed, any such proposed amendment will be submitted to the stockholders for approval.

The Board may, by written notice to an Outside Director, limit the period during which an option may be exercised to a period ending at least three months following the date of such notice, and/or limit or eliminate the number of shares subject to option after a period ending at least three months following the notice. Except as provided in the 2011 Directors Plan, no amendment, suspension or termination of the 2011 Directors Plan will adversely alter any rights granted to an Outside Director without the Outside Director’s consent.

Amendment; Expiration

Upon approval of the 2011 Directors Plan by stockholders, the Board will have the authority without further stockholder approval to further amend the 2011 Directors Plan from time to time, including amendments to increase the amount of the compensation payable in common stock from time to time, provided that the total number of shares of common stock issued under the 2011 Directors Plan may not exceed the amount previously approved by stockholders.

The authorization to issue common stock under the 2011 Directors Plan will expire on April 20, 2021, unless reapproved by stockholders. If for any reason shares cannot be issued, the value of any shares that cannot be issued will be paid in the form of cash.

Effect of Section 409A of the Code

Section 409A of the Internal Revenue Code of 1986 (the “Code”) imposes certain requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the 2011 Directors Plan may become immediately taxable. It is our intention that any agreement governing awards subject to Section 409A will comply with these rules.

U.S. Federal Tax Consequences

See Appendix B for a discussion of certain U.S. federal tax consequences regarding the 2011 Directors Plan.

Plan Benefits

See “Compensation of Directors” above for information concerning compensation to our Outside Directors under the 2001 Directors Plan. We do not anticipate any changes to this compensation upon adoption by the stockholders of the 2011 Directors Plan.

The Board of Directors unanimously recommends a vote FOR approval of the 2011 Outside Directors’ Compensation Plan.

PROPOSAL 4.  APPROVAL OF THE 2011 EQUITY PARTICIPATION PLAN

On February 18, 2011, our Board adopted the Kimberly-Clark Corporation 2011 Equity Participation Plan (the “2011 Plan”), subject to approval by our stockholders at the 2011 Annual Meeting. The 2011 Plan renews, amends and restates our 2001 Equity Participation Plan (the “2001 Plan”).

Our 2001 Plan expires on April 25, 2011. Our Board believes that the continuation of the plan is necessary because it enables us to attract, retain and motivate employees and officers, as well as align their interests with those of our stockholders. As a result, our Board approved the 2011 Plan, and it is submitted to our stockholders for approval.

The key changes in the 2011 Plan from the 2001 Plan are:

Name of Plan:	The 2001 Plan has been renamed as the 2011 Plan.

Number of Shares:	The 2011 Plan increases the number of shares of Kimberly-Clark common stock authorized for issuance under the 2001 Plan by 17,000,000. After taking into account the shares granted under the 2001 Plan, net of forfeitures, through February 28, 2011, as well as the approximately 3,300,000 shares we expect to grant under the 2001 Plan between March 1, 2011 and April 21, 2011, and expected forfeitures on April 23, 2011, we expect that approximately 26,800,000 shares of Kimberly-Clark common stock will be available under the 2011 Plan. The 2011 Plan provides for a maximum number of shares available for grants of restricted shares and restricted share units, performance awards settled in shares of Kimberly-Clark common stock, and all other stock-based awards settled in shares of Kimberly-Clark common stock (other than stock options and SARs). See “Shares Authorized; Share Limitations.”

Term:	The term of the 2011 Plan has been extended to April 20, 2021.

Vesting:	The 2011 Plan provides that an award (other than an award subject to performance goals) may not vest in whole in less than three years from the date of grant. Notwithstanding the preceding sentence, in certain limited situations such as for new hires, retirement and certain other limited situations warranting a shorter or no vesting period, as determined by the Committee, these awards may vest in whole in less than three years from the date of grant, provided that these awards do not constitute more than ten percent of the shares of Kimberly-Clark common stock covered by all awards granted in any calendar year. Awards subject to performance goals may not vest in whole in less than one year from the date of grant. See “Vesting.”

This provision was not in the 2001 Plan.

Re-pricings/ Cash Buyouts Prohibited:	The 2011 Plan prohibits, without stockholder approval, a stock option or a SAR from being repurchased for cash at a time when the price is equal to or less than the fair market value of the underlying shares. The 2011 Plan also prohibits any option or SAR from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the option.

The 2001 Plan did not contain the prohibition on cash repurchases of underwater options and SARs but did contain the above prohibition on re-pricings, replacings, re-grantings through cancellation and modifications without stockholder approval.

Dividend Equivalents:	The 2011 Plan provides that, unless otherwise determined by the Management Development and Compensation Committee (the “Committee”), dividend equivalents will be paid only to the extent the underlying awards vest.
This provision was not in the 2001 Plan.

Maximum Number of Shares Granted to a Participant:	Under the 2011 Plan, the maximum number of shares of common stock covered by awards which may be granted to any participant within any calendar year period cannot exceed 1,500,000 in the aggregate, except that in connection with participant’s initial service, a participant may be granted awards covering up to an additional 1,500,000 shares. Notwithstanding this change, we do not anticipate any changes to our grant practices.

Under the 2001 Plan, the maximum number of shares of common stock covered by awards that could be granted to any participant within any two consecutive calendar year periods could not exceed 1,500,000 in the aggregate.

Clawback Policy:	Under the 2011 Plan, the Committee may require awards with performance goals under the 2011 Plan to be subject to any policy adopted by Kimberly-Clark relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved.

This provision was not in the 2001 Plan.

Authority of CEO to Approve Scheduled Annual Grants:	The 2011 Plan provides that the Chief Executive Officer may be delegated authority by the Committee to approve scheduled annual grants of awards. Only the Committee may grant awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), which includes our executive officers.
This provision was not in the 2001 Plan.

Other Changes:	The 2011 Plan provides that, if The Wall Street Journal is not available to determine the closing price of Kimberly-Clark common stock, the Committee may use another reasonable method of valuation that complies with Section 409A of the Code.

The 2011 Plan specifically expands the performance goals and provides they can include any other financial, accounting or quantitative metric determined by the Committee.

The 2011 Plan specifically provides that the Committee cannot change or modify performance criteria to increase the amount payable for any employee who is or may be a “covered employee” as defined in Section 162(m) of the Code.

The 2011 Plan provides additional administrative details regarding tandem grants, SARs, performance awards and other stock-based awards.

The 2011 Plan describes how the number of shares available for awards is reduced for exercises, settlements or vestings of awards.

Participants granted restricted shares or restricted share units under the 2011 Plan are no longer entitled to designate a beneficiary. Upon a participant’s death the participant’s rights under the award will pass by will or the laws of descent and distribution.

The following is a summary of the basic features of the 2011 Plan, which is subject to the specific provisions of the full text of the 2011 Plan included in Appendix C of this proxy statement.

Purpose

The purpose of the 2011 Plan is to encourage ownership in Kimberly-Clark by those employees who have contributed, or are determined to be in a position to materially contribute, to our success. Equity participation plans are significant factors in attracting and retaining management talent, encouraging key employees to identify more closely with the interests of the stockholders and providing incentive and reward for long-term growth and performance.

As with the 2001 Plan, the 2011 Plan allows us to continue to grant stock options, SARs, restricted shares, restricted share units, performance awards and other stock-based awards.

Plan Term

The term of the 2011 Plan is for an additional ten years, ending on April 20, 2021, unless the 2011 Plan is terminated before that date by the Committee.

Administration

The 2011 Plan, if approved, will be administered by the Committee. Each member of the Committee is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an Independent Director. If all members of the Committee are not Disinterested Directors (as defined in the 2011 Plan), the 2011 Plan will be administered by a committee appointed by the Board of two or more directors, all of whom are Disinterested Directors.

Under the terms of the 2011 Plan, the Committee will from time to time select participants, determine the extent of participation and make all other necessary decisions and interpretations under the 2011 Plan.

The Committee may delegate its authority under the 2011 Plan, including the authority to grant awards. This delegation of authority, however, is limited as follows:

•	Only the Committee may grant awards under the 2011 Plan to participants who are subject to Section 16 of the Exchange Act (which includes our executive officers).

•	The maximum number of shares of common stock covered by awards to newly hired employees or to respond to special recognition or retention needs that may be granted by the Chief Executive Officer cannot exceed 200,000 in any calendar year. This 200,000 limitation does not apply to any delegation by the Committee to the Chief Executive Officer with respect to scheduled annual grants of awards (but these annual grants are subject to the other limitations on delegations of authority).

•	The authority to grant awards is limited to grants by the Chief Executive Officer subject to the requirements of Section 157(c) of the Delaware General Corporation Law and no delegation may result in the disallowance of a deduction under Section 162(m).

•	The Chief Executive Officer does not have the authority to grant awards to himself.

Eligibility

The participants in the 2011 Plan will be those employees who, in the opinion of the Committee, are in a position to contribute materially to the success of Kimberly-Clark or have in the past so contributed. Only employees (including officers and directors who are employees) of Kimberly-Clark and our affiliates are eligible to participate in the 2011 Plan.

Awards under the 2011 Plan will be made by the Committee, or by the Chief Executive Officer to the extent he has been delegated authority to grant awards to participants as described above. No determination has been made as to awards that may be granted under the 2011 Plan, although it is anticipated that recipients of awards will include our current executive officers. Currently, Kimberly-Clark and our affiliates have approximately 3,000 employees and officers eligible to participate in the 2011 Plan.

Because the granting of options under the 2011 Plan is at the discretion of the Committee, it is not currently possible to indicate which persons (including the persons identified in the Summary Compensation Table, all current executive officers as a group, and all employees, including current officers who are not executive officers, as a group) may be granted awards or options. Also, it is not currently possible to estimate the number of option shares that may be awarded. For information concerning awards granted in 2010 to our named executive officers under the 2001 Plan, which is substantially similar to the 2011 Plan, see “Executive Compensation — Grants of Plan Based Awards” below.

During 2008, 2009 and 2010, we made awards to an average of 1,500 employees per year, covering an average of approximately 4,400,000 shares per year under our 2001 Plan. However, these amounts are not necessarily indicative of the number of participants or the number of shares that might be awarded under the proposed 2011 Plan.

Shares Authorized; Share Limitations

The 2011 Plan increases the number of shares of Kimberly-Clark common stock authorized for issuance under the 2001 Plan by 17,000,000, making the total number of shares authorized for issuance under the 2011 Plan 67,000,000. This 67,000,000 amount includes shares for awards previously granted under the 2001 Plan. After taking into account the shares granted under the 2001 Plan, net of forfeitures, through February 28, 2011, as well as the approximately 3,300,000 shares we expect to grant under the 2001 Plan between March 1, 2011 and April 21, 2011, and expected forfeitures on April 23, 2011, we expect that approximately 26,800,000 shares of Kimberly-Clark common stock will be available under the 2011 Plan on that date.

Of the shares authorized for issuance under the 2011 Plan after the Annual Meeting, all of the 67,000,000 shares is authorized for grants of options and SARs under the 2011 Plan, and not more than 23,000,000 of the 67,000,000 (which is 5,000,000 of the additional 17,000,000 shares) is authorized for grants of restricted shares and restricted share units, performance awards settled in shares of Kimberly-Clark common stock, and all other non-option or SAR stock-based awards settled in shares of Kimberly-Clark common stock. Of the approximately 26,800,000 shares of Kimberly-Clark common stock that will be available under the 2011 Plan, as described above, we expect that approximately 14,800,000 shares will be available for grants of restricted shares and restricted share units, performance awards settled in shares of Kimberly-Clark common stock, and all other non-option or SAR stock-based awards settled in shares of Kimberly-Clark common stock under the 2011 Plan.

The 2011 Plan describes how the number of shares available for awards is reduced for exercises, settlements or vestings of awards. Shares subject to stock options and SARs that become ineligible for purchase, restricted share units, performance awards and other stock-based awards that are retired through forfeiture or maturity other than those that are retired through the payment of common stock, and restricted shares that are forfeited during the restricted period due to any applicable transferability restrictions will again become available under the 2011 Plan to the extent permitted by Section 16 of the Exchange Act.

The total number of shares of Kimberly-Clark common stock available for awards under the 2011 Plan will be reduced by the maximum number of shares issued upon exercise or settlement of options and SARs granted, as well as shares retained or withheld in satisfaction of a participant’s withholding. Shares that were subject to an option or SAR and were not issued upon the net settlement or net exercised of the option or SAR may not again be made available for issuance under the 2011 Plan. All other awards (except restricted share units subject to performance goals, performance awards, other stock-based awards subject to performance goals and dividend equivalents) will reduce the total number of shares available for awards under the stock award pool by the number of shares vested under the Award. Restricted share units subject to performance goals, performance awards and other stock-based awards subject to performance goals will reduce the total number of shares available for awards under the stock award pool by the target number of shares to be issued under grants of restricted share units subject to performance goals, grants of performance awards and grants of other stock-based awards, and the number of shares will then be adjusted accordingly upon actual vesting of these awards. Dividend equivalents on restricted share units, performance awards and other stock-based awards subject to performance goals will reduce the total number of shares available for awards under the stock award pool by the number of shares of common stock vested upon vesting of the underlying award. Any award that may be settled only in cash will reduce the number of shares available for awards, including, as applicable, the stock award pool.

The maximum number of shares of common stock covered by all awards under the 2011 Plan that are granted to any participant within any calendar year period will not exceed 1,500,000 in the aggregate, except that, in connection with a participant’s initial service, a participant may be granted awards covering up to an additional 1,500,000 shares.

Section 162(m)

Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to its chief executive officer and the three other most highly compensated officers other than the principal financial officer. However, “qualified performance-based compensation” is not subject to the $1,000,000 deduction limit. Awards under the 2011 Plan are designed to qualify as qualified performance-based compensation, by satisfying the following requirements: (1) the performance goals are determined by the Committee consisting solely of outside directors; (2) the material terms under which the compensation is to be paid, including examples of the performance goals, are approved by a majority of votes cast by our stockholders; and (3) if applicable, the Committee certifies that the applicable performance goals and any other material terms were satisfied before payment of any performance-based compensation is made.

Awards

All awards are expected to be evidenced by an award agreement between us and the individual participant. In the discretion of the Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

The types of awards under the 2011 Plan include:

Stock Options

The 2011 Plan employs market value as a basis for rewarding performance through the use of incentive stock options under Section 422 of the Code (“Incentive Stock Options”) and stock options which are not Incentive Stock Options (“Nonqualified Stock Options”) to acquire Kimberly-Clark common stock. The option price per share will be at least equal to the fair market value per share of Kimberly-Clark common stock at the date of grant. The option period will be no more than 10 years from the date of grant. Options will only become exercisable (1) after specified periods of employment after grant (generally, 30 percent after the first year, 30 percent after the second year and the remaining 40 percent after the third year), (2) if earlier, upon the employee’s termination of employment without cause following a change of control of Kimberly-Clark, or (3) as otherwise determined by the Committee. The 2011 Plan also provides the Committee with discretion to require performance-based standards to be met before option awards will vest. The option price, as well as any withholding tax, is payable in full in cash at the time of exercise, or at the discretion of the Committee in shares of Kimberly-Clark common stock transferable to us and having a fair market value on the transfer date equal to the amount payable to us.

If the participant terminates employment for any reason other than death, disability, retirement or without cause following a change of control of Kimberly-Clark, the then-exercisable portion of the option will only be exercisable for three months following such termination. The entire unexercised portion of the option is exercisable within three years from the date of death or disability of a participant, within five years of the date of retirement of a participant, or within the remaining period of the option, whichever is earlier, unless otherwise determined by the Committee. Under no circumstances, however, will an option be exercisable beyond 10 years from the date of the grant.

Under the 2011 Plan, the Committee, by written notice to a participant, may limit the period in which an incentive stock option may be exercised to a period ending at least three months following the date of the notice, and/or limit or eliminate the number of shares subject to an incentive stock option after a period ending at least three months following the date of the notice.

Stock Appreciation Rights (SARs)

SARs offer recipients the right to receive payment for the difference (spread) between the exercise price of the SAR and the fair market value of Kimberly-Clark common stock at the time of redemption. The Committee may authorize payment of the spread for a SAR in the form of cash, common stock to be valued at its fair market value on the date of exercise, a combination of these, or by any other method as the Committee may determine. SARs are generally subject to the same limitations and restrictions regarding exercise, transfer and forfeiture as are stock options.

Restricted Shares and Restricted Share Units

The 2011 Plan permits the Committee to award restricted shares or restricted share units to participants. The Committee may determine the number of restricted shares to be granted to participants and the periods during which the shares may not be transferred. Unless otherwise determined by the Committee, the transferability restrictions will last for a period of three to ten years from the date of grant. During this restricted period, the restricted shares may not be sold or transferred by the participant except in the case of death. Upon expiration of the restricted period, the restricted shares will be delivered to the participant free of restrictions. A participant who is awarded restricted shares will be entitled to vote these shares and to receive dividends declared on these shares during the restricted period.

The Committee may also determine the number of restricted share units to be granted to participants and the periods during which the units may not be transferred. During this restricted period, the restricted share units may not be sold or transferred by the participant except in the case of death. Upon expiration of the restricted period, payment of restricted share units will be made in cash or shares of common stock as determined by the Committee at the time of grant. During the restricted period, a participant who is awarded restricted share units will not be entitled to vote these units. Unless otherwise determined by the Committee, (i) during this restricted period participants will be credited with dividend equivalents equal in value to the dividends declared and paid on Kimberly-Clark common stock, (ii) these dividend equivalents will be reinvested in restricted share units at the then fair market value of Kimberly-Clark common stock on the date dividends are paid, and (iii) the dividend equivalents will be paid only to the extent the underlying awards vest.

Performance Awards

The 2011 Plan permits the Committee to grant performance awards to participants. Performance awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of the Award are subject to performance goals and any additional conditions or terms as the Committee may designate. A performance award granted may be denominated or payable in cash, Kimberly-Clark common stock (including, without limitation, restricted shares), other securities or other awards. The performance awards denominated in shares may earn dividend equivalents; however, unless otherwise determined by the Committee, dividend equivalents for performance awards will accrue and will not be paid unless and until the underlying awards vest.

Other Stock-Based Awards

The Committee may grant other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Kimberly-Clark common stock, as are deemed by the Committee to be consistent with the purposes of the 2011 Plan. The Committee will determine the terms and conditions of these awards.

Performance Goals

The 2011 Plan provides that specific performance goals may be established by the Committee, which, if achieved, will result in the amount of payment, or the early payment, of an award under the 2011 Plan. The performance goals may consist of one or more or any combination of the following criteria: return on invested capital, stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total stockholder return, gross margin, net sales, operating profit return on sales, costs and/or such other financial, accounting or quantitative metric determined by the Committee. The performance goals may be described in terms that are related to the individual participant, to Kimberly-Clark as a whole, or to a subsidiary, division, department, region, function or business unit of Kimberly-Clark in which the participant is employed. The Committee, in its discretion, may change or modify these criteria; however, in the case of any award to any employee who is or may be a “covered employee” (as defined in Section 162(m) of the Code), the Committee has no discretion to increase the amount of compensation that would otherwise be due on attainment of the goal, and at all times the criteria must meet the requirements of Section 162(m) of the Code, or any successor section, to the extent applicable.

Vesting

Under the 2011 Plan, no award (other than awards subject to performance goals) may vest in whole in less than three years from the date of grant. Notwithstanding the preceding sentence, in certain situations such as for new hires, retirement, and other situations warranting a shorter or no vesting period as determined by the Committee, these awards may vest in whole in less than three years from the date of grant, provided that these awards do not constitute more than ten percent of the shares of Kimberly-Clark common stock covered by all awards granted in any calendar year period. Awards subject to performance goals may not vest in whole in less than one year from the date of grant.

Amendment of the 2011 Plan; Modifications of Awards

The 2011 Plan provides that the Committee may amend, suspend or discontinue the 2011 Plan or amend any or all awards under the 2011 Plan to the extent permitted by law, permitted by the rules of any stock exchange on which Kimberly-Clark common stock is listed, permitted under applicable provisions of the Securities Act of 1933 and the Exchange Act, and that the action would not result in the disallowance of a deduction to Kimberly-Clark under Section 162(m) of the Code. However, if an amendment must be approved by the stockholders, any such proposed amendment will be submitted to the stockholders for approval. Except as provided in the 2011 Plan, no amendment, suspension or termination of the 2011 Plan will adversely alter any rights granted a participant under the 2011 Plan.

Under the 2011 Plan, the Committee may, by written notice to a participant, (i) limit the period in which an incentive stock option may be exercised to a period ending at least three months following the date of such notice, (ii) limit or eliminate the number of shares subject to an incentive stock option after a period ending at least three months following the date of such notice, (iii) accelerate the restricted period with respect to the restricted shares, restricted share units, performance awards and other stock-based awards granted under the 2011 Plan, (iv) subject any performance-based award or any other award subject to performance goals to any policy adopted by Kimberly-Clark relating to the recovery of the award to the extent it is determined that the performance goals were not actually achieved or (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, common stock, other securities or other awards, or cancelled, forfeited, or suspended, and the method by which awards may be settled, exercised, cancelled, forfeited or suspended. However, the Committee may not take any action to the extent that it would result in the disallowance of a deduction to Kimberly-Clark under Section 162(m) of the Code. Further, any restricted share units, performance awards and other stock-based awards that are required to meet the requirements of Section 409A of the Code will be settled in a manner that complies with that section. Except as provided in the 2011 Plan, no amendment, suspension, or termination of the 2011 Plan or any awards under the 2011 Plan will, without the consent of the participant, adversely alter or change any of the rights or obligations under any awards or other rights previously granted to the participant.

Re-pricings and Cash Buyouts Prohibited

Except in connection with a change in Kimberly-Clark common stock or the capitalization of Kimberly-Clark as provided in Section 17 of the 2011 Plan, no option or SAR may be re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the option, and no stock option or SAR may be repurchased for cash at a time when the price is equal to or less than the fair market value of the underlying shares. The Committee may take these actions, however, subject to the approval of stockholders.

Effect of Change of Control

In the event of a “Qualified Termination of Employment” (as defined in the 2011 Plan) of a participant in the 2011 Plan in connection with a “Change of Control” of Kimberly-Clark (as defined in the 2011 Plan), all of the awards not subject to performance goals would become fully vested. Any awards subject to performance goals with a performance period starting after January 1, 2009 will vest at the average performance-based restricted share unit payout for awards for the three prior fiscal years. Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2011 Plan constitute a parachute payment under Section 280G of the Code, the 2011 Plan provides that the amounts will be reduced to the extent necessary to provide the participant with the greatest aggregate net after tax receipt.

The 2011 Plan provides that, if pending a change of control, the Committee determines that Kimberly-Clark common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2011 Plan (for example, as a result of the failure of the acquiring company to assume outstanding grants), then all options (other than incentive stock options) and SARs will become exercisable, in a manner deemed fair and equitable by the Committee, immediately prior to the consummation of the change of control. In addition, the restrictions on all restricted stock will lapse and all restricted share units, performance awards and other stock-based awards will vest immediately prior to the consummation of the change of control and will be settled upon the change of control in cash equal to the fair market value of the restricted share units, performance awards and other stock-based awards at the time of the change of control.

Non-Transferability of Awards

During a participant’s lifetime, options shall be exercisable only by that participant. Awards are not transferable other than by will or the laws of descent and distribution upon the participant’s death. However, the Committee may grant to designated participants the right to transfer awards, to the extent allowed under Rule 16b-3 of the Exchange Act, subject to the terms and conditions of administrative rules approved by the Committee.

Use of Proceeds

The proceeds we receive from the sale of stock under the 2011 Plan will be used for general corporate purposes.

U.S. Federal Tax Consequences

See Appendix D for a discussion of certain U.S. federal tax consequences regarding the 2011 Plan.

Closing Quotation

The closing quotation of Kimberly-Clark common stock on February 28, 2011 was $65.90 per share.

The Board of Directors unanimously recommends a vote FOR approval of the 2011 Equity Participation Plan.

Equity Compensation Plan Information

The following table gives information about Kimberly-Clark’s common stock that may be issued upon the exercise of options, warrants, and rights under all of Kimberly-Clark’s equity compensation plans as of December 31, 2010.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding	(excluding securities
	warrants, and rights	options, warrants,	reflected in column (a))
	(In millions)	and rights	(In millions)
	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	28.4 (2)	$61.63	10.1
Equity compensation plans not approved by stockholders(3)	0.3 (4)	$57.65	0.7

Total	28.7	$61.62	10.8

(1)	Includes the 1992 Equity Participation Plan (the “1992 Plan”) and the 2001 Plan. As of December 31, 2010, there were 406.9 million shares of Kimberly-Clark common stock outstanding, and the weighted average remaining term of options outstanding was 5.1 years.

(2)	Includes 2.7 million restricted share units granted under the 2001 Plan (including shares that may be issued pursuant to outstanding performance-based restricted share units, assuming the target award is met; actual shares issued may vary, depending on actual performance). Upon vesting, a share of Kimberly-Clark common stock is issued for each restricted share unit. Column (b) does not take these awards into account because they do not have an exercise price.

(3)	Includes the Outside Directors’ Compensation Plan and certain acquired equity compensation plans. See below for description of the Outside Directors’ Compensation Plan.

(4)	Includes 0.2 million restricted share units granted under the Outside Directors’ Compensation Plan. Upon vesting, a share of Kimberly-Clark common stock is issued for each restricted share unit. Column (b) does not take these awards into account because they do not have an exercise price.

Outside Directors’ Compensation Plan

In 2001, our Board approved the Outside Directors’ Compensation Plan. A maximum of 1,000,000 shares of Kimberly-Clark common stock is available for grant under this plan. The Board may grant awards in the form of stock options, SARs, restricted stock, restricted share units, or any combination of cash, stock options, SARs, restricted shares or restricted share units under this plan. The Outside Directors’ Compensation Plan is proposed to be amended, among other things, to extend its term through April 20, 2021, subject to stockholder approval. See “Proposal 3. Approval of the 2011 Outside Directors’ Compensation Plan.”

PROPOSAL 5.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

In Part Four of this proxy statement, we describe in detail our executive compensation program, including its objectives, policies and components. See, “Executive Compensation — Compensation Discussion and Analysis.” As discussed in that section, our executive compensation program seeks to align the compensation of our executives with the objectives of our Global Business Plan. To this end, the Management Development and Compensation Committee (the “Committee”) has adopted executive compensation policies that are designed to achieve the following objectives:

•	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

•	Stockholder Alignment. Align the financial interest of our executives with those of our stockholders.

For a more detailed discussion of how our executive compensation program reflects the objectives and policies, including information about the fiscal year 2010 compensation of our named executive officers, please see “Executive Compensation — Compensation Discussion and Analysis.”

As noted above, a key focus of the Committee is pay for performance. To this end, 88 percent of our Chief Executive Officer’s 2010 total annual compensation target was performance-based, and 75 percent of the other named executive officers’ total annual compensation target was performance-based. See “Executive Compensation — Compensation Discussion and Analysis — Direct Annual Compensation.” Additionally, the Committee follows a rigorous process that evaluates our performance versus the performance of our peer group when it approves the actual annual incentive compensation to be paid. This approach helps to ensure our compensation approach is effectively linking pay and performance.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the Corporation’s stockholders on an advisory basis.”

The say-on-pay vote is advisory and is therefore not binding on Kimberly-Clark, the Committee or our Board. The Committee and our Board value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of our executive compensation program for our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL 6.  ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives stockholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation, such as Proposal 5 above. By voting on this Proposal 6, stockholders can indicate whether they would prefer an advisory vote on executive compensation every one, two, or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every one year is the most appropriate alternative for Kimberly-Clark, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation objectives, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the frequency preferred by stockholders for which the Corporation is to hold an advisory stockholder vote to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our Board or Kimberly-Clark in any way, our Board may decide that it is in the best interests of our stockholders and Kimberly-Clark to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors unanimously recommends a vote for the option of every ONE YEAR as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers.

PART FOUR
OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2010 regarding the number of shares of our common stock beneficially owned by each director and nominee, by each executive officer named in “Executive Compensation” (collectively, the “named executive officers”) and by all directors, nominees and executive officers as a group.

			Percent
	Amount and Nature of		of
Name	Beneficial Ownership(1)(2)(3)(4)		Class

Robert E. Abernathy	661,547	(5)	*
John R. Alm	15,061	(6)	*
Dennis R. Beresford	21,660		*
John F. Bergstrom	36,793	(5)(7)	*
Robert W. Black	152,845	(5)	*
Abelardo E. Bru	12,565		*
Mark A. Buthman	422,020	(5)	*
Robert W. Decherd	61,122	(5)(8)	*
Thomas J. Falk	1,993,123	(5)(9)	*
Mae C. Jemison, M.D.	23,262	(5)	*
James M. Jenness	9,874		*
Nancy J. Karch	1,313		*
Anthony J. Palmer	110,215	(5)(10)	*
Ian C. Read	8,679		*
Linda Johnson Rice	29,855	(5)(11)	*
Marc J. Shapiro	48,445	(5)	*
G. Craig Sullivan	16,531	(12)	*
All directors, nominees and executive officers as a group (23 persons)	4,356,023	(5)(13)	1.06

*	Each director, nominee and named executive officer owns less than one percent of the outstanding shares of our common stock.

(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.

(3)	For each named executive officer, share amounts include restricted share units granted under our 2001 Equity Participation Plan (the “2001 Plan”) as indicated below. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Part Four — Other Important Information — Executive Compensation — Outstanding Equity Awards” for additional information regarding these grants.

	Time-Vested	Performance-Based
	Restricted Share	Restricted Share
Name	Units(#)	Units(#)

Robert E. Abernathy	17,882	71,142
Robert W. Black	9,002	47,283
Mark A. Buthman	8,164	57,962
Thomas J. Falk	38,623	252,545
Anthony J. Palmer	9,270	32,707

(4)	For each director who is not an officer or employee of Kimberly-Clark or any of Kimberly-Clark’s subsidiaries or equity companies, share amounts include restricted share units and shares of restricted stock granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote (4) to the 2010 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2010.

(5)	Includes shares of common stock held by the trustee of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “401(k) Profit Sharing Plan”) for the benefit of, and that are attributable to, the accounts in the plans of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2010 by:

Number of Shares That Could be Acquired
Name	Within 60 Days of December 31, 2010

Robert E. Abernathy	456,329
John F. Bergstrom	2,745
Robert W. Black	89,653
Mark A. Buthman	286,395
Robert W. Decherd	8,236
Thomas J. Falk	1,328,885
Mae C. Jemison, M.D.	5,084
Anthony J. Palmer	55,580
Linda Johnson Rice	5,084
Marc J. Shapiro	17,924
All directors, nominees and executive officers as a group (23 persons)	2,733,225

(6)	Includes 3,500 shares held by the trustee of the supplemental 401(k) plan maintained by Mr. Alm’s former employer.

(7)	Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(8)	Voting and investment power with respect to 32,250 of the shares is shared with Mr. Decherd’s spouse.

(9)	Includes 39,207 shares held by TKM, Ltd. and 321,837 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, (ii) a trust controlled by Mr. Falk and his spouse as limited partners, and (iii) two family trusts previously established for the benefit of Mr. Falk’s child as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, and (ii) a trust controlled by Mr. Falk and his spouse as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd. TKM, Ltd. also has the right to acquire 33,775 shares within 60 days of December 31, 2010. These 33,775 shares are included in the 1,328,885 shares listed for Mr. Falk in footnote (5) above.

(10)	Does not include 2,586 phantom stock units held by Mr. Palmer in the Kimberly-Clark Corporation Supplemental Retirement 401(k) and Profit Sharing Plan (the “Supplemental 401(k) Plan”). For a detailed description of the Supplemental 401(k) Plan, See Part Four — Nonqualified Deferred Compensation — Overview of Qualified and Non-Qualified Plans.

(11)	Includes 300 shares held by a trust for the benefit of Ms. Johnson Rice’s daughter and for which Ms. Johnson Rice serves as a co-trustee and shares voting and investment power.

(12)	Includes 2,000 shares held by a trust for the benefit of Mr. Sullivan’s children and for which Mr. Sullivan serves as the sole trustee.

(13)	Voting and investment power with respect to 437,794 of the shares is shared.

To further align management’s financial interests with those of the stockholders, we maintain stock ownership guidelines for key managers, including our named executive officers. See “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis — Additional Compensation Information — Target Stock Ownership Guidelines.”

In addition, our Corporate Governance Policies provide that, within three years of joining the Board, all Outside Directors should own an amount of our common stock or share units at least equal in value to three times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted stock and restricted share units (whether or not any applicable restrictions have lapsed), but not stock options (whether vested or unvested). As of December 31, 2010, the stock ownership levels specified by these guidelines had been met or exceeded by each of the Outside Directors, other than Ms. Karch who was elected to the Board in June 2010.

The following table sets forth the information, as of December 31, 2010, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

	Number of Shares	Percentage
	of Common Stock	of Common
Name and Address of Beneficial Owner	Beneficially Owned	Stock Outstanding

BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	24,795,532	6.08

(1)	The address and number of shares of our common stock beneficially owned by BlackRock, Inc. are based on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 7, 2011. According to the filing, BlackRock, Inc. had sole voting and dispositive power with respect to 24,795,532 shares, and did not have shared voting or dispositive power as to any shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide investors with an understanding of our compensation policies and decisions regarding compensation for our named executive officers for 2010. Our named executive officers are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

We will first provide a brief Executive Summary of this CD&A section. We will then discuss and analyze the following topics in this CD&A:

• Executive Compensation Objectives and Policies	44
• Elements of Executive Compensation Program	44
• Peer Group for Executive Compensation Purposes	45
• Direct Annual Compensation	46
• Process for Setting Direct Annual Compensation	47
• Chief Executive Officer Direct Annual Compensation	47
• Annual Cash Compensation	48
• Base Salary	48
• Annual Cash Incentives	48
• Committee Assessment of 2010 Annual Cash Incentive Performance	51
• Payouts for 2010	52
• Information Regarding Annual Cash Incentive Payouts from 2006 through 2010	52
• Long-Term Equity Incentive Compensation	52
• Performance-Based Restricted Share Unit Awards	53
• 2010-2012 Performance-Based Restricted Share Unit Goals and Targets	53
• 2007-2009 Performance-Based Restricted Share Unit Goals and Targets	53
• Vesting Levels of Outstanding Performance-Based Restricted Share Unit Awards	54
• Stock Option Awards	54
• Retention Grants of Time-Vested Restricted Share Unit Awards	54
• Retirement Benefits	54
• Pension Plans	55
• Defined Contribution Plans	55
• Other Compensation	55
• Post-Termination Benefits	56
• Severance Pay Plan	56
• Executive Severance Plan	56
• Executive Compensation for 2011	56
• Base Salary	56
• Annual Cash Incentives	56
• Long-Term Equity Incentive Compensation	57
• Additional Compensation Information	58
• Use of Independent Compensation Consultant	58
• Role of the Chief Executive Officer in Compensation Decisions	58
• Analysis of Risks Arising from Design of Executive Compensation Program	58
• Timing of Long-Term Equity Grants	58
• Policy on Incentive Compensation Clawback	59
• Target Stock Ownership Guidelines	59
• Tax Deduction for Executive Compensation	60

Executive Summary

The Management Development and Compensation Committee of our Board (the “Committee”) authorized an executive compensation program in 2010 that is designed to achieve our executive compensation objectives described below. The principal elements of that program include a base salary, an annual cash incentive and an annual grant of long-term equity incentives. Consistent with our pay-for-performance objective, a significant portion of the 2010 annual cash compensation and long-term equity incentive compensation for our named executive officers was performance-based.

Committee Assessment of 2010 Performance.  With respect to 2010 performance, the Committee concluded that:

•	management underdelivered 2010 financial targets, and

•	2010 presented a challenging environment, where management effectively leveraged financial and cost discipline and invested for our future growth and long term success.

Because the Committee concluded that performance was below target, the Committee approved annual cash incentives below the target amount. The Committee believes that management continues to build the foundation for long term performance through continued implementation of our Global Business Plan, which the Committee and management believe to be strategically sound.

Pay-for-Performance Analysis.  As part of the Committee’s pay-for-performance review, the Committee considered our performance relative to our peer group, including revenue, earnings per share (“EPS”), return on invested capital (“ROIC”) in 2008 and 2009, and operating profit return on sales (“OPROS”) in 2010, which were the corporate performance factors of the annual cash incentives for those years. For information on these measures, see “Annual Cash Incentives.” As shown below, our performance relative to our peer group is tracked and evaluated on a quartile basis, which is then reviewed with information on our corporate key financial goal payout and CEO annual incentive payout relative to the 100 percent target. Under this approach, performance in the first or second quartile generally warrants above target payouts, and performance in the third and fourth quartile generally warrants below target payouts. The Committee believes the analysis below for 2008, 2009 and 2010 demonstrates that our pay-for-performance approach is highly effective in linking pay and performance.

*	Kimberly-Clark’s amounts are adjusted. See page 41 of our 2009 proxy statement and “Annual Cash Compensation — Annual Cash Incentives” below for a discussion of these adjustments. Because full-year data were not available for all peer group companies as of January 2011, 2010 results represent first through third quarter 2010 data compared to first through third quarter 2009 data (for peer group companies in which full-year data are not available); otherwise, 2010 results represent full-year result 2010 data compared to full-year result 2009 data.

The following chart illustrates pay for performance over the last five years, comparing the five-year cumulative return of our stock to the Chief Executive Officer’s target direct annual compensation and actual comprehensive direct compensation (as defined below). The target direct annual compensation levels for the Chief Executive Officer are compared to the median of our peer group, as described in more detail below. The aggregate amount of his actual comprehensive direct compensation is based on our performance and reflects actual and projected payouts of long-term equity incentive grants, which the Committee believes should be analyzed when reviewing target direct annual compensation levels (given that target levels, when set by the Committee, reflect our anticipated, rather than actual, performance). The Committee sets performance targets to encourage our long-term growth; the chart below demonstrates that the Chief Executive Officer’s actual compensation tracks our cumulative total return of our stock over the five-year period.

*	Chief Executive Officer actual comprehensive direct compensation includes annualized base salary for the year, actual annual cash incentive paid with respect to the year, gains received from option exercises or the in-the-money value of stock options outstanding (based on the closing price of our common stock on December 31, 2010 of $63.04 per share) reflected in the year the option was granted, value realized from vestings of time-vested and performance-based restricted share units reflected in the year the units were granted, and projected vesting value from unvested time-vested and performance-based restricted share units reflected in the year the units were granted (based on the closing price of our common stock on December 31, 2010 of $63.04 per share and assuming the projected vesting values set forth in “Vesting Levels of Outstanding Performance-Based Restricted Share Units”). Actual comprehensive direct compensation does not include the value of dividends and dividend equivalents.

Other Key Features of Executive Compensation Program.  As part of the Committee’s ongoing review of our executive compensation program in comparison to developing trends, as well as in response to economic conditions, several changes have been implemented to our executive compensation program in recent years, including:

•	dividend equivalents are not paid on unvested performance-based restricted share units granted to our named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest,

•	executive officers no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits,

•	personal use of corporate aircraft by the Chief Executive Officer is limited to an aggregate annual incremental cost to Kimberly-Clark of $100,000, and personal use of corporate aircraft by other executive officers is generally prohibited unless there is no incremental cost to Kimberly-Clark for the use, and

•	compensation and benefit service is no longer accrued under our defined benefit pension plans for our named executive officers, as well as most of our U.S. employees, for plan years after 2009. These employees participate in our 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, which have a profit sharing contribution based on our profit performance.

The Committee believes these measures to be appropriate in light of evolving executive compensation practices, while still providing a competitive compensation package to our executive officers.

Executive Compensation Objectives and Policies

The Committee is responsible for establishing and administering our policies governing the compensation of our elected officers, including our named executive officers. Consistent with its charter, the Committee has adopted executive compensation policies that are designed to achieve the following objectives:

•	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

•	Stockholder Alignment. Align the financial interest of our executives with those of stockholders.

These compensation objectives and policies seek to align the compensation of our elected officers, including our named executive officers, with the objectives of our Global Business Plan. Our Global Business Plan, established by our senior management and the Board, is designed to make Kimberly-Clark a stronger and more competitive company and to increase our total return to stockholders.

Elements of Executive Compensation Program

For 2010, the Committee authorized an executive compensation program to effect these objectives. The following table provides additional information regarding how the program is designed to achieve these objectives:

Element	Objectives	Purpose	Target Competitive Position

Base salary	• Pay-for-performance • Quality of talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer group • Actual base salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	• Pay-for-performance
Motivate and reward achievement of the following annual performance goals:
• corporate key financial goals
• other corporate financial and
strategic performance goals
• performance of the business unit or staff function of the individual, as applicable
• Target compared to median of peer group • Actual payout will vary based on actual corporate and business unit or staff function performance

Element	Objectives	Purpose	Target Competitive Position

Long-term equity incentive	• Stockholder alignment • Focus on long-term success • Pay-for-performance • Quality of talent
Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:
• performance-based restricted
share units
• stock option grants
Time-vested restricted share units may be granted from time to time for retention or other purposes

• Target compared to median of peer group
• Actual payout of performance-based restricted share units will vary based on actual corporate performance
• Actual payout will also vary based on actual stock performance

Retirement benefits	• Quality of talent	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer group

Perquisites	• Quality of talent	Provide minimal additional benefits	• Subject to review and approval by the Committee on a case-by-case basis

Post-termination compensation (severance and change of control)	• Quality of talent
Encourage attraction and retention of executives critical to our long-term success and competitiveness:
• Severance Pay Plan, which
provides eligible employees with payments and benefits in the event of certain involuntary terminations
• Executive Severance Plan, which provides executives payments in the event of a qualified separation of service following a change of control
• Subject to review and approval by the Committee on a case-by-case basis

When setting compensation for our executive officers, the Committee considers direct annual compensation, which consists of the base salary, annual cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, other than to the extent that they affect direct annual compensation. See “Direct Annual Compensation.”

Peer Group for Executive Compensation Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compared our programs to those at other companies. To facilitate this comparison, in 2010 the Committee used, with respect to our named executive officers, a peer group consisting of the following Consumer Goods companies:

Consumer Goods Peer Group

• Avon Products, Inc.	• General Mills, Inc.	• Novartis AG
• Bristol-Myers Squibb Company	• The Hershey Company	• PepsiCo, Inc.
• Campbell Soup Company	• H.J. Heinz Company	• Pfizer Inc.
• The Clorox Company	• Johnson & Johnson	• The Procter & Gamble
• The Coca-Cola Company	• Kellogg Company	Company
• Colgate-Palmolive Company	• Kraft Foods, Inc.	• Sara Lee Corporation
• ConAgra Foods, Inc.	• Newell Rubbermaid Inc.

The peer group is developed without consideration of individual company compensation practices, and no company has been included or excluded from our peer group because it is known to pay above-average or below-average compensation. The Committee and compensation consultants retained by the Committee and us also annually review the peer group, and the peer group is revised as appropriate to ensure that it continues to represent similar global organizations with which we compete for executive talent in the marketplace. Other than the removal of Anheuser-Busch Companies, Inc., which was acquired, there were no changes in the composition of the Consumer Goods peer group from 2009 prior to our analysis regarding 2010 compensation.

The following table sets forth comparative data regarding the peer group, at the time our 2010 compensation and performance objectives were determined:

Range of Individual
	Median Annual Revenue	Company Revenues

Consumer Goods Peer Group	$14.7 billion	$5.1 billion to $79.0 billion

Our net sales for 2009 (which is provided for comparison purposes for the above amounts) were $19.1 billion.

Direct Annual Compensation

In setting 2010 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options, but excluding retention grants of time-vested restricted share units). The Committee considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Consistent with its approach to direct annual compensation, the Committee established 2010 direct annual compensation targets for each of our named executive officers. These target amounts formed the basis for the Committee’s compensation decisions in 2010, and the Committee believes that the 2010 target amounts it established were appropriate and consistent with our executive compensation objectives. For 2010, the direct annual compensation targets (excluding retention grants of time-vested restricted share units made during the year, as applicable) for our named executive officers were as follows:

2010 Direct Annual
Name	Compensation Target

Thomas J. Falk	$10,750,000
Mark A. Buthman	$2,941,250
Robert E. Abernathy	$3,187,500
Robert W. Black	$2,510,000
Anthony J. Palmer	$1,821,250

These 2010 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table because:

•	Base salaries are adjusted on April 1 of each year, while the Summary Compensation Table includes salaries for the calendar year.

•	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2010.

•	As described below under “Long-Term Equity Incentive Compensation — Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table. In addition, retention grants of time-vested restricted share units are not included in the amounts above.

•	In setting direct annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

As shown in the following charts, performance-based compensation (annual cash incentive, performance-based restricted share units and stock options) constituted a significant portion of our named executive officers’ direct annual compensation targets. Similarly, a large percentage of the direct compensation targets was in the form of equity (performance-based restricted share units and stock options).

In addition, during 2010, the Committee approved retention grants of time-vested restricted share units to Messrs. Abernathy and Palmer.

Process for Setting Direct Annual Compensation.  In setting the direct annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are compared to the median of the peer group described above.

In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a pay-for-performance culture.

In setting compensation for executive officers who join us from other companies, the Committee evaluates both market data for the position to be filled as well as the officer candidates’ compensation history at other companies. The Committee recognizes that, in order to successfully recruit a candidate to leave his or her current position and to join Kimberly-Clark, the candidate’s compensation package will likely have to exceed his or her current compensation and may put an executive’s compensation above the median of the peer group.

Chief Executive Officer Direct Annual Compensation.  Mr. Falk’s direct annual compensation is determined by the Committee in the same manner as the direct annual compensation of the other named executive officers, based on the policies and process described above. Mr. Falk’s direct annual target compensation is at or near the median of direct compensation for chief executive officers of companies included in the peer group comparison with comparable levels of responsibilities.

The difference between Mr. Falk’s compensation and that of the other named executive officers reflects the significant difference in their relative responsibilities. Mr. Falk’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executive officers. A contributing factor in the disparity of responsibilities is that our organizational structure does not include a Chief Operating Officer. As a result, the market pay level for Mr. Falk is substantially higher than the market pay for other executive officer positions.

Annual Cash Compensation

In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. The cash compensation is divided between base salary and an annual cash incentive payment.

Base Salary.  Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our peer group companies, as well as the individual executive’s performance and experience in the position. Performance is based on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year. In addition, the executive’s leadership performance is measured against the following behaviors viewed as describing an executive that is adept at leading the strategic, operational and organizational aspects of our global business:

•	strategic leadership

•	innovation focus

•	global operations focus

•	building talent

•	consumer/shopper/user focus

•	stakeholder relations focus

•	change leadership

•	personal effectiveness, including intellectual competence, inspiration and passion, personal integrity, openness to innovation and change, and emotional maturity

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. Executives may be paid above or below the median depending on their experience and performance. The base salaries paid to our named executive officers in 2010 can be found in the Summary Compensation Table.

Annual Cash Incentives.  Consistent with our compensation objective to support a performance-oriented environment, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving our annual performance objectives.

The target level for these annual payments is a percentage of the executive’s base salary, and that target level is compared to the median of the peer group comparison described above and is set as described under “Direct Annual Compensation.” The range of possible payouts is expressed as a percentage of the target level and was determined based on competitive factors and the goal of encouraging a performance-oriented environment. In 2010, the Committee increased the target payout for Mr. Falk from 140 percent to 150 percent of the target payment amount to align with the practices of our peer group. The target payment amounts and range of possible payouts for 2010 were as follows:

	Target Payment Amount	Possible Payout

Chief Executive Officer	150% of base salary	0% - 200% of target payment amount

Other Named Executive Officers	85% of base salary	0% - 200% of target payment amount

Under the program, a significant percentage of the annual cash incentive is dependent on performance measured against corporate goals and business unit or staff function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from the financial and strategic goals stated in our Global Business Plan. The Committee has adjusted in the past, and may adjust in the future, the calculation of financial goals to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes, such as the effect of extraordinary gains or losses. Establishing performance goals and target levels represents an exercise of discretion by the Committee under this program to limit the amount of the incentive payments, consistent with our pay-for-performance policy. In the absence of this exercise of discretion, each of the executive officers would be entitled to an award equal to 0.3 percent of our earnings before unusual items; however, the Committee has exercised its discretion to limit the amount of the incentive payments each year of the program, and this maximum award has consequently never been paid to any of the executive officers.

For 2010, the Committee established the following performance goals and relative weights for our named executive officers:

	Thomas J.	Mark A.	Robert E.	Robert W.	Anthony J.
	Falk	Buthman	Abernathy	Black	Palmer

Corporate key financial goals	70%	49%	35%	35%	49%
Other corporate financial and strategic performance goals	30	21	15	15	21
Performance of business unit or staff function	—	30	50	50	30

Total	100%	100%	100%	100%	100%

The Committee has established these allocations to strike an appropriate balance between aligning the executives’ objectives with our overall corporate objectives and with individual performance accountability for each executive’s area of responsibility. Each year, the Committee determines the appropriate split between corporate and business unit or staff function performance goals based on its assessment of the appropriate balance.

•	Corporate key financial goals

•	Net Sales. Net sales are a key indicator of our overall growth.

•	Adjusted EPS. Adjusted EPS consists of diluted net income per share that is then adjusted to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes. In 2010, the following adjustments were made to diluted net income per share to determine adjusted EPS:

Diluted Net Income Per Share	$4.45
Adjustments for:
Add — One-time charge related to adoption of highly	0.23
inflationary accounting in Venezuela

Adjusted EPS	$4.68

•	Adjusted Operating Profit Return on Sales (“OPROS”). After net sales and adjusted EPS are determined as described above, a multiplier based on adjusted OPROS is applied to the result to determine the payout percentage. Adjusted OPROS provides a margin efficiency measure and is a helpful method of tracking our cost structure performance. In 2009, this multiplier was return on invested capital. The Committee used adjusted OPROS in 2010 because it believes that it provides investors with an understanding of our ability to manage costs, while driving innovation and product mix in the marketplace, and that it reflects the value of encouraging our earnings quality and improving operating profit margins under our Global Business Plan. For purposes of determining annual cash incentive amounts, we calculate adjusted OPROS using our reported financial results, adjusted for the same item described above in determining adjusted EPS.

•	Other corporate financial and strategic performance goals. The Committee also established other corporate financial and non-financial strategic performance goals that are intended to challenge our executives to exceed our long-term objectives. These goals, intended to further align compensation with achieving the goals of our Global Business Plan, included:

•	Quality of earnings:

•	Gross profit growth percentage exceeding the net sales growth rate.

•	Brand building spending growth percentage exceeding the net sales growth rate.

•	Attaining cost savings goals.

•	Operating profit growth percentage exceeding the net sales growth rate.

•	Brand equity and market performance:

•	Improving brand equity attribute improvement in key categories and markets.

•	Increasing market share in certain markets.

•	Maintaining market share in certain key markets.

•	Innovation:

•	Attaining net sales from innovation goals in new products and line extensions in 2010.

•	Diversity and inclusion:

•	Making significant progress in developing and implementing a global inclusion and diversity vision.

The Committee does not use a formula to analyze performance of these goals but instead takes a holistic approach and considers all of the goals together. While individual goals are reviewed, the key consideration for the Committee is the Committee’s viewpoint of Kimberly-Clark’s performance for the year in all of these categories, taken as a whole. The Committee’s review occurs after the end of the year, and it determines a payout percentage based on its assessment of the degree to which these goals are achieved.

•	Performance of business unit or staff function. Our Chief Executive Officer establishes individual business unit or staff function performance goals that are intended to challenge the executives to exceed the objectives for that business unit or staff function. Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer, the Committee then determines a payout percentage for the executive based on this performance assessment.

Committee Assessment of 2010 Annual Cash Incentive Performance.

•	Corporate key financial goals. In 2010, the key financial goals at the corporate level, the potential payouts for achieving these goals, and the actual 2010 results as determined by the Committee, were as follows:

	Potential Payout as a Percentage of Target
	0%	100%	200%	Actual

Net Sales (billions)	$18.00	$20.00	$22.00	$19.75
Adjusted EPS	$4.50	$4.90	$5.30	$4.68

	0.8 x	1.0 x	1.2 x
Adjusted OPROS multiplier (basis point (bps) improvement)	(10) bps	40 bps	90 bps	(30) bps

Based on these results, the Committee determined that the payout percentage for achieving the key financial goals should be 53 percent of target.

•	Other corporate financial and strategic performance goals. The Committee also assessed performance against the other financial and strategic performance goals established at the beginning of 2010. Regarding these goals, the Committee determined the following:

Objective	Final Result

Quality of earnings:
• Gross profit growth percentage exceeding the net sales growth rate.	Below goal
• Brand building spending growth percentage exceeding the net sales growth rate.	Above goal
• Attaining cost savings goals.	Above goal
• Operating profit growth percentage exceeding the net sales growth rate.	Below goal
Brand equity and market performance:
• Improving brand equity attribute in key categories and markets.	Met goal
• Increasing market share in certain markets.	Met goal
• Maintaining market share in certain key markets.	Met goal
Innovation:
• Attaining net sales from innovation goals in new products and line extensions in 2010.	Above goal
Diversity and inclusion:
• Making significant progress in developing and implementing a global inclusion and diversity vision.	Above goal

After taking into account performance on all of these goals, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 100 percent of target.

•	Performance of business unit or staff function. Our Chief Executive Officer provides the Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that business unit or staff function. Based on performance of the business unit or staff function, the Committee determined payout percentages for business unit or staff function performance that, for our named executive officers, ranged from 78 percent to 125 percent of target.

Payouts for 2010.  The following table summarizes the payout opportunities and shows the actual payout of annual cash incentives for 2010 for our named executive officers:

	Annual		Annual		2010 Annual
	Incentive Target		Incentive Maximum		Incentive Payout
	% of		% of		% of
Name	Base Salary	Amount($)	Target	Amount($)	Target	Amount($)

Thomas J. Falk	150%	1,950,000	200%	3,900,000	67%	1,307,280
Mark A. Buthman	85%	616,250	200%	1,232,500	78%	483,313
Robert E. Abernathy	85%	637,500	200%	1,275,000	84%	537,883
Robert W. Black	85%	510,000	200%	1,020,000	72%	369,401
Anthony J. Palmer	85%	446,250	200%	892,500	84%	376,760

The cash incentive payments were paid to the executives in February 2011 and are included in the Summary Compensation Table.

Information Regarding Annual Cash Incentive Payouts from 2006 through 2010.  The following table sets forth information regarding payouts for corporate goals (the combination of corporate key financial goals and other corporate financial and strategic performance goals), as well as the average total payout percentages (including business unit or staff function performance) for the current named executive officers, from 2006 through 2010:

	2010	2009	2008	2007	2006	Average

Payout for Corporate Goals	67%	165%	55%	170%	97%	111%
Average Total Payout Percentages for Current Named Executive Officers	77%	158%	75%	163%	100%	115%

From 2006 through 2010, total payout percentages (including business unit or staff function performance) for the current named executive officers ranged from 55 percent to 187 percent of the participant’s target award opportunity. Generally, the Committee seeks to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. The Committee believes that the actual payouts during these years are consistent with Kimberly-Clark’s performance during those years and reflect the pay-for-performance objectives of our executive compensation policies.

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders’ interests with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages. When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, retention needs, our stock price performance and other market factors. The Committee approved 2010 long-term equity incentive award amounts for our named executive officers in February 2010 based on an assessment of those factors at that time. Because these awards are part of our annual compensation program that compares direct annual compensation to the median of our peer group comparison, grants from prior years were not considered when setting 2010 targets or granting awards.

For 2010, the Committee set the long-term equity incentive compensation grant value for each named executive officer by first comparing direct annual compensation to the median of our peer group, reflecting the performance of the executive officer. This grant value was then divided into two grants, described in more detail below, consisting of:

•	Performance-based restricted share units, and

•	Stock options.

In addition, for retention purposes, the Committee granted time-vested restricted share unit awards to Mr. Abernathy in February 2010 and to Mr. Palmer in September 2010.

Performance-Based Restricted Share Unit Awards.  In February 2010, named executive officers received awards of performance-based restricted share units with a value equal to two-thirds of the target grant date value for long-term equity incentive compensation (excluding retention grants of restricted share units, as applicable). For this purpose, performance-based restricted share units are valued on the basis that one unit has the same value as one share of our common stock on the date of grant.

2010-2012 Performance-Based Restricted Share Unit Goals and Targets.  For the performance-based restricted share unit awards granted in 2010, the actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met. The performance objectives for the 2010 awards are based on average annual net sales growth and the average adjusted ROIC for the period January 1, 2010 through December 31, 2012, as follows:

	Relative	Potential Payout as a Percentage of Target
Goal	Weight	0%	100%	200%

Annual Net Sales Growth	50%	1.0%	4.0%	7.0%
Adjusted ROIC	50%	15.1%	16.1%	17.1%

The performance objectives attempt to reflect our Global Business Plan objectives, including annual net sales growth of three to five percent and average adjusted ROIC improvement of approximately 20-40 basis points over the three-year period, peer group performance and our past and future performance. Adjusted ROIC is a measure of the return we earn on the capital invested in our businesses, calculated using our reported financial results, adjusted for the same item described above in determining adjusted EPS. The formula we use to calculate adjusted ROIC can be accessed under the Investors section of our website at www.kimberly-clark.com. Information regarding restricted share unit awards granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

2007-2009 Performance-Based Restricted Share Unit Goals and Targets.  In February 2010, the Committee determined the results of the three-year performance period for the performance-based restricted share units granted in 2007. The performance objective for the 2007 awards was based on adjusted ROIC for the period January 1, 2007 through December 31, 2009. The average adjusted ROIC objective, the potential payouts for achieving the objective and the actual results for this period as determined by the Committee were as follows:

	Potential Payout as a Percentage of Target
	0%	50%	100%	150%	Actual

Adjusted ROIC	14.7%	15.2%	15.7%	16.2%	15.3%

For purposes of calculating average adjusted ROIC, the impact of the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109, the benefit of certain synthetic fuel credits and the effect of an extraordinary loss related to the consolidation of certain financing entities and certain notes receivable related to these financing entities were excluded from the ROIC calculation.

Based on this review, the Committee determined that we did not meet our three-year performance target for adjusted ROIC, resulting in a below target payout percentage of 60 percent of target. The following table includes information about the opportunities and payouts regarding these grants to our named executive officers:

			2007 - 2009
			Performance-Based
			Restricted Share Unit
		Maximum	Award (Paid in April 2010)
	Target Amount	Amount of	% of	Amount of	Value of Shares on
Name	of Shares(#)	Shares(#)	Target	Shares(#)	Date Received($)

Thomas J. Falk	35,940	53,910	60%	21,564	1,313,895
Mark A. Buthman	7,420	11,130	60%	4,452	271,260
Robert E. Abernathy	8,811	13,217	60%	5,287	322,137
Robert W. Black	4,637	6,956	60%	2,782	169,507
Anthony J. Palmer	4,637	6,956	60%	2,782	169,507

The Committee believes that these payouts further highlight the link between pay and performance established by our compensation program, which seeks to align actual compensation paid to our named executive officers with our long-term performance.

The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in April 2010 and are included in the Option Exercises and Stock Vested in 2010 table.

Vesting Levels of Outstanding Performance-Based Restricted Share Unit Awards.  As of February 9, 2011, the performance-based restricted share units granted in 2010, 2009 and 2008 were on pace to vest at the following levels: 65 percent for the 2010 award, 150 percent for the 2009 award and 22 percent for the 2008 award.

Stock Option Awards.  In April 2010, named executive officers also received awards of stock options with a value equal to one-third of the target grant date value for long-term equity incentive compensation (excluding retention grants of restricted share units, as applicable). For this purpose, stock options are valued on the basis that one option has the same value as 15 percent of the price of one share of our common stock on the date of grant. The value we use for this purpose differs from, and in 2010 was higher than, the value we use for financial statement purposes (resulting in fewer options being granted than if the financial statement value had been used). The Committee believes that this value is an appropriate way to determine the number of options to be granted under the 2001 Plan because it provides more consistent application and is not subject to the volatility inherent in the Black-Scholes-Merton valuation method used for financial statement purposes. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Retention Grants of Time-Vested Restricted Share Unit Awards.  The Committee also approved time-vested restricted share unit awards in 2010 for Messrs. Abernathy and Palmer, for retention purposes. On February 22, 2010, Mr. Abernathy was granted 8,347 shares of time-vested restricted share units, and on September 1, 2010, Mr. Palmer was granted 6,117 shares of time-vested restricted share units. These units will vest in full on the third anniversary of the date of grant.

Retirement Benefits

Our named executive officers participate in our defined benefit pension plans and/or defined contribution plans. These plans are consistent with those maintained by our peer group companies and are therefore necessary in order to remain competitive with them for recruiting and retaining executive talent. Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans generally increase for each year they remain employed by us. The Committee believes that these retirement benefit and contribution plans are important parts of our compensation program.

Pension Plans.  We maintain a funded, tax-qualified, non-contributing defined benefit pension plan for employees, including our named executive officers, who joined Kimberly-Clark before January 1, 1997. We also maintain supplemental pension plans that provide benefits to the participants in the pension plan as are necessary to fulfill the intent of our pension plan without regard to the limitations imposed by the Code on qualified pension plans. We stopped accruing compensation and benefit service under these plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes did not affect benefits earned by participants prior to January 1, 2010. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits.”

Defined Contribution Plans.  We maintain the 401(k) Profit Sharing Plan, which provides for a matching contribution of 100 percent of a U.S. employee’s contributions to the plan, to a yearly maximum of four percent of eligible compensation, as well as a discretionary profit sharing contribution, in which contributions will be based on our profit performance. We also maintain the Supplemental 401(k) Plan, which is intended to provide benefits to the extent necessary to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Code on qualified defined contribution plans. For more information, see “Nonqualified Deferred Compensation — Overview of Qualified and Non-Qualified Plans.”

Other Compensation

We provide our executive officers with minimal perquisites. A review of benefits conducted in 2010 indicates that benefits provided to our executive officers are below the median of those provided by our peer group. Generally, we offer minimal executive-only or “top hat” benefit plans.

These perquisites include personal financial planning services under our Executive Financial Counseling Program, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider and permitted personal use of corporate aircraft consistent with our policy. The personal financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. Our Chief Executive Officer does not receive personal financial planning services pursuant to this program. The executive health screening program provides executives with additional services that help maintain their overall health. We encourage our executives to take advantage of this service.

The Board of Directors has approved an executive security program for our Chief Executive Officer. Under this program, our Chief Executive Officer is expected to use our corporate aircraft for all business and personal travel, consistent with our policy, and security services are provided for him at all times, including at his office, other company locations and his residences. Periodically, a security assessment is conducted by an independent security consultant, and the program is reviewed by the Board, to ensure that security measures provided by us are appropriate. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. In addition, if a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel. The incremental cost to us of providing security services at Mr. Falk’s residences, personal travel for our named executive officers and their guests on our corporate aircraft and any related tax reimbursements and gross-ups is included in “All Other Compensation” in the Summary Compensation Table. In February 2009, the Committee adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to Kimberly-Clark of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to Kimberly-Clark for the use. In addition, the Committee adopted a policy in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.

Post-Termination Benefits

We maintain two severance plans that cover our executive officers. Benefits under these plans are payable only if the executive’s employment terminates as specified in the applicable severance plan. An executive officer may not receive severance payments under more than one severance plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change of Control — Severance Benefits.”

Severance Pay Plan.  Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service. See “Potential Payments on Termination or Change of Control — Severance Benefits.”

Executive Severance Plan.  Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, both a change of control must occur and the eligible employee’s employment must be terminated (often referred to as a “double trigger”). Each of our named executive officers has entered into an agreement under the plan that expires on December 31, 2011. See “Potential Payments on Termination or Change of Control — Severance Benefits.”

Executive Compensation for 2011

Base Salary.  In February 2011, the Committee approved the following base salaries for our named executive officers, effective on April 1, 2011:

Name	Base Salary

Thomas J. Falk	$1,300,000
Mark A. Buthman	$750,000
Robert E. Abernathy	$770,000
Robert W. Black	$610,000
Anthony J. Palmer	$540,000

Annual Cash Incentives.  In February 2011, the Committee also established objectives for 2011 annual cash incentives payable in 2012 to our named executive officers. Depending on actual performance in 2011 against the financial and non-financial goals, 2011 incentive payments could range from zero to 200 percent of our named executive officers’ target payments. The target payment amounts and range of possible payouts for 2011 were as follows:

	Target Payment Amount	Possible Payout

Chief Executive Officer	170% of base salary	0% - 200% of target payment amount
Other Named Executive Officers	85% of base salary	0% - 200% of target payment amount

The Committee increased the target payment amount for the annual cash incentive for Mr. Falk from 150 percent of base salary to 170 percent based on an analysis of compensation at peer group companies, to seek to further align his target with the 50th percentile of the peer group.

As discussed in “Annual Cash Compensation — Annual Cash Incentives” above, the Committee sets the appropriate split among corporate key financial goals, other corporate financial and strategic performance goals and business unit or staff function objectives each year.

Incentive payments for 2011 will be based on the Committee’s judgment regarding our corporate and the executive officers’ performance in 2011 against those objectives. The corporate key financial goals for 2011 are designed to encourage a continued focus on executing our long-term Global Business Plan objectives and include achieving net sales, adjusted EPS and adjusted OPROS goals.

The Committee also established other corporate financial and non-financial goals for 2011. These goals, intended to further align compensation with achieving our Global Business Plan, include:

•	Focusing on gross profit growth, brand building spending growth, cost savings, and operating profit growth.

•	Focusing on brand equity attribute improvement in key categories and markets and market share performance.

•	Driving innovation.

•	Continuing progress in diversity and inclusion.

In addition, goals have been established for each named executive officer, other than our Chief Executive Officer, relating to his business unit or specific staff function.

Long-Term Equity Incentive Compensation.  The Committee granted performance-based restricted share units to our named executive officers in February 2011. The performance objectives for the performance-based restricted share unit awards granted in 2011 are based on average annual net sales growth and average adjusted ROIC improvement for the period January 1, 2011 through December 31, 2013. The actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met.

Information regarding the performance-based restricted share unit awards granted on February 17, 2011 to our named executive officers is set forth below.

	Performance-Based
	Restricted Share Units
	Target Amount	Maximum Amount
Name	of Shares (#)	of Shares (#)

Thomas J. Falk	86,049	172,098
Mark A. Buthman	21,799	43,598
Robert E. Abernathy	20,652	41,304
Robert W. Black	14,915	29,830
Anthony J. Palmer	9,752	19,504

In February 2011, the Committee also approved the dollar amount of stock options to be granted to our named executive officers.

Value of
Stock Options
Name	to be Granted

Thomas J. Falk	$1,875,000
Mark A. Buthman	$475,000
Robert E. Abernathy	$450,000
Robert W. Black	$325,000
Anthony J. Palmer	$212,500

These stock options will be granted to our named executive officers in April 2011, along with our annual stock option grants to other employees, with the number of options to be received based on the fair market value of our stock on the date of grant. Executives received awards of performance-based restricted share units with a value equal to three-fourths of the target grant date value for long-term equity incentive compensation, with the balance of the value granted in stock options. The Committee believes that increasing the relative amount of performance-based restricted share units further aligns the named executive officers’ compensation with our pay-for-performance objectives.

As noted above, for determining the value of stock options, the Committee uses a valuation that differs from the value we use for financial statement purposes. In September 2010, this value was reduced from 15 percent to 12.5 percent, as a result of a review of Kimberly-Clark’s Black-Scholes-Merton valuation of the previous five years. The Black-Scholes-Merton valuation has declined from its 2005 level to less than ten percent in 2010. Due to this decline, the Committee believed it was appropriate to adjust the value used for option grants. This reduced value applied to executives’ option grants beginning in 2011.

Additional Compensation Information

Use of Independent Compensation Consultant.  As previously discussed, the Committee engaged The Delves Group as its independent consultant to assist it in determining the appropriate executive officer compensation in 2010 pursuant to our compensation policies described above. Consistent with the Committee’s policy in which its independent consultant may provide services only to the Committee, The Delves Group had no other business relationship with Kimberly-Clark and received no payments from us other than fees for services to the Committee. See “Part Two — Corporate Governance Information — Management Development and Compensation Committee” for information about the use of compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be awarded to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

Analysis of Risks Arising from Design of Executive Compensation Program.  The Committee, with the assistance of its independent consultant and Kimberly-Clark’s consultant, has reviewed an assessment of our compensation programs, including our executive compensation program. Based on this assessment, the Committee believes that the design of our executive compensation program does not encourage our named executive officers to take excessive risks and that the risks arising from the design of these programs are not reasonably likely to have a material adverse effect on Kimberly-Clark. The Committee reached the same conclusion for our other compensation programs. For a discussion of the factors that contributed to the Committee’s conclusions, see “Analysis of Risks Arising from Design of Compensation Programs.”

Timing of Long-Term Equity Grants.  Our policies and the 2001 Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant. The Committee’s practice is to award options at its April Committee meeting. Committee meeting dates are set by the Committee at least one year in advance. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information.

In 2010, the Committee awarded performance-based restricted share units to executive officers at its February Committee meeting, and it intends to continue this practice. This has been the Committee’s practice since 2009, and we believe this practice is consistent with award practices at other large public companies. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.

The Committee administers our equity plans, which were approved by our stockholders in 1992 and 2001. As discussed under “Proposal 4. Approval of the 2011 Equity Participation Plan,” the Committee will also administer the 2011 Plan, if approved by stockholders at the Annual Meeting. Two categories of stock grants have been made under our equity plans: annual grants and recruiting/retention grants. Annual grants are made each year at a meeting of the Committee, as described above. Since 1993, annual grants of options have accounted for approximately 99.5 percent of all options granted under these plans. Our executives are not permitted to choose the grant date for their individual stock option grants.

Under the 2001 Plan, our Chief Executive Officer has limited authority to grant employee stock options, restricted stock and restricted share units in connection with recruiting and retention matters. Any recruiting and retention grants may not exceed 200,000 stock options, shares of restricted stock or restricted share units, in the aggregate, in any calendar year. These recruiting and retention grants are made on a pre-determined date following the release of our earnings during each quarter. Our Chief Executive Officer is not permitted to make any recruiting and retention grants to any of our executive officers. In 2010, our Chief Executive Officer authorized recruiting and retention grants consisting of an aggregate of 16,060 time-vested restricted share units.

Policy on Incentive Compensation Clawback.  As described above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct Kimberly-Clark to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Committee intends to review in 2011 and revise as applicable the incentive compensation clawback policy, based on final regulations on this matter issued by the SEC pursuant to the Dodd-Frank Act.

Target Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our corporate officers, including our named executive officers.

All executive officers are expected to own our common stock in an amount equivalent to three times their annual base salary. The Chief Executive Officer is expected to own an amount of our common stock which is six times his annual base salary. Failure to attain targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result, at the Chief Executive Officer’s discretion, in the reduction of part or all of the executive’s annual cash incentive, and a corresponding grant of time-vested restricted share units or restricted stock, which may continue until the ownership guideline is achieved. In determining whether our stock ownership guidelines have been met, any restricted stock and time-vested restricted share units held are considered as being owned and performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels were reviewed in 2010 for compliance with these guidelines. Based on our stock price as of the compliance date for this review, the stock ownership levels specified by the guidelines have been met or exceeded by each of our named executive officers, other than Mr. Black, who joined Kimberly-Clark in 2006 and who has less than five years of service.

In 2010, the Committee reviewed our stock ownership guidelines, including an evaluation of the program’s objectives and a competitive practice analysis. Based on the review, the ownership requirement for certain employees at the vice president level was modified. This change did not affect the ownership requirements for our executive officers. In addition, the consequence for failure to meet the ownership guideline was changed from a possible reduction in future long-term equity incentive awards to the possible payment of the annual cash incentive in time-vested restricted share units or restricted stock, as noted above.

We have a policy requiring all executive officers to review transactions involving our common stock or other securities related to our common stock with our Legal Department prior to entering into the transactions.

Although we do not have a formal policy prohibiting transactions that hedge an executive officer’s economic risk of owning shares of our common stock, an executive officer must obtain prior clearance from our Legal Department prior to engaging in any hedging transaction to ensure compliance with applicable laws. Any shares an employee owns subject to a market put or call option are excluded for purposes of determining compliance with our stock ownership guidelines. None of our named executive officers engaged in any hedging transactions in 2010.

Tax Deduction for Executive Compensation.  The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several classes of executive compensation including the option awards to executive officers are designed to meet the requirements for deductibility. Other classes of executive compensation including the long-term equity grants as described above may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In our view and the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Management Development and Compensation Committee Report

In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align elected officers’ compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

James M. Jenness, Chairman
Abelardo E. Bru
Mae C. Jemison, M.D.
Ian C. Read

Analysis of Risks Arising from Design of Compensation Programs

The Committee, with the assistance of its independent consultant and Kimberly-Clark’s consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to analyze the risks arising from our compensation systems. Program design features that could have the potential to encourage excessive risks include unreasonable performance targets, programs that differ substantially from those of our peers, unbalanced programs that overly rely on short-term incentives, incentive programs that are largely uncapped, and misalignment between program participants and stockholders.

Based on this assessment, the Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on Kimberly-Clark. Several factors contributed to the Committee’s conclusion, including:

•	The Committee believes Kimberly-Clark maintains a values-driven, ethics-based culture supported by a strong tone at the top.

•	The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with our Global Business Plan without encouraging executives or employees to take inappropriate risks.

•	An analysis by Kimberly-Clark’s consultant indicated that our compensation programs are consistent with those of our peer group. In addition, the analysis noted that target levels for direct annual compensation are compared to the median of our peer group.

•	The Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at 200 percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Committee believes protects against disproportionately large incentives.

•	The Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•	The Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

•	Our stock ownership guidelines further align the interests of management and stockholders.

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Our named executive officers include our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2010. Additional information regarding the items reflected in each column follows the table.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

Thomas J. Falk	2010	1,281,249	4,999,973	1,133,506	1,307,280	1,553,830	306,172	10,582,010
Chairman of the	2009	1,224,996	4,000,022	870,791	2,824,081	2,389,144	78,394	11,387,428
Board and Chief	2008	1,224,996	5,333,311	1,293,953	943,247	1,276,613	103,896	10,176,016
Executive Officer

Mark A. Buthman	2010	708,750	1,066,639	241,816	483,313	297,201	111,285	2,909,004
Senior Vice President	2009	660,000	949,998	206,811	851,480	385,044	89,618	3,142,951
and Chief Financial	2008	645,000	1,266,682	307,314	370,260	252,410	114,775	2,956,441
Officer

Robert E. Abernathy	2010	718,750	1,699,962	272,041	537,883	624,234	434,202	4,287,072
Group President —	2009	625,000	1,266,679	275,750	850,219	1,108,360	102,403	4,228,411
North Atlantic	2008	606,249	1,533,328	372,010	349,745	433,139	102,127	3,396,598
Consumer Products

Robert W. Black	2010	590,000	933,362	211,588	369,401	0	91,328	2,195,679
Group President —	2009	560,000	750,013	163,274	773,109	0	101,002	2,347,398
K-C International	2008	549,999	999,972	242,618	565,581	0	99,897	2,458,067

Anthony J. Palmer	2010	518,750	966,645	128,463	376,760	0	92,132	2,082,750
Senior Vice President	2009	500,000	549,981	119,733	649,268	0	78,490	1,897,472
and Chief Marketing	2008	491,250	733,325	177,917	284,750	0	93,459	1,780,701
Officer

Salary.  The amounts in this column represent base salary earned during the year.

Stock Awards and Option Awards.  The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved 2001 Plan.

The restricted share unit awards either vest over time or based on the achievement of performance-based standards.

The amounts for each year represent the grant date fair value of the awards, computed in accordance with ASC Topic 718. See Notes 10, 9 and 8 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2010, 2009 and 2008, respectively, for the assumptions we used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the awards at the grant date assuming the highest level of performance conditions will be achieved is set forth below:

		Stock Awards
Name	Year	($)

Thomas J. Falk	2010	9,999,946
	2009	8,000,044
	2008	7,999,996

Mark A. Buthman	2010	2,133,279
	2009	1,899,995
	2008	1,900,023

Robert E. Abernathy	2010	2,399,953
	2009	2,533,358
	2008	2,299,993

Robert W. Black	2010	1,866,724
	2009	1,500,026
	2008	1,499,958

Anthony J. Palmer	2010	1,133,308
	2009	1,099,963
	2008	1,099,988

Non-Equity Incentive Plan Compensation.  The amounts in this column are the annual cash incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to our named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury Bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with our financial statements. We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.”

Messrs. Falk and Abernathy have compensation from before 2005 that they elected to defer pursuant to a Deferred Compensation Plan then in effect. Beginning in 2010, each of our named executive officers participates in the Supplemental 401(k) Plan, a non-qualified defined contribution plan, and prior to 2010 Messrs. Buthman, Black and Palmer participated in its predecessor plan, the supplemental Retirement Contribution Program. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and each named executive officer’s earnings under these plans in 2010.

All Other Compensation.  All other compensation consists of the following:

			Defined
			Contribution	Tax
		Perquisites	Plan Amounts	Gross-Ups	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)

Thomas J. Falk	2010	31,115	275,057	0	306,172
	2009	71,044	7,350	0	78,394
	2008	88,841	6,900	8,155	103,896

Mark A. Buthman	2010	6,750	104,535	0	111,285
	2009	6,600	83,018	0	89,618
	2008	5,950	108,825	0	114,775

Robert E. Abernathy	2010	329,081	105,121	0	434,202
	2009	94,821	7,350	232	102,403
	2008	58,210	6,900	37,017	102,127

Robert W. Black	2010	0	91,328	0	91,328
	2009	2,394	98,608	0	101,002
	2008	7,023	92,874	0	99,897

Anthony J. Palmer	2010	13,875	78,257	0	92,132
	2009	8,000	70,490	0	78,490
	2008	8,000	85,459	0	93,459

(1)	Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis — Other Compensation.”

Except with respect to Messrs. Falk and Abernathy, amounts shown as perquisites consist solely of amounts paid pursuant to our Executive Financial Counseling Program and our executive health screening program. Amounts shown as perquisites for Mr. Palmer in 2010 consist of $8,000 paid pursuant to our Executive Financial Counseling Program and $5,875 paid pursuant to our executive health screening program. Amounts shown as perquisites for Mr. Abernathy consist of: $50,460 for relocation expenses and $7,750 paid pursuant to our Executive Financial Counseling Program in 2008; $91,971 for relocation expenses and $2,850 paid pursuant to our Executive Financial Counseling Program in 2009; and $327,881 for relocation expenses and $1,200 paid pursuant to our Executive Financial Counseling Program in 2010. Amounts shown as Mr. Abernathy’s relocation expenses are in connection with Mr. Abernathy’s change in duties in 2008 from Group President — Developing and Emerging Markets to Group President — North Atlantic Consumer Products. At Kimberly-Clark’s request, due to the change in his duties, Mr. Abernathy relocated from the Atlanta, Georgia area to the Neenah, Wisconsin area. In connection with this relocation, Mr. Abernathy was eligible to participate in our relocation program, a broad-based program in which all salaried employees are eligible to participate. Mr. Abernathy participated in this program on the same conditions as all of our other salaried employees who participate in the program.

Perquisites for Mr. Falk included the following:

			Executive
	Personal Use		Health
	of Corporate	Security	Screening
	Aircraft($)(a)	Services($)(b)	Program($)	Total($)

2010	17,562	13,553	0	31,115
2009	32,277	36,695	2,072	71,044
2008	54,395	34,446	0	88,841

(a)	Our Chief Executive Officer is expected to use our corporate aircraft for personal travel pursuant to an executive security program established by the Board. The amount shown for personal use of our aircraft is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel. Items included in calculating this variable cost for 2010 are crew travel costs, crew meals, fuel, catering, supplies, landing and parking fees, and maintenance costs. Non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft are excluded.

(b)	Personal security services provided as required by our Chief Executive Officer security program.

(2)	Defined Contribution Plan Amounts. Matching contributions were made under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan in 2010, as well as under the Incentive Investment Plan in 2008 and 2009, for all named executive officers. A profit-sharing contribution was also made under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan in February 2011, with respect to our performance in 2010, for all named executive officers. The value for Messrs. Black, Buthman and Palmer also includes amounts contributed or allocated in 2008 and 2009 to the Retirement Contribution Plan and supplemental Retirement Contribution Program. See “Nonqualified Deferred Compensation” for a discussion of these plans.

(3)	Tax Gross-Ups. The amounts shown in 2008 and 2009 for Mr. Abernathy reflect tax reimbursement for moving and related expenses incurred for a relocation in connection with his change in duties. For the remaining named executive officers, amounts reflect tax reimbursement and related gross-ups with respect to certain business and personal use of our corporate aircraft.

(4)	Certain Dividends. Our named executive officers also receive dividends on restricted stock and dividend equivalents on restricted share units held by them at the same rate and on the same dates as dividends are paid to our stockholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by our named executive officers are not included in the Summary Compensation Table. Our named executive officers received the following dividends and dividend equivalents on the restricted stock, as applicable, and restricted share units held by them:

		Dividends
Name	Year	Received($)

Thomas J. Falk	2010	411,151
	2009	573,946
	2008	630,171
Mark A. Buthman	2010	92,516
	2009	127,008
	2008	142,368
Robert E. Abernathy	2010	125,894
	2009	149,737
	2008	161,869
Robert W. Black	2010	73,491
	2009	86,108
	2008	73,162
Anthony J. Palmer	2010	52,651
	2009	64,847
	2008	67,500

Dividend equivalents are no longer paid on unvested performance-based restricted share units granted to our named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest. The value of these accumulated dividend equivalents will not be included in the table above until the underlying performance-based restricted share units vest and the dividend equivalents are paid in additional shares.

Under the terms of their letter agreements, Messrs. Black’s and Palmer’s dividend equivalents on their respective time-vested restricted share unit awards granted as part of their signing bonuses are reinvested in additional restricted share units. The grant date fair value of these reinvested dividend equivalents is reflected in the table above.

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to our named executive officers during 2010 on a grant-by-grant basis.

Grants of Plan-Based Awards in 2010

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number of	Number of	or Base	Value of
			Estimated Future Payouts Under Non-			Estimated Future Payouts			Shares	Securities	Price of	Stock and
			Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Type	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)

Thomas J. Falk	Annual cash incentive award		0	1,950,000	3,900,000
	Performance-based RSU	2/22/10				0	83,472	166,944				4,999,973
	Time-vested stock option	4/28/10								273,134	61.02	1,133,506
Mark A. Buthman	Annual cash incentive award		0	616,250	1,232,500
	Performance-based RSU	2/22/10				0	17,807	35,614				1,066,639
	Time-vested stock option	4/28/10								58,269	61.02	241,816
Robert E. Abernathy	Annual cash incentive award		0	637,500	1,275,000
	Performance-based RSU	2/22/10				0	20,033	40,066				1,199,977
	Time-vested RSU	2/22/10							8,347			499,985
	Time-vested stock option	4/28/10								65,552	61.02	272,041
Robert W. Black	Annual cash incentive award		0	510,000	1,020,000
	Performance-based RSU	2/22/10				0	15,582	31,164				933,362
	Time-vested stock option	4/28/10								50,985	61.02	211,588
Anthony J. Palmer	Annual cash incentive award		0	446,250	892,500
	Performance-based RSU	2/22/10				0	9,460	18,920				566,654
	Time-vested RSU	9/1/10							6,117			399,991
	Time-vested stock option	4/28/10								30,955	61.02	128,463

(1)	Represents the potential annual performance-based incentive cash payments each executive could earn in 2010. These awards were granted under our Executive Officer Achievement Award Program approved by stockholders in 2002. Actual amounts earned in 2010 were based on the 2010 objectives established by the Management Development and Compensation Committee at its February 22, 2010 meeting. See “Compensation Discussion and Analysis — Annual Cash Compensation — Annual Cash Incentives.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2010 objectives were met. The actual amounts paid in 2011 based on the 2010 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Performance-based restricted share units granted under the 2001 Plan to our named executive officers on February 22, 2010. The number of performance-based restricted share units granted in 2010 that will ultimately vest on February 22, 2013 could range from the threshold number to the maximum number depending on the extent to which the average annual net sales growth and average adjusted ROIC performance objectives for those awards are met. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Performance-Based Restricted Share Unit Awards.”

(3)	Other than Mr. Palmer’s time-vested restricted share unit award, which the Committee approved on June 15, 2010 to be granted on September 1, 2010, the grant date for each award is the same date that the Committee took action to grant the awards.

(4)	Time-vested restricted share units granted under the 2001 Plan to Mr. Abernathy on February 22, 2010 and to Mr. Palmer on September 1, 2010.

(5)	Time-vested stock options granted under the 2001 Plan to our named executive officers on April 28, 2010.

(6)	Grant date fair value is determined in accordance with ASC Topic 718 and, for performance-based restricted share units, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. See Notes 10, 9 and 8 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2010, 2009 and 2008, respectively, for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2010 table was paid or awarded, are described under “Compensation Discussion and Analysis.”

In 2006, Kimberly-Clark and Mr. Black entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of stock options and time-vested restricted share units, as well as additional severance protection for Mr. Black. See “Potential Payments on Termination or Change of Control — Severance Benefits — Letter Agreement with Mr. Black.” Also in 2006, Kimberly-Clark and Mr. Palmer entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of stock options and time-vested restricted share units, as well as additional severance protection for Mr. Palmer. See “Potential Payments on Termination or Change of Control — Severance Benefits — Letter Agreement with Mr. Palmer.” Other than these letter agreements and the executive severance plans described below, none of our named executive officers has any employment agreement with us. See “Potential Payments on Termination or Change of Control.”

Executive officers may receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2001 Plan, which was approved by stockholders in 2001. The 2001 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. In 2008 and 2009, the Committee did not award time-vested restricted share units to our named executive officers. In 2010, the Committee awarded time-vested restricted share units to Messrs. Abernathy and Palmer for retention purposes. Each named executive officer received grants of stock options and performance-based restricted share units under the 2001 Plan in 2010.

For grants of stock options, the 2001 Plan provides that the option price per share shall be no less than the closing price per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2010 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning April 28, 2011; provided, however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2010 vest three years following the grant date in a range from zero to 200 percent of the target levels based on our average annual net sales growth and average adjusted ROIC performance during the three years. As of February 9, 2011, the performance-based restricted share units granted in 2010, 2009 and 2008 were on pace to vest at the following levels:

65 percent for the 2010 award, 150 percent for the 2009 award and 22 percent for the 2008 award. Time-vested restricted share units granted to Messrs. Abernathy and Palmer in 2010 vest on the third anniversary of the date of grant.

For restricted share units, during the restricted period an executive who is awarded restricted share units is not entitled to vote the units but, for units granted prior to 2009, receives cash equal to dividends paid on our common stock (other than Messrs. Black’s and Palmer’s dividend equivalents on their respective restricted share unit awards granted as part of their signing bonuses, which are reinvested in additional restricted share units). Dividend equivalents are no longer paid on unvested performance-based restricted share units granted to our named executive officers as of February 2009 and thereafter; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest. Dividend equivalents on the time-vested restricted share units granted to Messrs. Abernathy and Palmer in 2010 will be accumulated and paid in additional shares after the time-vested restricted share units vest.

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2010. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2010(1)

Option Awards(2)(3)	Stock Awards
Equity Incentive
Plan Awards:
Number of	Number of	Equity Incentive	Market or
Securities	Securities	Number of	Market Value	Plan Awards:	Payout Value of
Underlying	Underlying	Shares or	of Shares	Number of	Unearned Shares,
Unexercised	Unexercised	Option	Units of	or Units of	Unearned Shares,	Units or Other
Options	Options	Exercise	Option	Stock That	Stock That	Units or Other	Rights That
Grant	(#)	(#)	Price	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Date	Exercisable	Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)	Vested($)(8)
Thomas J. Falk
4/28/10	0	273,134	61.02	4/28/20
2/22/10	86,141	(9)	5,430,314
4/29/09	60,471	141,101	49.61	4/29/19
2/26/09	184,674	(9)	11,641,833
4/23/08	125,019	83,347	63.99	4/23/18
4/23/08	83,346	5,254,132
4/25/07	143,758	0	71.88	4/25/17
4/25/07	23,960	1,510,438
4/26/06	175,946	0	58.73	4/26/16
4/26/06	14,663	924,356
4/28/05	167,776	0	61.59	4/28/15
4/28/04	122,031	0	63.14	4/28/14
2/18/02	305,077	0	59.97	2/17/12
2/22/01	228,807	(10)	0	68.59	2/21/11

Mark A. Buthman
4/28/10	0	58,269	61.02	4/28/20
2/22/10	18,376	(9)	1,158,444
4/29/09	14,361	33,512	49.61	4/29/19
2/26/09	43,860	(9)	2,764,913
4/23/08	29,692	19,795	63.99	4/23/18
4/23/08	19,795	1,247,877
4/25/07	29,679	0	71.88	4/25/17
4/25/07	4,947	311,859
4/26/06	38,595	0	58.73	4/26/16
4/26/06	3,217	202,800
4/28/05	36,803	0	61.59	4/28/15
4/28/04	24,558	0	63.14	4/28/14
2/17/03	41,523	0	43.80	2/16/13
2/18/02	40,677	0	59.97	2/17/12
2/22/01	30,507	0	68.59	2/21/11

Option Awards(2)(3)	Stock Awards
Equity Incentive
Plan Awards:
Number of	Number of	Equity Incentive	Market or
Securities	Securities	Number of	Market Value	Plan Awards:	Payout Value of
Underlying	Underlying	Shares or	of Shares	Number of	Unearned Shares,
Unexercised	Unexercised	Option	Units of	or Units of	Unearned Shares,	Units or Other
Options	Options	Exercise	Option	Stock That	Stock That	Units or Other	Rights That
Grant	(#)	(#)	Price	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Date	Exercisable	Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)	Vested($)(8)
Robert E. Abernathy
4/28/10	0	65,552	61.02	4/28/20
2/22/10	(11)	8,614	543,018	(12)
2/22/10	20,673	(9)	1,303,257
4/29/09	19,149	44,682	49.61	4/29/19
2/26/09	58,480	(9)	3,686,596
4/23/08	35,943	23,962	63.99	4/23/18
4/23/08	23,962	1,510,564
4/25/07	35,244	0	71.88	4/25/17
4/25/07	5,665	357,122
4/26/06	45,406	0	58.73	4/26/16
4/26/06	3,604	227,196
4/28/05	37,885	0	61.59	4/28/15
4/28/04	28,473	0	63.14	4/28/14
2/17/03	91,523	0	43.80	2/16/13
2/18/02	101,692	0	59.97	2/17/12
2/22/01	61,014	0	68.59	2/21/11

Robert W. Black
4/28/10	0	50,985	61.02	4/28/20
2/22/10	16,080	(9)	1,013,695
4/29/09	11,338	26,457	49.61	4/29/19
2/26/09	34,627	(9)	2,182,869
4/23/08	23,441	15,628	63.99	4/23/18
4/23/08	15,627	985,126
4/25/07	18,549	0	71.88	4/25/17
4/25/07	3,092	194,920
4/26/06	36,325	0	58.73	4/26/16
4/26/06	(13)	4,018	(14)	253,295
4/26/06	1,892	119,272

Anthony J. Palmer
9/01/10	(11)	6,179	389,520	(12)
4/28/10	0	30,955	61.02	4/28/20
2/22/10	9,762	(9)	615,425
4/29/09	8,314	19,402	49.61	4/29/19
2/26/09	25,392	(9)	1,600,689
4/23/08	17,190	11,460	63.99	4/23/18
4/23/08	11,460	722,438
4/25/07	18,549	0	71.88	4/25/17
4/25/07	3,092	194,920
1/31/07	11,527	0	69.40	1/31/17

(1)	The amounts shown reflect outstanding equity awards granted under the 1992 Plan or the 2001 Plan (together, the “Equity Plans”). Under the Equity Plans, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units. Only stock option awards are currently outstanding under the 1992 Plan. Stock options and time-vested restricted share unit and performance-based restricted share unit awards are currently outstanding for our named executive officers under the 2001 Plan.

(2)	Number and exercise price of stock options granted prior to December 1, 2004 include mandatory adjustments to reflect the change in capitalization due to the Neenah Paper, Inc. spin-off.

(3)	Stock options granted under the Equity Plans become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning the first anniversary of the grant date; provided that all of the options become exercisable for three years upon death or total and permanent disability and for five years upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or

Change of Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

(4)	The Equity Plans provide that the option price per share shall be no less than the closing price per share of our common stock at grant date.

(5)	The amounts shown represent awards of time-vested restricted share units granted to our named executive officers in April 2006 and 2007 and in February and September 2010, as indicated. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” time-vested restricted share unit awards vest in one-third increments, beginning on the third anniversary of the grant date (except as provided in footnotes (11) and (13) below). Dividend equivalents on units granted prior to 2009 are paid in cash on the number of restricted share units at the same rate and on the same day as dividends are paid to all our stockholders (except as provided in footnote (14) below). Dividend equivalents on the time-vested restricted share units granted to Messrs. Abernathy and Palmer in 2010 will be accumulated and paid in additional shares after the time-vested restricted share units vest.

(6)	The values shown in this column are based on the closing price of our common stock on December 31, 2010 of $63.04 per share.

(7)	The amounts shown represent awards of performance-based restricted share units granted to our named executive officers in April 2008 and in February 2009 and 2010. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” performance-based restricted share unit awards granted in 2008 vest on April 23, 2011 in a range from zero to 150 percent of the target levels indicated based on the achievement of specific performance goals, and performance-based restricted share unit awards granted in 2009 and 2010 vest on February 26, 2012 and February 22, 2013, respectively, in a range from zero to 200 percent of the target levels indicated based on the achievement of specific performance goals. Based on the current vesting pace of these awards, the amounts shown represent target levels for the 2008 and 2010 grants and the maximum level for the 2009 grant. See “Discussion of Summary Compensation and Plan-Based Awards Tables.” For performance-based restricted share units granted prior to 2009, dividend equivalents are paid in cash on the target number of restricted share units at the same rate paid and on the same day as dividends are paid to all our stockholders.

(8)	The values shown in this column are based on the target level of performance-based restricted share units (or, for the February 2009 grant, the maximum level as described in footnote (7) above) and the closing price of our common stock on December 31, 2010 of $63.04 per share.

(9)	Includes the following amount of dividend equivalents on performance-based restricted share units granted to our named executive officers in February 2009, based on the maximum level for that grant, and in February 2010, based on the target level for that grant:

		Dividend
Name	Year	Equivalents

Thomas J. Falk	2010	2,669
	2009	13,220
Mark A. Buthman	2010	569
	2009	3,140
Robert E. Abernathy	2010	640
	2009	4,186
Robert W. Black	2010	498
	2009	2,478
Anthony J. Palmer	2010	302
	2009	1,818

(10)	Includes 33,775 options transferred to TKM, Ltd., a family partnership established by Mr. Falk and his spouse.

(11)	Mr. Abernathy’s time-vested restricted share units vest on February 22, 2013, and Mr. Palmer’s time-vested restricted share units vest on September 1, 2013.

(12)	Includes the following amount of dividend equivalents on time-vested restricted share units granted to Messrs. Abernathy and Palmer in 2010 that are reinvested in additional restricted share units: 267 for Mr. Abernathy and 62 for Mr. Palmer.

(13)	Under the terms of Mr. Black’s letter agreement, these time-vested restricted share units, granted as part of his signing bonus, vest on April 26, 2011.

(14)	Includes 613 dividend equivalents on time-vested restricted share units granted as part of Mr. Black’s signing bonus that are reinvested in additional restricted share units.

Option Exercises and Stock Vested

The following table sets forth information concerning stock awards vested during 2010 for our named executive officers. There were no stock options exercised by our named executive officers in 2010.

Option Exercises and Stock Vested in 2010

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting(#)	Vesting($)(1)

Thomas J. Falk	62,188	3,790,520
Mark A. Buthman	13,208	805,072
Robert E. Abernathy	15,090	919,749
Robert W. Black	6,219	378,943
Anthony J. Palmer	9,842	591,180

(1)	The dollar amount reflects the final pre-tax value received by our named executive officers upon the vesting of time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date). It is not the grant date fair value disclosed in other locations in this proxy statement.

Pension Benefits

The following table sets forth information as of December 31, 2010 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.

2010 Pension Benefits

				Present Value of
		Number of Years		Accumulated
Name(1)	Plan Name	Credited Service(#)		Benefit($)

Thomas J. Falk	Pension Plan	26.5	(2)	692,157
	Supplemental Pension Plans	26.5		11,929,505
Mark A. Buthman	Pension Plan	15.2	(3)	349,997
	Supplemental Pension Plans	15.2		1,869,116
Robert E. Abernathy(4)	Pension Plan	28.0	(2)	888,931
	Supplemental Pension Plans	28.0		4,890,993

(1)	Because Messrs. Black and Palmer joined Kimberly-Clark after January 1, 1997, they are not eligible to participate in our defined benefit pension plans.

(2)	Messrs. Falk and Abernathy have 27.5 and 29.0 years of actual service, respectively. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table, as a result of our ceasing to accrue compensation and benefit service under the plans.

(3)	Mr. Buthman has 28.6 years of actual service. In 1997, he elected to participate in our defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduces his benefits under our defined benefit pension plans, in accordance with the terms of those plans.

(4)	Mr. Abernathy is currently eligible for early retirement under the plans and would be eligible to receive the early retirement benefit described in the table below.

Employees who joined Kimberly-Clark prior to January 1, 1997 (and who did not elect to participate in our Retirement Contribution Plan), including Messrs. Falk and Abernathy, are eligible to participate in our pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans.

We stopped accruing compensation and benefit service under our pension plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes will not affect benefits earned by participants prior to January 1, 2010.

The following is an overview of these plans, which are applicable to our executives and active employees based in the U.S. who joined Kimberly-Clark prior to January 1, 1997 (and who have not opted out of the plans).

	Pension Plan	Supplemental Pension Plans

Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code

Eligible Participants	Salaried employees who joined Kimberly-Clark prior to January 1, 1997	Salaried employees impacted by limitations imposed by the Internal Revenue Code on payments under the pension plan

Payment Form	Normal benefit:	Accrued benefits prior to 2005:
	• Single-life annuity payable monthly	• Monthly payments or a lump sum after age 55

	Other optional forms of benefit are available, including a joint and survivor benefit	Accrued benefits for 2005 and after: • Lump sum six months after termination of employment

Retirement Eligibility	Full unreduced benefit:	Same
• Normal retirement age of 65
• Age 62 with 10 years of service
• Age 60 with 30 years of service
• Disability retirement

Early retirement benefit:

  •    Age 55 with five years of service.
The amount of the benefit is reduced according to the number of years the participant retires before the age the participant is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service

	Pension Plan	Supplemental Pension Plans

Benefits Payable	Depends on the participant’s years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in their last fifteen years of service for which earnings were the highest	Same

Benefit Formula for Salaried Employees (As of December 31, 2009) (Payable in the form of a single life annuity)	Unreduced monthly benefit = 1/12 of ((1.125% x final average annual earnings (up to 2/3 of the Social Security Taxable Wage Base)) + (1.425% x final average annual earnings (in excess of 2/3 of the Social Security Taxable Wage Base up to Taxable Wage Base)) + (1.5% x final average annual earnings (over the Social Security Taxable Wage Base))	Same

Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included	Same

Change of control or reduction in our long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively

The estimated actuarial present value of the retirement benefits accrued through December 31, 2010 appears in the 2010 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 11 to our audited consolidated financial statements included in our 2010 Annual Report on Form 10-K. The calculation of actuarial present value generally is consistent with the methodology and assumptions outlined in our audited consolidated financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Present values were calculated using RP2000 projected mortality. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 4.05%, consistent with the methodology used for purposes of our consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for United States pension plans of 5.55% as of December 31, 2010.

The actuarial increase in 2010 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in our pension plans). No payments were made to our named executive officers listed above under our pension plans during 2010. For participants in the pension plans, the number of years of credited service disclosed in the table is less than their length of service with Kimberly-Clark. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table above, as a result of our ceasing accruing compensation and benefit service under the plans.

While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis — Retirement Benefits.”

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2010.

2010 Nonqualified Deferred Compensation

				Aggregate
		Company	Aggregate	Balance at
		Contributions	Earnings in	December 31,
Name	Plan	in 2010($)(1)	2010($)(2)	2010($)(3)

Thomas J. Falk	Supplemental 401(k) Plan	258,642	14,436	273,078
	Deferred Compensation Plan	0	107,542	1,863,006
Mark A. Buthman	Supplemental 401(k) Plan	88,120	28,115	497,901
	Deferred Compensation Plan	0	0	0
Robert E. Abernathy	Supplemental 401(k) Plan	88,706	3,900	92,605
	Deferred Compensation Plan	0	1,446	13,925
Robert W. Black	Supplemental 401(k) Plan	74,913	34,222	361,056
	Deferred Compensation Plan	0	0	0
Anthony J. Palmer	Supplemental 401(k) Plan	61,842	151	233,929
	Deferred Compensation Plan	0	0	0

(1)	Contributions consist solely of amounts accrued by Kimberly-Clark under the Supplemental 401(k) Plan, including the profit-sharing contribution in February 2011, with respect to our performance in 2010. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.

(2)	The amounts in this column show the changes in the aggregate account balance for our named executive officers during 2010 that are not attributable to company contributions. There were no withdrawals by or distributions to our named executive officers during 2010. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

(3)	Balance for the Supplemental 401(k) Plan includes the profit-sharing accrual made in February 2011 with respect to our performance in 2010. Balance for the Supplemental 401(k) Plan also includes accruals by Kimberly-Clark under the supplemental Retirement Contribution Program (i) for Mr. Buthman of $58,895 and $86,205 in 2009 and 2008, respectively, (ii) for Mr. Black of $72,648 and $70,254 in 2009 and 2008, respectively, and (iii) for Mr. Palmer of $44,529 and $62,839 in 2009 and 2008, respectively, that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years.

In addition to amounts shown in the table that reflect participation in the Supplemental 401(k) Plan, amounts shown for Messrs. Falk and Abernathy represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the 401(k) Profit Sharing Plan. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change of control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.

Overview of Qualified and Non-Qualified Plans.  The following is an overview of our qualified and non-qualified plans that we offered to our named executive officers as of December 31, 2010.

	401(k) Profit Sharing Plan	Supplemental 401(k) Plan

Purpose	To assist employees in saving for retirement, as well as to provide a discretionary profit sharing contribution in which contributions will be based on our profit performance	To provide benefits to the extent necessary to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans

Eligible participants	Most employees	Salaried employees impacted by limitations imposed by the Internal Revenue Code on the 401(k) Profit Sharing Plan

Is the plan qualified under the Internal Revenue Code?	Yes	No

Can employees make contributions?	Yes	No

Do we make contributions or match employee contributions?	We match 100% of employee contributions, to a yearly maximum of 4% of eligible compensation. In addition, we may make a discretionary profit sharing contribution based on our profit performance	We provide credit to the extent our contributions to the 401(k) Profit Sharing Plan are limited by the Internal Revenue Code

When do account balances vest?	Account balances under these plans generally vest once the participant completes at least two years of service	Same

How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant	Account balances are credited with earnings and losses as if such account balances were invested in certain designated investment options selected by the participant

When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the 401(k) Profit Sharing Plan	Same

Prior to 2010, we maintained the Incentive Investment Plan, which was a 401(k) plan that covered eligible employees, including our named executive officers, as well as the Retirement Contribution Plan, which was a tax-qualified defined contribution plan that covered certain of our executive officers under which we provided monthly contributions to a retirement contribution account based on the participant’s age and eligible earnings. In addition, we maintained the Retirement Contribution Excess Benefit Program (the “supplemental Retirement Contribution Program”), a nonqualified defined contribution plan intended to provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Code. We discontinued all contributions and accruals to the Incentive Investment Plan and the Retirement Contribution Plan, and amended the supplemental Retirement Contribution Program, for plan years after 2009 for most of our U.S. employees, including our named executive officers. Effective January 1, 2010, we adopted the 401(k) Profit Sharing Plan discussed above. Most U.S. employees’ investment balances, including those of our named executive officers, in the Incentive Investment Plan and Retirement Contribution Plan were transferred to the new 401(k) Profit Sharing Plan. Also effective January 1, 2010, the supplemental Retirement Contribution Program was amended to become the Supplemental 401(k) Plan.

While the Supplemental 401(k) Plan remains unfunded, in 1996 the Board amended a previously established trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined contribution plans.

Potential Payments on Termination or Change of Control

Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

We maintain two severance plans that cover our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.

Executive Severance Plan.  We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	The value of any forfeited awards, based on the closing price of our common stock at the date of the participant’s separation from service, of restricted stock, time-vested restricted share units, performance-based restricted share units granted before 2010 (at the greater of target or the attainment of the performance goal as of the end of the prior year), and certain unvested incentive stock options,

•	The value of each forfeited grant of performance-based restricted share units granted after January 1, 2009, based on the average annual dollar amount paid to the participant for the three prior fiscal years for performance-based restricted share units,

•	The value of any forfeited benefits under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

•	The value of the employer match and assumed 3 percent profit sharing contribution the named executive officer would have received if he had remained employed an additional two years under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, and

•	Two years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options and certain incentive stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.

Under the terms of the agreements, in certain circumstances, if the named executive officer incurs excise tax due to the application of Section 280G of the Code, the named executive officer would be entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Kimberly-Clark (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The Board has determined the eligibility criteria for participation in the plan. The current agreements with each of our named executive officers expire on December 31, 2011, unless extended by the Board.

Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning Kimberly-Clark and Kimberly-Clark’s business so long as such information is not publicly disclosed.

Severance Pay Plan.  Our Severance Pay Plan generally provides eligible employees (including our named executive officers) severance payments and benefits in the event of certain involuntary terminations. Under the Severance Pay Plan, a named executive officer (employed for at least one year) whose employment is involuntarily terminated would receive:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical and dental coverage, and

•	Six months of outplacement services and three months of participation in the employee assistance program.

If the named executive officer’s employment is involuntarily terminated within the first 12 months of employment, the Severance Pay Plan provides that the named executive officer would receive three months’ base salary.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program, but no later than 60 days following the calendar year of the separation from service.

Letter Agreement with Mr. Black.  In our offer letter to Mr. Black, which was effective April 10, 2006, Kimberly-Clark has agreed to provide additional severance protection for him. If his employment is involuntarily terminated by Kimberly-Clark for any reason other than for “cause” (as described below), or by him for “good reason” (as described below), during the first five years of his employment, he will be entitled to receive a lump sum severance amount equal to:

•	One year’s base salary plus target annual incentive,

•	The current value of unvested time-based restricted share units and unvested stock options granted as a signing bonus (including unvested restricted share units accrued due to dividend reinvestment),

•	Pro-rata portion of the target annual incentive, and

•	Any accrued but unpaid prior year annual incentive bonus (if the termination is after the end of the calendar year but before payment of the annual incentive bonus).

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Black’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Kimberly-Clark rule or policy, including those rules set forth in our Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms our business, (4) engaging in disloyal, dishonest or illegal conduct relating to our business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that we reasonably determine to be meaningfully detrimental to our business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Black’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by Kimberly-Clark to make a payment or grant to him as provided for in the letter agreement, unless Kimberly-Clark cures either of these items within 30 days after he provides notice.

To receive this severance benefit, Mr. Black must execute Kimberly-Clark’s standard release agreement. This benefit is in lieu of any benefit he would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, he may elect to receive the other benefit in lieu of the benefit under the letter agreement.

Letter Agreement with Mr. Palmer.  In our offer letter to Mr. Palmer, which was effective October 2, 2006, we have agreed to provide additional severance protection for him. If his employment is involuntarily terminated by Kimberly-Clark for any reason other than for “cause” (as described below), or by him for “good reason” (as described below), during the first five years of his employment:

•	He will be entitled to receive a lump sum severance amount equal to one year’s base salary plus target annual incentive, payable on the first day of the seventh month following the date of his separation from service, and

•	His unvested time-based restricted share units granted as his signing bonus will vest and be paid, in common stock, payable in conjunction with his severance benefit.

In addition, if his termination is after the end of the calendar year but before payment of the annual incentive bonus, he will also receive any accrued but unpaid prior year annual incentive bonus.

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Palmer’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Kimberly-Clark rule or policy, including those rules set forth in our Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms our business, (4) engaging in disloyal, dishonest or illegal conduct relating to our business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that we reasonably determine to be meaningfully detrimental to our business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Palmer’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by Kimberly-Clark to make a payment or grant to Mr. Palmer as provided for in the letter agreement, provided that he provides Kimberly-Clark 30 days notice of the reduction or failure by Kimberly-Clark and Kimberly-Clark has not cured the reduction or failure within 30 days after he provides notice.

To receive this severance benefit, Mr. Palmer must execute Kimberly-Clark’s standard release agreement. This benefit is in lieu of any benefit he would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, he may elect to receive the other benefit in lieu of the benefit under the letter agreement.

2001 Plan.  In the event of a “Qualified Termination of Employment” (as described below) of a participant in the 2001 Plan in connection with a change of control, all of the participant’s options, restricted stock and restricted share units would become fully vested. Any performance-based restricted share units with a performance period starting after 2009 vest at the average incentive awards for the three prior fiscal years, and those with a performance period starting before 2010 at the greater of the number of shares that would have vested based on the attainment of the applicable performance goal as of the end of the prior calendar year or target. Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2001 Plan constitute a parachute payment under Section 280G of the Code, the 2001 Plan provides that the amounts will be reduced to the extent necessary to provide the participant with the greatest aggregate net after tax receipt. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of Kimberly-Clark (as defined in the 2001 Plan), unless the termination is by reason of death or disability or unless the termination is by Kimberly-Clark for cause or by the participant without good reason.

The 2001 Plan provides that, if pending a change of control, the Committee determines that Kimberly-Clark common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2001 Plan (for example, as a result of the failure of the acquiring company to assume outstanding grants), then all stock options (other than incentive stock options) will become exercisable, in a manner deemed fair and equitable by the Committee, immediately prior to the consummation of the change of control. In addition, the restrictions on all restricted stock will lapse and the restricted share units will vest immediately prior to the consummation of the change of control and will be settled upon the change of control in cash equal to the fair market value of the restricted share units at the time of the change of control.

In the event of a termination of employment of a participant in the 2001 Plan, other than a Qualified Termination of Employment, death, total and permanent disability or retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any vested stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability

Retirement.  In the event of retirement (separation from service after age 55), our named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Their account balance under the Supplemental 401(k) Plan (if the participant has at least two years of vesting service),

•	Their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•	For units granted before 2008 and outstanding more than six months after the date of grant, time-vested restricted share units will be payable in full at the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	For participants with at least fifteen years of vesting service, continuing coverage under Kimberly-Clark’s group life insurance plan.

Death.  In the event of death while an active employee, the following benefits are payable:

•	50 percent of the benefits under our pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information), payable under the terms of the plans to the participant’s spouse or minor children,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Their account balance under the Supplemental 401(k) Plan,

•	Their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion, and

•	Payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all salaried employees in the U.S.) equal to the participant’s annual pay, up to $1 million (plus any additional coverage of two, three or four times the participant’s annual pay, up to $1 million, purchased by the participant at group rates).

Disability.  In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, our named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

•	Up to an additional 12 months of vesting service (but not contributions) from the date of separation of service under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

•	Continuing coverage under Kimberly-Clark’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

•	Payment of benefits under Kimberly-Clark’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $10,000. Benefits are reduced by the amount of any other Kimberly-Clark- or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change of Control Table

The following table presents the approximate value of (i) the severance benefits for our named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2010; (ii) the severance benefits for our named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2010; (iii) the benefits that would have been payable on the death of our named executive officers on December 31, 2010; (iv) the benefits that would have been payable on the total and permanent disability of our named executive officers on December 31, 2010; and (v) the potential payments to Mr. Abernathy if he had retired on December 31, 2010. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2010 of $63.04 per share.

The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. Because none of our named executive officers, other than Mr. Abernathy, was eligible to retire as of December 31, 2010, potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

			Equity with		Additional		Continued Benefits
	Cash		Accelerated		Retirement		and Other
Name	Payment($)		Vesting($)		Benefits($)		Amounts($)		Total($)

Thomas J. Falk
Qualified Termination of Employment	8,084,827	(1)	13,947,318	(2)	474,428	(3)	33,648	(4)	22,539,241
Involuntary termination(5)	8,084,827		0		0		14,912	(6)	8,099,739
Death	2,307,280	(7)	17,848,774		0	(8)	0		20,156,054
Disability	1,307,280	(7)	17,848,774		8,325,808	(9)	95,900	(10)	27,577,762

Mark A. Buthman
Qualified Termination of Employment	3,237,406	(1)	3,155,131	(2)	192,787	(3)	33,648	(4)	6,618,972
Involuntary termination(5)	3,237,406		0		0		14,912	(6)	3,252,318
Death	1,143,313	(7)	4,135,010		36,740	(8)	0		5,315,063
Disability	483,313	(7)	4,135,010		1,966,046	(9)	100,200	(10)	6,684,569

Robert E. Abernathy
Qualified Termination of Employment	3,386,388	(1)	4,262,008	(2)	199,395	(3)	33,648	(4)	7,881,429
Involuntary termination(5)	3,386,388		0		0		14,912	(6)	3,401,300
Death	537,883	(7)	5,348,875		0	(8)	0		5,886,758
Disability	537,883	(7)	5,348,875		1,368,087	(9)	100,200	(10)	7,355,045
Retirement	537,883	(1)	7,817,230		446,565		100,200	(11)	8,901,878

Robert W. Black
Qualified Termination of Employment	2,873,004	(1)	2,264,401	(2)	175,252	(3)	1,719,002	(4)	7,031,659
Involuntary termination(12)	2,873,004		0		0		14,912	(6)	2,887,916
Death	369,401	(7)	3,458,070		0		0		3,827,471
Disability	369,401	(7)	3,458,070		0		0	(10)	3,827,471

Anthony J. Palmer
Qualified Termination of Employment	2,433,839	(1)	1,968,991	(2)	143,996	(3)	33,648	(4)	4,580,474
Involuntary termination(12)	2,433,839		0		0		14,912	(6)	2,448,751
Death	1,376,760	(7)	2,318,505		0		0		3,695,265
Disability	376,760	(7)	2,318,505		0		0	(10)	2,695,265

(1)	Assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2010; actual amount that would be paid is determined by the Committee in its discretion.

(2)	Under the terms of the 2001 Plan, if the Committee were to determine that, pending a change of control, our common stock will cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the named executive officer. This provision also applies to grants under the 2001 Plan to employees other than our named executive officers.

(3)	Includes the value of two additional years of employer contributions under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.

(4)	Includes an amount equal to twenty-four months of COBRA medical and dental coverage with an estimated value of $33,648, as well as an estimated additional cash payment to Mr. Black of

$1,685,354 to place him in the same position as if the excise tax due to the application of Section 280G of the Code were not applicable.

(5)	Benefits payable under the Severance Pay Plan. For Mr. Abernathy, does not include accelerated equity vesting that occurred when he became retirement eligible at age 55. See the benefits payable for Mr. Abernathy for retirement for the amount of this accelerated equity vesting.

(6)	Includes six months of COBRA medical and dental coverage and outplacement services with an estimated value of $8,412 and $6,500, respectively.

(7)	For death, includes the payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all U.S. salaried employees); Messrs. Abernathy and Black have opted out of this benefit. For death and disability, assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2010; actual amount that would be paid is determined by the Committee in its discretion. For disability, does not include benefits payable under Kimberly-Clark’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the named executive officer and the value of any Kimberly-Clark- or government-provided income benefits received.

(8)	For Mr. Buthman, includes the excess of the estimated actuarial present value of the pension benefits payable on death through December 31, 2010 over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table. For Messrs. Falk and Abernathy, the estimated actuarial present value of the pension benefits payable on death is less than the present value of the aggregate accumulated benefit set forth in the Pension Benefits table; as a result, no incremental benefit as a result of their death is included in the amount.

(9)	Includes the excess of the estimated actuarial present value of the retirement benefits payable on disability for the named executive officer through December 31, 2010 (assuming the named executive officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.

(10)	Includes the value of retiree medical credits assuming total and permanent disability on December 31, 2010 of our named executive officers, other than Messrs. Black and Palmer. Our named executive officers would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2010, which benefit does not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

(11)	Includes the value of retiree medical credits assuming Mr. Abernathy’s retirement on December 31, 2010. Mr. Abernathy would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2010, which benefit does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

(12)	Benefits payable under the Severance Pay Plan, which are greater than amounts payable under the letter agreements with Messrs. Black and Palmer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. Other than the following exceptions noted below, we believe that our executive officers and directors timely complied with their filing requirements for 2010. On April 28, 2010, Michael T. Azbell, our Vice President and Controller, was granted stock options. The Form 4 report reflecting this transaction was filed on August 25, 2010. On August 5, 2010, Joanne B. Bauer, our President — Global Health Care, sold shares of our common stock in the open market. The Form 4 report reflecting this transaction was filed on August 11, 2010. On October 4, 2010, Elane B. Stock, our Senior

Vice President and Chief Strategy Officer, received restricted share unit dividends. The Form 4 report reflecting this transaction was filed on January 6, 2011. On November 30, 2010, Jan B. Spencer, Senior Vice President Continuous Improvement, Procurement and Sustainability, and Ms. Bauer had time-based restricted share units that vested and shares were automatically surrendered to Kimberly-Clark to satisfy their tax withholding obligations. The Form 4 reports reflecting these transactions were filed on December 20, 2010.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions.  The Board has adopted written procedures regarding the review, approval or ratification of transactions involving related persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person transaction is any transaction between Kimberly-Clark and any related person that requires disclosure under the SEC’s rules regarding these transactions. A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

Under these written procedures, the Board has determined that:

•	The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

•	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer who is also a Board member.

The Nominating and Corporate Governance Committee or the Audit Committee may, in its sole discretion, refer consideration of these transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or his or her immediate family member) has or will have in a transaction with Kimberly-Clark. Based on a review of the transaction, a determination will be made whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is in, or not opposed to, Kimberly-Clark’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party,

•	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict and whether mitigation of any conflict is feasible,

•	The impact on a director’s independence, if applicable, and

•	Whether steps have been taken to ensure fairness to Kimberly-Clark.

2010 Related Person Transactions.  We share aircraft hangar space, pilots and related services with Bergstrom Corporation, an entity which is majority-owned by Mr. Bergstrom. During 2010, Bergstrom Corporation paid us $411,000 for its share of the costs associated with these services. We believe this arrangement is fair and reasonable, advantageous to Kimberly-Clark and consistent with national benchmarking. Based on an analysis of the arrangement, we also believe its terms to be comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.

In 2010, we purchased advertising totaling $160,000 from entities owned directly or indirectly by Johnson Publishing Company, Inc., where Ms. Johnson Rice is Chairman. This advertising was placed in accordance with our advertising companies’ independent recommendations and was not directed by Kimberly-Clark.

2012 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2012 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 11, 2011. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to be properly brought before an annual meeting by a stockholder (other than in connection with the election of directors; see “Part Two — Corporate Governance Information — Stockholder Nominations for Directors”), written notice of the stockholder proposal must be received by the Secretary of Kimberly-Clark not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Under our By-Laws, the stockholder’s notice to the Secretary must contain certain information regarding the stockholder and affiliates, including name and address, shares held, derivative positions, dividend rights that are separate or separable from the underlying shares and certain performance-related fees. Stockholders must also provide information regarding whether the stockholder or affiliates intend to deliver a proxy statement or form of proxy regarding the proposal, as well as information regarding the proposal and information relating to the stockholder or affiliates required to be disclosed in the proxy statement. Additional information concerning the advance notice requirements and a copy of our By-Laws may be obtained from the Secretary of Kimberly-Clark at the address provided above.

OTHER MATTERS

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors.

John W. Wesley
Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 11, 2011

APPENDIX A

KIMBERLY-CLARK CORPORATION
2011 OUTSIDE DIRECTORS’ COMPENSATION PLAN
(Amended and restated effective April 21, 2011)

1.  INTRODUCTION

The Kimberly-Clark Corporation Outside Directors’ Compensation Plan (the “Plan”) is intended to promote the interests of Kimberly-Clark Corporation (the “Corporation”) and its stockholders by enhancing the Corporation’s ability to attract, motivate and retain as Outside Directors persons of training, experience and ability, and to encourage the highest level of Outside Director performance. The Plan is intended to permit the Corporation maximum flexibility in implementing a compensation policy including aligning the Outside Directors’ economic interests closely with those of the Corporation’s stockholders by use of equity based compensation awards.

2.  DEFINITIONS

Unless otherwise defined in the text of the Plan, capitalized terms herein shall have the meanings set forth in this Section 2.

“Affiliate” means any Corporation in which the Corporation owns 20 percent or more of the equity interest (collectively, the “Affiliates”).

“Award” has the meaning set forth in Section 3 of the Plan.

“Board” means the Board of Directors of the Corporation.

“Change of Control” means an event deemed to have taken place if: (i) a third person, including a “group” as defined for purposes of Code Section 409A, acquires shares of the Corporation having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Committee Rules” means the Committee Rules for the Kimberly-Clark Corporation 2001 Equity Participation Plan or any successor plan.

“Director” means a member of the Board.

“Effective Date” means April 21, 2011 for the amended and restated Plan, upon approval by the stockholders of the Corporation at its 2011 annual meeting. The Plan was originally adopted effective January 1, 2001.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

“Fair Market Value” means the reported closing price of the Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices or, if no such sale shall has been made on that day, on the last preceding day on which there was such a sale.

“Management Development and Compensation Committee” means the Management Development and Compensation Committee of the Board.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Board.

“Option” means a right to purchase a specified number of shares of Stock at a fixed Option price equal to no less than the Fair Market Value of the Stock on the date the Option is granted. For purposes of this Plan, Options shall be issued either as “Annual Options,” as described in subsection 8(a)(iii), or “Additional Options,” as described in subsection 8(b).

“Outside Director” means a Director who is not on the date of grant of an Award pursuant to the Plan, or within one year prior to the date of such grant, an employee of the Corporation or any of its Affiliates.

“Restricted Period” shall mean the period of time during which the Transferability Restrictions applicable to Awards will be in force.

“Restricted Share” shall mean a share of Stock which may not be traded or sold, until the date the Transferability Restrictions expire.

“Restricted Share Unit” means the right, as described in Section 10, to receive an amount, payable in either cash or shares of Stock, equal to the value of a specified number of shares of Stock. No certificates shall be issued with respect to such Restricted Share Unit, except as provided in subsection 10(d), and the Corporation shall maintain a bookkeeping account in the name of the Outside Director to which the Restricted Share Unit shall relate.

“Retainer” means the annual retainer payable to an Outside Director for services rendered as a Director. As of the Effective Date, the amount of the cash portion of such Retainer shall be $85,000 per year, payable in quarterly installments in advance. The Board may, from time to time, establish a different retainer amount and/or the method of paying the retainer.

“Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

“Retirement” and “Retires” means the separation from service as a Director on or after the date the Director has attained age 55.

“Stock” means the shares of the Corporation’s common stock, par value $1.25 per share.

“Stock Appreciation Right (SAR)” has the meaning set forth in subsection 8(l)(i) of this Plan.

“Transferability Restrictions” means the restrictions on transferability imposed on Awards of Restricted Shares or Restricted Share Units.

3.  COMPENSATION

The Outside Directors will be entitled to receive compensation for their services as a member of the Board, and any of its committees, as may be determined from time to time by the Board following a review of, and recommendation on, Outside Director compensation made by the Nominating and Corporate Governance Committee. The compensation paid to each Outside Director is referred to herein as an “Award”, and may be paid in cash, Stock, Options, SARs, Restricted Shares, Restricted Share Units, other forms of equity or any combination thereof as is determined by the Board.

4.  PARTICIPATION AND FORM OF GRANT

Participation in the Plan is limited to Outside Directors. It is intended that all Outside Directors will be participants in the Plan.

All Awards under the Plan shall be made in the form of Options, SARs, Stock, cash, Restricted Shares, Restricted Share Units, other forms of equity or any combination thereof. Notwithstanding anything in this Plan to the contrary, any Awards shall contain restrictions on assignability to the extent required under Rule 16b-3 of the Exchange Act.

5.  ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board, which shall have sole and complete discretion and authority with respect thereto, except as expressly limited by the Plan. All action taken by the Board in the administration and interpretation of the Plan shall be final and binding on all matters relating to the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Board, except that the Board may authorize any Directors, officers or employees of the Corporation to assist the Board in the administration of the Plan and to execute documents on behalf of the Board. The Board also may delegate to a committee of the Board, or such other Directors, officers or employees, as the Board determines, such other ministerial and discretionary duties as it sees fit.

The Corporation or the Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. No member of the Board shall be liable for any act done or omitted to be done by such member, or by any other member of the Board, in connection with the Plan, except for such member’s own willful misconduct or as otherwise expressly provided by statute.

The Board shall have the power to promulgate rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Awards.

All expenses of administering the Plan shall be paid by the Corporation.

6.  TERM OF PLAN

The Plan as amended and restated shall become effective as of the Effective Date. The Plan shall remain in effect until April 20, 2021, unless the Plan is terminated prior thereto by the Board. No Awards may be granted after the termination date of the Plan, but Awards theretofore granted shall continue in force beyond that date pursuant to their terms.

7.  SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

(a) Shares Subject to the Plan.   The aggregate maximum number of shares of Stock available for grant under the Plan shall be 1,000,000 shares, subject to the adjustment provision set forth in subsection 7(b) below. Shares of Stock subject to the Plan will be shares that were once issued and subsequently reacquired by the Corporation in the form of treasury stock. Shares subject to Awards which become ineligible for purchase, and Restricted Shares forfeited, will be available for Awards under the Plan to the extent permitted by Section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Board. Notwithstanding anything in this Plan to the contrary, each grant of Awards under this Plan shall be subject to the availability of shares of Stock under this subsection 7(a).

(b) Adjustments.  In the event there are any changes in the Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Board, to the extent necessary to preserve the benefit to the Outside Director contemplated hereby, to reflect such changes in (i) the aggregate number of shares of Stock subject to the Plan, (ii) the number of shares and the Award price per share of all shares of Stock subject to outstanding Awards, and (iii) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes, provided, however, that no such adjustment or change may be made to the extent that such adjustment or change will result in the dilution or enlargement of any rights of any Outside Director.

8.  STOCK OPTIONS

(a) Annual Grant of Options.  Except to the extent that the Board determines otherwise, Options may be granted to Outside Directors under the Plan as follows:

(i) The Board, by resolution, may provide that each Outside Director in office on January 1 of the calendar year may be automatically granted an Option to purchase a number of shares of Stock to be determined by the Board. The Board, by resolution, also may provide that each Outside Director who is first elected or appointed to the Board after January 1 of the calendar year, may be automatically granted a pro rata number of Options hereunder, without further action by the Board or the stockholders of the Corporation, on the earlier of the date of the first regular meeting during the calendar year of the Board or the Management Development and Compensation Committee after the date such Outside Director first becomes eligible for the grant of Options under this subsection 8(a). The Options to be pro rated will be the amount that would have been paid during the calendar year.

(ii) In addition, the Board, by resolution, may provide that each Outside Director who during the calendar year is designated to serve as the Chair of any one or more of the Audit, Management Development and Compensation, or Nominating and Corporate Governance Committees of the Board, or such other committee as may be determined by the Board, may be granted an Option to purchase an additional number of shares of Stock for each Chair to be determined by the Board.

(iii) A grant of Options as payment of either the annual Retainer or for each applicable Chair of a Committee is referred to herein as “Annual Options.”

(iv) Except as otherwise determined by the Board, Annual Options that may be granted to each Outside Director, and each Chair of the Audit, Management Development and Compensation, or Nominating and Corporate Governance Committees, as of January 1 of the calendar year, shall be automatically granted, without further action by the Board or the stockholders of the Corporation, on the date of the regular February meeting of the Management Development and Compensation Committee.

(b) Election of Additional Option.  To the extent determined by the Board, each Outside Director may elect to receive the cash portion of his or her annual Retainer in the form of an additional Option (hereinafter referred to as an “Additional Option”), in increments of 50 percent of such cash portion of the Retainer. Except as otherwise provided below, such election must be made prior to the date that services are rendered in the calendar year in which such Retainer otherwise would be paid and shall be irrevocable thereafter for such calendar year; provided, however, that an election by an Outside Director pursuant to this subsection for a calendar year (or portion thereof) shall be valid and effective for all purposes for all succeeding calendar years, unless and until such election is revoked or modified by such Outside Director prior to the date that services are rendered in such succeeding calendar year(s); and, provided further, that no such election, revocation or modification may be made within six months of another such election, revocation or modification if the exemption afforded by Rule 16b-3 would not be available as a result thereof.

Notwithstanding the preceding, an individual who is first elected to the Board as an Outside Director during a calendar year may, to the extent determined by the Board, be permitted to make an election to receive the cash portion of his or her annual Retainer in the form of an Additional Option, in increments of 50 percent of such cash portion of the Retainer, during the thirty day period following his or her election date. An election under this paragraph shall be subject to the terms and conditions of this Section.

The number of shares of Stock subject to this Additional Option shall be based on 85 percent of the Black-Scholes-Merton valuation of the cash portion of the Retainer elected to be received as an Additional Option as of the date of grant. To the extent Additional Options are authorized by the Board, each Outside Director as of January 1 of the calendar year, shall be automatically granted the Additional Options elected hereunder, without further action by the Board or the stockholders of the Corporation, on the date of the February Management Development and Compensation Committee meeting. To the extent Additional Options are authorized by the Board, each Outside Director who first becomes eligible for a grant after January 1 of the calendar year, shall be automatically granted the Additional Options elected hereunder, without further action by the Board or the stockholders of the Corporation, on the earlier of the date of the first regular meeting during the calendar year of either the Board or the Management Development and Compensation Committee after the date such Outside Director first becomes eligible and elects the grant of Additional Options under this subsection 8(b).

(c) Form of Additional Option Election.  An election by an Outside Director to receive some or all of the cash portion of his or her Retainer as an Additional Option shall (i) be in writing, (ii) be delivered to the Secretary of the Corporation, and (iii) be irrevocable in all respects with respect to the calendar year(s) to which the election relates. If no election has ever been made by the Outside Director pursuant to subsection 8(b) above, he or she shall be deemed to have made an election to receive the entire cash portion of the Retainer in cash.

(d) Period of Option.  The period of each Option shall be 10 years from the date it is granted.

(e) Option Price.  The exercise price of an Option shall be the Fair Market Value of the Stock at the time the Option is granted.

(f) Limitations on Exercise.  Each Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Outside Director shall have been in the continuous service as a Director of the Corporation; provided, however, that the provisions of this subsection 8(f) shall not apply and all Options outstanding under the Plan shall be exercisable in full if the Outside Director separates from service as a Director within the two (2) year period following the date a Change of Control of the Corporation occurs. Commencing one year after the date the Option was granted, the Outside Director may purchase the total number of shares of Stock covered by the Option; provided, however, that if the Director separates from service as a Director for any reason other than death, Retirement, a voluntary decision by the Outside Director not to stand for reelection to the Board or total and permanent disability, the Option shall be exercisable only for the number of shares of Stock which were exercisable on the date of such separation from service. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

(g) Exercise; Notice Thereof.  Options shall be exercised by delivering to the Corporation, as directed by the office of the Treasurer at the World Headquarters, written notice of the number of shares of Stock with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Payment may be made in cash, a check payable to the Corporation or in shares of Stock transferable to the Corporation and having a Fair Market Value on the transfer date equal to the amount payable to the Corporation. The date of exercise shall be deemed to be the date the Corporation receives the written notice and payment for the shares being purchased. An Outside Director shall have none of the rights of a stockholder with respect to shares covered by an Option until the Outside Director becomes the record holder of such shares.

(h) Exercise after Death, Retirement, Disability or Voluntary Separation of Service.  If a Director dies, retires, becomes totally and permanently disabled, or separates from service on the Board by reason of a voluntary decision by the Outside Director not to stand for reelection to the Board, without having exercised an Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 8(f), within the remaining period of the Option. Upon an Outside Director’s death, the Option may be exercised by the person or persons to whom such Outside Director’s rights under the Option shall pass by will or the laws of descent and distribution or, if no such person has such rights, by his executor or administrator.

(i) Non-transferability.  During the Outside Director’s lifetime, Options shall be exercisable only by such Outside Director. Options shall not be transferable other than by will or the laws of descent and distribution upon the Outside Director’s death. Notwithstanding anything in this subsection 8(i) to the contrary, Outside Directors shall have the right to transfer Options, to the extent allowed under Rule 16b-3 of the Exchange Act, subject to the same terms and conditions applicable to Options granted to the Chief Executive Officer of the Corporation under Committee Rules.

(j) Purchase for Investment.  It is contemplated that the Corporation will register shares sold to Directors pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, an Outside Director exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

(k) Options for Nonresident Aliens.  In the case of any Option awarded to an Outside Director who is not a resident of the United States, the Board may (i) waive or alter the conditions set forth in subsections 8(a) through 8(j) to the extent that such action is necessary to conform such Option to applicable foreign law, or (ii) take any action, either before or after the award of such Option, which it deems advisable to obtain approval of such Option by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (1) increase any benefits accruing to any Outside Directors under the Plan, (2) increase the number of securities which may be issued under the Plan, (3) modify the requirements for eligibility to participate in the Plan, or (4) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code.

(l) Election to Receive Cash Rather than Stock.

(i) At the same time as Options are granted the Board may also grant to designated Outside Directors the right to convert a specified number of shares of Stock covered by such Options to cash, subject to the terms and conditions of this subsection 8(l). For each such Option so converted, the Outside Director shall be entitled to receive cash equal to the difference between the Outside Director’s Option Price and the Fair Market Value of the Stock on the date of conversion. Such a right shall be referred to herein as a Stock Appreciation Right (“SAR”). Outside Directors to whom a SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. A SAR may be revoked by the Board, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(ii) An Outside Director who has been granted a SAR may exercise such SAR during such periods as provided for in the rules promulgated under Section 16 of the Exchange Act. The SAR shall expire when the period of the subject Option expires.

(iii) At the time an Outside Director converts one or more shares of Stock covered by an Option to cash pursuant to a SAR, such Outside Director must exercise one or more Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Stock. In the event that the number of shares and the Option Price per share of all shares of Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Stock subject to outstanding Options.

(m) No Repricings.  No Option or SAR may be re-priced, replaced, re-granted through cancellation, or modified without stockholder approval (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 7 hereof) if the effect would be to reduce the exercise price for the shares underlying such Option or SAR. In addition, no Option or SAR may be repurchased or otherwise cancelled in exchange for cash (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 7 hereof) if the Option Price or Grant Price of the SAR is equal to or less than the Fair Market Value of the Common Stock at the time of such repurchase or exchange. Notwithstanding anything herein to the contrary, the Committee may take any such action set forth in this subsection 8(m) subject to the approval of the stockholders.

9.  RESTRICTED SHARES

The Board may from time to time designate those Outside Directors who shall receive Restricted Share Awards. Each grant of Restricted Shares under the Plan shall be evidenced by a notice from the Board to the Outside Director. The notice shall contain such terms and conditions, not inconsistent with the

Plan, as shall be determined by the Board and shall indicate the number of Restricted Shares awarded and the following terms and conditions of the award.

(a) Grant of Restricted Shares.  The Board shall determine the number of Restricted Shares to be included in the grant and the period or periods during which the Transferability Restrictions applicable to the Restricted Shares will be in force (the “Restricted Period”). The Restricted Period may be the same for all Restricted Shares granted at a particular time to any one Outside Director or may be different with respect to different Outside Directors or with respect to various of the Restricted Shares granted to the same Outside Director, all as determined by the Board at the time of grant.

(b) Transferability Restrictions.  During the Restricted Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, an Outside Director’s right, if any, to receive Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. In order to enforce the limitations imposed upon the Restricted Shares the Board may (i) cause a legend or legends to be placed on any such certificates, and/or (ii) issue “stop transfer” instructions as it deems necessary or appropriate. Holders of Restricted Shares limited as to sale under this subsection 9(b) shall have rights as a shareholder with respect to such shares to receive dividends in cash or other property or other distribution or rights in respect of such shares, and to vote such shares as the record owner thereof. With respect to each grant of Restricted Shares, the Board shall determine the Transferability Restrictions which will apply to the Restricted Shares for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Board may provide (i) that the Outside Director will not be entitled to receive any shares of Stock unless he or she still serves as a Director of the Corporation at the end of the Restricted Period, (ii) that the Outside Director will become vested in Restricted Shares according to a schedule determined by the Board, or under other terms and conditions determined by the Board, and (iii) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Outside Director’s death or total and permanent disability.

(c) Manner of Holding and Delivering Restricted Shares.  Each certificate issued for Restricted Shares shall be registered in the name of the Outside Director and deposited with the Corporation or its designee. These certificates shall remain in the possession of the Corporation or its designee until the end of the applicable Restricted Period or, if the Board has provided for earlier termination of the Transferability Restrictions following an Outside Director’s death, total and permanent disability or earlier vesting of the shares of Stock, such earlier termination of the Transferability Restrictions. At whichever time is applicable, certificates representing the number of shares of Stock to which the Outside Director is then entitled shall be delivered to the Outside Director free and clear of the Transferability Restrictions; provided that in the case of an Outside Director who is not entitled to receive the full number of Restricted Shares evidenced by the certificates then being released from escrow because of the application of the Transferability Restrictions, those certificates shall be returned to the Corporation and canceled and a new certificate representing the shares of Stock, if any, to which the Outside Director is entitled pursuant to the Transferability Restrictions shall be issued and delivered to the Outside Director, free and clear of the Transferability Restrictions.

10.  RESTRICTED SHARE UNITS

The Board shall from time to time designate those Outside Directors who shall receive Restricted Share Unit Awards. The Board shall advise such Outside Directors of their Awards by a letter indicating the number of Restricted Share Units awarded and the following terms and conditions of the award.

(a) Restricted Share Units may be granted to Outside Directors as of the first day of a Restricted Period.  The number of Restricted Share Units to be granted to each Outside Director and the Restricted Period shall be determined by the Board in its sole discretion.

(b) Transferability Restrictions.  During the Restricted Period, Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, an Outside Director’s right, if any, to receive cash or Stock upon termination of the Restricted

Period may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Share Units, the Board shall determine the Transferability Restrictions which will apply to the Restricted Share Units for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Board may provide (i) that the Outside Director will forfeit any Restricted Share Units unless he or she still serves as a Director of the Corporation at the end of the Restricted Period, (ii) that the Outside Director will become vested in Restricted Share Units according to a schedule determined by the Board or under other terms and conditions determined by the Board, and (iii) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Outside Director’s death or total and permanent disability.

(c) Dividends.  During the Restricted Period, Outside Directors will be credited with dividends, equivalent in value to those declared and paid on shares of Stock, on all Restricted Share Units granted to them. These dividends will be regarded as having been reinvested in Restricted Share Units on the date of the Stock dividend payments based on the then Fair Market Value of the Stock thereby increasing the number of Restricted Share Units held by an Outside Director. Holders of Restricted Share Units under this subsection 10(c) shall have none of the rights of a shareholder with respect to such shares. Holders of Restricted Share Units are not entitled to receive dividends in cash or other property, nor other distribution of rights in respect of such shares, nor to vote such shares as the record owner thereof.

(d) Payment of Restricted Share Units.  The payment of Restricted Share Units shall be made in shares of Stock unless the Board determines at the time of grant that payment will be made in cash or a combination of both cash and shares of Stock. The payment of Restricted Share Units shall be made within 90 days following the end of the Restricted Period.

11.  NOTICES; DELIVERY OF STOCK CERTIFICATES

Any notice required or permitted to be given by the Corporation or the Board pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Outside Director at the last address shown for the Outside Director on the records of the Corporation.

12.  AMENDMENT AND TERMINATION

The Board may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards under the Plan to the extent (i) permitted by law, (ii) permitted by the rules of any stock exchange on which the Stock or any other security of the Corporation is listed, and (iii) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including Rule 16b-3 thereof); provided, however, that if any of the foregoing requires the approval by the stockholders of any such amendment, suspension or discontinuance, then the Board may take such action subject to the approval of the stockholders. Except as provided in subsection 7(b), no such amendment, suspension or termination of the Plan shall, without the consent of the Director, adversely alter or change any of the rights or obligations under any Award granted to the Director. The Board may in its sole and absolute discretion, by written notice to a Director, (i) limit the period in which an Award may be exercised to a period ending at least three months following the date of such notice, and/or (ii) limit or eliminate the number of shares of Stock subject to Award after a period ending at least three months following the date of such notice. Except as provided in subsection 8(k) and this Section 12, no such amendment, suspension, or termination of the Plan shall, without the consent of the Director, adversely alter or change any of the rights or obligations under any Options or other rights previously granted the Director under the Plan.

13.  TAXES

The Corporation shall require the withholding of all taxes as required by law. An Outside Director may elect, to the extent allowed by law, to have any portion of the federal, state or local income tax withholding required with respect to an Award satisfied by tendering Stock to the Corporation, which, in the absence of such an election, would have been issued to the Director in connection with the Award.

14.  GOVERNING LAW

The terms of the Plan shall be governed, construed, administered and regulated in accordance with the laws of the state of Delaware and applicable federal law. In the event any provision of the Plan shall be determined to be illegal or invalid for any reason, the other provisions of the Plan shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

15.  DIRECTOR’S SERVICE

Nothing contained in the Plan, or with respect to any grant hereunder, shall interfere with or limit in any way the right of stockholders of the Corporation to remove any Director from the Board, nor confer upon any Director any right to continue to serve on the Board as a Director.

APPENDIX B

KIMBERLY-CLARK CORPORATION
2011 OUTSIDE DIRECTORS’ COMPENSATION PLAN

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended only as a brief summary of the United States federal income tax rules relevant to stock options, stock appreciation rights (SARs), restricted shares, restricted share units and cash payments under the 2011 Outside Directors’ Compensation Plan (the “2011 Directors Plan”). These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. Different or additional rules may apply to individuals who are subject to income tax in foreign jurisdictions or subject to state or local income taxes in the United States.

Options

An Outside Director who is granted an option recognizes no income upon grant of the option. At the time of exercise, however, the Outside Director recognizes compensation income equal to the difference between the exercise price and the fair market value of the Kimberly-Clark shares received on the date of exercise. Kimberly-Clark is generally entitled to an income tax deduction corresponding to the compensation income that the Outside Director recognizes.

When an Outside Director disposes of common stock received upon the exercise of an option, the Outside Director will recognize a capital gain or loss equal to the difference between the sales proceeds received and the Outside Director’s basis in the stock sold. Kimberly-Clark will not receive a deduction for any capital gain recognized by the Outside Director.

SARs

An Outside Director who is granted a SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the Outside Director recognizes compensation income equal to any cash received and the fair market value of any Kimberly-Clark common stock received. Kimberly-Clark is generally entitled to an income tax deduction corresponding to the ordinary income that the Outside Director recognizes.

Restricted Shares

Restricted shares, if issued under the 2011 Directors Plan, are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. An Outside Director to whom we grant restricted shares may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of common stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted shares.

However, if an Outside Director does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the Outside Director makes a Section 83(b) Election, any dividends that we pay on common stock subject to the restrictions constitutes compensation income to the Outside Director. Kimberly-Clark is generally entitled to an income tax deduction for any compensation income taxed to the Outside Director.

Restricted Share Units

The grant of a restricted share unit does not generate taxable income to an Outside Director or an income tax deduction to us. Any cash and the fair market value of any Kimberly-Clark common stock received as payment in respect of a restricted share unit will constitute ordinary income to the Outside Director. On any subsequent sale of the common stock, Outside Directors will realize a capital gain or loss in an amount equal to the net sale proceeds, less the Outside Director’s tax basis in the common stock. The holding period, for purposes of determining long-term or short-term capital gain or loss on the sale of the

B-1

common stock, would commence on the date of distribution. Kimberly-Clark is generally entitled to an income tax deduction corresponding to the ordinary income that the Outside Director recognizes.

Stock

In general, an Outside Directors’ basis for common stock received under the 2011 Directors Plan will be the amount recognized as taxable compensation with respect to such common stock, and an Outside Director’s holding period for such shares will begin on the date the Outside Director recognizes taxable compensation with respect to the shares.

The foregoing tax effects may be different if common stock is subject to restrictions imposed by Section 16(b) of the Exchange Act. In such case, an Outside Director who is issued common stock under the 2011 Directors Plan will recognize taxable compensation on the issued shares when the restrictions on such shares imposed by Section 16(b) of the Exchange Act lapse, unless the Outside Director makes a Section 83(b) Election to be taxed at the time of issuance of the shares.

Cash

In general, an Outside Director will recognize taxable compensation in the year of payment of the cash annual retainer in an amount equal to such cash payment, and in the year of payment we will be allowed a deduction for federal income tax purposes equal to the compensation recognized by that Outside Director.

B-2

APPENDIX C

KIMBERLY-CLARK CORPORATION
2011 EQUITY PARTICIPATION PLAN
(Amended and restated effective April 21, 2011)

1.  PURPOSE

This 2011 Equity Participation Plan (formerly the 2001 Equity Participation Plan) (the “Plan”) of Kimberly-Clark Corporation (the “Corporation”) is intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s or Affiliate’s long-term success.

2.  EFFECTIVE DATE

The Plan was originally adopted effective as of April 26, 2001, upon approval by the stockholders of the Corporation at its 2001 annual meeting. The Plan is renamed, amended and restated effective as of April 21, 2011, upon approval by the stockholders of the Corporation at its 2011 annual meeting.

3.  DEFINITIONS

“Affiliate” means any domestic or foreign corporation at least fifty percent (50%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or other Affiliates (collectively, the “Affiliates”), provided, however, that “at least twenty percent (20%)” shall replace “at least fifty percent (50%)” where there is a legitimate business criteria for using such lower percentage.

“Average PRSU Payout” has the meaning set forth in subsection 14(b) of the Plan.

“Award” has the meaning set forth in Section 6 of the Plan.

“Award Agreement” means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

“Board” means the Board of Directors of the Corporation.

“Cause” means any of the following: (i) the commission by the Participant of a felony; (ii) the Participant’s dishonesty, habitual neglect or incompetence in the management of the affairs of the Corporation; or (iii) the refusal or failure by the Participant to act in accordance with any lawful directive or order of the Corporation, or an act or failure to act by the Participant which is in bad faith and which is detrimental to the Corporation.

“Change of Control” means an event deemed to have taken place if: (i) a third person, including a “group” as defined for purposes of Code Section 409A, acquires shares of the Corporation having thirty percent (30%) or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), within a twelve month period, the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of the Corporation or any successor to the Corporation.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Committee” means the Management Development and Compensation Committee of the Board, provided that if the requisite number of members of the Management Development and Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term “Committee” shall mean the Management Development and Compensation Committee or the committee appointed by the Board, as the case may be. Furthermore, the term “Committee” shall include any delegate to the extent authority is delegated pursuant to Section 4 hereunder.

“Committee Rules” means the interpretative guidelines approved by the Committee providing the foundation for administration of the Plan.

“Common Stock” means the common stock, par value $1.25 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

“Disinterested Person” means a person who is a “Non-Employee Director” for purposes of Rule 16b-3 under the Exchange Act, or any successor provision, and who is also an “outside director” for purposes of Section 162(m) of the Code or any successor section.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

“Fair Market Value” means (a) the reported closing price of the Common Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale, or (b) if clause (a) is not applicable, the value determined by the Committee using such reasonable method of valuation that complies with Section 409A of the Code and the regulations thereunder.

“Incentive Stock Option” means an Option which is so defined for purposes of Section 422 of the Code or any successor section.

“Nonqualified Stock Option” means any Option which is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Award is granted.

“Other Stock-Based Award” has the meaning set forth in Section 12 of the Plan.

“Option Price” has the meaning set forth in subsection 7(b) of the Plan.

“Participant” means an employee who the Committee selects to participate in and receive Awards under the Plan (collectively, the “Participants”).

“Performance Award” shall mean any right granted under Section 11 of the Plan.

“Performance Goal” means the specific performance objectives as established by the Committee, which, if achieved, will result in the amount of payment, or the early payment, of the Award. The Performance Goal may consist of one or more or any combination of the following criteria: return on invested capital, stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total stockholder return, gross margin, net sales, operating profit return on sales, costs and/or such other financial, accounting or quantitative metric determined by the Committee. The performance goals may be described in terms that are related to the individual Participant, to the Corporation as a whole, or to a subsidiary, division, department, region, function or business unit of the Corporation in which the Participant is employed. The Committee, in its discretion, may change or modify these criteria; however, in the case of any Award to any employee who is or may be a “covered employee,” as defined in Section 162(m) of the Code, the Committee has no discretion to increase the amount of compensation that would otherwise be due upon attainment of the goal, and at all times the criteria must meet the requirements of Section 162(m) of the Code, or any successor section, to the extent applicable.

“Qualified Termination of Employment” means the termination of a Participant’s employment with the Corporation and/or its Affiliates within the two (2) year period following a Change of Control of the Corporation for any reason unless such termination is by reason of death or disability or unless such termination is (i) by the Corporation for Cause or (ii) by the Participant without Good Reason. Subject to the definition of “Termination by the Participant for Good Reason,” transfers of employment for administrative purposes among the Corporation and its Affiliates shall not be deemed a Qualified Termination of Employment.

“Restricted Period” shall mean the period of time during which the Transferability Restrictions applicable to Awards will be in force.

“Restricted Share” shall mean a share of Common Stock which may not be traded or sold, until the date the Transferability Restrictions expire.

“Restricted Share Unit” means the right, as described in Section 10, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock. No certificates shall be issued with respect to such Restricted Share Unit, except as provided in subsection 10(d), and the Corporation shall maintain a bookkeeping account in the name of the Participant to which the Restricted Share Unit shall relate.

“Retirement” and “Retires” for Awards granted after December 31, 2003 means the termination of employment on or after the date the Participant has attained age 55. For Awards granted prior to January 1, 2004 “Retirement” and “Retires” means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

“Stock Appreciation Right (SAR)” has the meaning set forth in Section 8 of the Plan.

“Termination by the Participant for Good Reason” shall mean the separation from service during the two year time period following the initial existence (without the Participant’s express written consent) of any one of the following conditions:

(a) A material diminution in the Participant’s base compensation;

(b) A material diminution in the Participant’s authority, duties, or responsibilities;

(c) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Corporation;

(d) A material diminution in the budget over which the Participant retains authority;

(e) A material change in the geographic location at which the Participant must perform the services; or

(f) Any other action or inaction that constitutes a material breach by the Corporation of any agreement under which the Participant provides services.

The Participant must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Corporation must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay the amount.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Total and Permanent Disability” means Totally and Permanently Disabled as defined in the Kimberly-Clark Corporation Pension Plan.

“Transferability Restrictions” means the restrictions on transferability imposed on Awards of Restricted Shares or Restricted Share Units.

4.  ADMINISTRATION

The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Award Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of the Plan or the Award Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Award Agreements.

The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, and may delegate its authority under the Plan. The foregoing delegation of authority shall be limited as follows: (a) with respect to persons who are subject to Section 16 of the Exchange Act, the authority to grant Awards, the selection for participation, decisions concerning the timing, pricing and amount of a grant or Award and authority to administer Awards shall not be delegated by the Committee; (b) the maximum number of shares of Common Stock covered by Awards to newly hired employees, or to respond to special recognition or retention needs which may be granted by the Chief Executive Officer within any calendar year period shall not exceed 200,000, provided, however, this limitation shall not apply to any delegation by the Committee to the Chief Executive Officer with respect to any scheduled annual grant of Awards (subject, however, to the other limitations set forth in this Section 4); (c) the delegation of authority to grant Awards shall be limited to grants by the Chief Executive Officer subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor statute); (d) any delegation shall satisfy all applicable requirements of Rule 16b-3 of the Exchange Act, or any successor provision; (e) no such delegation shall result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section; and (f) the Chief Executive Officer shall not have the authority to grant Awards to himself or herself. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan.

5.  ELIGIBILITY

The Committee shall from time to time select the Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

6.  FORM OF GRANTS

All Awards under the Plan shall be made in the form of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Awards, Other Stock-Based Awards or any combination thereof. Notwithstanding anything in the Plan to the contrary, any Awards shall contain the restriction on assignability in subsection 20(f) of the Plan to the extent required under Rule 16b-3 of the Exchange Act.

7.  STOCK OPTIONS

The Committee or its delegate shall determine and designate from time to time those Participants to whom Options are to be granted, the number of shares of Common Stock to be granted/awarded to each and the periods the Option shall be exercisable. Such Options may be in the form of Incentive Stock Options or in the form of Nonqualified Stock Options. The Committee in its discretion at the time of grant may establish Performance Goals that may affect the grant, exercise and/or settlement of an Option. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Award Agreement evidencing the granting of the Option. The Award Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 7(a) through 7(i).

(a) Period of Option. The Period of each Option shall be no more than 10 years from the date it is granted.

(b) Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the “Option Price”).

(c) Limitations on Exercise. The Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate; provided, however, that the Option shall become exercisable immediately in the event of a Qualified Termination of Employment of a Participant, without regard to the limitations set forth below in this subsection 7(c). Unless otherwise determined by the Committee or its delegate at the time of grant, at any time during the period of the Option after the end of the first year, the Participant may purchase up to thirty percent (30%) of the shares covered by the Option; after the end of the second year, an additional thirty percent (30%); and after the end of the third year, the remaining forty percent (40%) of the total number of shares covered by the Option; provided, however, that if the Participant’s employment is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

(d) Exercise after Death, Retirement, or Disability. Unless otherwise determined by the Committee or its delegate at the time of grant, if a Participant dies, becomes Totally and Permanently Disabled, or Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 7(c), as follows. If a Participant dies or becomes Totally and Permanently Disabled the remaining portion of such Option may be exercised within (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant’s death, the Option may be exercised by the person or persons to whom such Participant’s rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires the remaining portion of such Option may be exercised within (i) five years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier.

(e) No Repricings. No Option or SAR may be re-priced, replaced, re-granted through cancellation, or modified (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 17 hereof) if the effect would be to reduce the exercise price for the shares underlying such Option or SAR. In addition, no Option or SAR may be repurchased or otherwise cancelled in exchange for cash (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 17 hereof) if the Option Price or Grant Price of the SAR is equal to or less than the Fair Market Value of the Common Stock at the time of such repurchase or exchange. Notwithstanding anything herein to the contrary, the Committee may take any such action set forth in this subsection 7(e) subject to the approval of the stockholders.

(f) Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, or an agent designated by the Corporation, subject to any applicable rules or regulations adopted by the Committee, notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Exercise methods and processes for paying the Option Price shall be as determined by the Committee, or its delegate, and may include payment in cash, a check payable to the Corporation, or in shares of Common Stock transferable to the Corporation and having a fair market value on the transfer date equal to the amount payable to the Corporation or such other methods permitted by the Committee in its sole discretion. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

(g) Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

(h) Limitations on Incentive Stock Option Grants.

(i) An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or Affiliates.

(ii) The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

(i) Tandem Grants.

(i) At the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants a tandem SAR, subject to the terms and conditions of this subsection 7(i) and Section 8. If Nonqualified Stock Options and a SAR are granted in tandem, as designated in the relevant Award Agreements, such tandem Option shall be cancelled to the extent that the shares of Common Stock subject to such Option are used to calculate amounts or shares receivable upon the exercise of the related tandem SAR. The tandem SAR shall expire when the period of the subject Option expires. Participants to whom a tandem SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. A tandem SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(ii) At the time a Participant converts one or more shares of Common Stock covered by an Option to cash pursuant to a SAR, such Participant must exercise one or more Nonqualified Stock Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Common Stock. In the event that the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options.

8.  STOCK APPRECIATION RIGHTS

The Committee or its delegate may from time to time designate those Participants who shall receive Awards of Stock Appreciation Rights. Subject to the terms of the Plan and any applicable Award Agreement, a SAR granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of the difference between the Fair Market Value of the Common Stock at the time the Participant’s SAR is granted and the Fair Market Value of the Common Stock on the date of conversion. A SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(a) Grant. A SAR may be granted in addition to any other Award under the Plan or in tandem with or independent of a Nonqualified Stock Option.

(b) Grant Price. The Grant Price shall be determined by the Committee, provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant of the SAR, except that if a SAR is at any time granted in tandem to an Option, the grant price of the SAR shall not be less than the exercise price of such Option.

(c) Term. The term of each SAR shall be such period of time as is fixed by the Committee; provided, however, that the term of any SAR shall not exceed ten (10) years from the date of grant. The Committee in its discretion at the time of grant may establish Performance Goals that may affect the grant, exercise and/or settlement of a SAR.

(d) Time and Method of Exercise. The Committee shall establish in the applicable Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(e) Form of Payment. Payment may be made to the Participant in respect thereof in cash or in shares of Common Stock, or any combination thereof, as the Committee in its sole discretion, shall determine and provide in the relevant Award Agreement. If stock-settled SARs are issued and paid, the gross amount of the Award shall be counted against the Plan.

9.  RESTRICTED SHARES

The Committee or its delegate may from time to time designate those Participants who shall receive Awards of Restricted Shares. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement which shall be executed by the Corporation and the Participant. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee and shall indicate the number of Restricted Shares awarded and the following terms and conditions of the award.

(a) Grant of Restricted Shares. The Committee shall determine the number of Restricted Shares to be included in the grant and the period or periods during which the Transferability Restrictions applicable to the Restricted Shares will be in force (the “Restricted Period”). Unless otherwise determined by the Committee at the time of grant, the Restricted Period shall be for a minimum of three years and shall not exceed ten years from the date of grant, as determined by the Committee at the time of grant. The Restricted Period may be the same for all Restricted Shares granted at a particular time to any one Participant or may be different with respect to different Participants or with respect to various of the Restricted Shares granted to the same Participant, all as determined by the Committee at the time of grant.

(b) Transferability Restrictions. During the Restricted Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. In order to enforce the limitations imposed upon the Restricted Shares the Committee may (i) cause a legend or legends to be placed on any such certificates, and/or (ii) issue “stop transfer” instructions as it deems necessary or appropriate. Holders of Restricted Shares limited as to sale under this subsection 9(b) shall have rights as a stockholder with respect to such shares to receive dividends in cash or other property or other distribution or rights in respect of such shares, and to vote such shares as the record owner thereof. With respect to each grant of Restricted Shares, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Shares for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will not be entitled to receive any shares of Common Stock unless he or she is still employed by the Corporation or its Affiliates at the end of the Restricted Period, (ii) that the Participant will become vested in Restricted Shares according to a schedule determined by the Committee, or under other terms and conditions, including Performance Goals, determined by the Committee, and (iii) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c) Manner of Holding and Delivering Restricted Shares. Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Corporation or its designee. These certificates shall remain in the possession of the Corporation or its designee until the end of the applicable Restricted Period or, if the Committee has provided for earlier termination of the Transferability Restrictions following a Participant’s death, Total and Permanent Disability or earlier vesting of the shares of Common Stock, such earlier termination of the Transferability Restrictions. At whichever time is applicable, certificates representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the Transferability Restrictions; provided that in the case of a Participant who is not entitled to receive the full number of Shares evidenced by the certificates then being released from escrow because of the application of the Transferability Restrictions, those certificates shall be returned to the Corporation and canceled and a new certificate representing the shares of Common Stock, if any, to which the Participant is entitled pursuant to the Transferability Restrictions shall be issued and delivered to the Participant, free and clear of the Transferability Restrictions.

10.  RESTRICTED SHARE UNITS

The Committee or its delegate shall from time to time designate those Participants who shall receive Awards of Restricted Share Units. The Committee shall advise such Participants of their Awards by a letter indicating the number of Restricted Share Units awarded and the following terms and conditions of the award.

(a) Restricted Share Units may be granted to Participants as of the first day of a Restricted Period. The number of Restricted Share Units to be granted to each Participant and the Restricted Period shall be determined by the Committee in its sole discretion.

(b) Transferability Restrictions. During the Restricted Period, Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive cash or Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Share Units, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Share Units for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will forfeit any Restricted Share Units unless he or she is still employed by the Corporation or its Affiliates at the end of the Restricted Period, (ii) that the Participant will forfeit any or all Restricted Share Units unless he or she has met the Performance Goals according to the schedule determined by the Committee, (iii) that the Participant will become vested in Restricted Share Units according to a schedule determined by the Committee, or under other terms and conditions, including Performance Goals, determined by the Committee, and (iv) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c) Unless otherwise determined by the Committee, (i) during the Restricted Period, Participants will be credited with dividend equivalents equal in value to those declared and paid on shares of Common Stock, on all Restricted Share Units granted to them, (ii) these dividends will be regarded as having been reinvested in Restricted Share Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock thereby increasing the number of Restricted Share Units held by a Participant, and (iii) such dividend equivalents will be paid only to the extent the underlying Awards vest. Holders of Restricted Share Units under this subsection 10(c) shall have none of the rights of a stockholder with respect to such shares. Holders of

Restricted Share Units are not entitled to receive distribution of rights in respect of such shares, nor to vote such shares as the record owner thereof.

(d) Payment of Restricted Share Units. The payment of Restricted Share Units shall be made in cash or shares of Common Stock, or a combination of both, as determined by the Committee at the time of grant. The payment of Restricted Share Units shall be made within 90 days following the end of the Restricted Period.

11.  PERFORMANCE AWARDS

The Committee or its delegate may from time to time designate those Participants who shall receive Performance Awards. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award is subject to such Performance Goals, Transferability Restrictions and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(a) may be denominated or payable in cash, Common Stock (including, without limitation, Restricted Shares), other securities, or other Awards;

(b) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such Performance Goals during such performance periods as the Committee shall establish; and

(c) as specified in the relevant Award Agreement, the Committee may provide that Performance Awards denominated in shares earn dividend equivalents. Unless otherwise determined by the Committee, dividend equivalents for Performance Awards will accrue and will not be paid unless and until the underlying Awards vest.

12.  OTHER STOCK-BASED AWARDS

The Committee or its delegate may from time to time designate those Participants who shall receive such other Awards (“Other Stock-Based Awards”) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions, including Performance Goals and Transferability Restrictions, of such Awards. Common Stock or other securities delivered pursuant to a purchase right granted under this Section 12 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Common Stock, other securities, or other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee shall not be less than the Fair Market Value of such Common Stock or other securities as of the date such purchase right is granted.

13.  VESTING

An Award (other than Awards subject to Performance Goals) may not vest in whole in less than three years from the date of grant (although individual Award shares may vest in annual installments over a period of not less than three years). Notwithstanding the preceding sentence, in certain limited situations such as for new hires, retirement and certain other limited situations warranting a shorter or no vesting period, as may be determined by the Committee, these Awards may vest in whole in less than three years from the date of grant; provided, however, that these Awards do not constitute more than ten percent (10%) of the shares of Common Stock covered by all Awards granted within any calendar year period. Awards subject to Performance Goals may not vest in whole in less than one year from the date of grant.

14.  GOVERNMENT SERVICE, LEAVES OF ABSENCE AND OTHER TERMINATIONS

(a) In the event the Participant’s employment with the Corporation or an Affiliate is terminated by reason of a shutdown or divestiture of all or a portion of the Corporation’s or its Affiliate’s business, a proportion of the Restricted Shares or Restricted Share Unit Award shall be considered to vest as of the Participant’s termination of employment. The number of shares that shall vest shall be prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment. In the event the number of Restricted Shares or Restricted Share Units was to be determined by the attainment of Performance Goals according to a schedule determined by the Committee the number of shares that are considered to vest shall be determined at the end of the Restricted Period, prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, and shall be paid within 90 days following the end of the Restricted Period.

(b) In the event of a Qualified Termination of Employment of a Participant, all of the Awards that were not subject to Performance Goals shall be considered to vest immediately. For Awards subject to Performance Goals, (i) with respect to a grant prior to January 1, 2010, with a performance period starting on or before January 1, 2009, the number of shares that shall be considered to vest shall be the greater of the target level established or the number of shares which would have vested based on the attainment of the Performance Goal as of the end of the prior calendar year, and (ii) with respect to a grant on or after January 1, 2010, with a performance period starting after January 1, 2009, a severance amount shall be paid equal to the Average PRSU Payout multiplied by the number of annual applicable Awards subject to Performance Goals with a performance period starting after January 1, 2009 which are forfeited due to the Qualified Termination of Employment and the forfeited Awards determined by the attainment of Performance Goals according to a schedule determined by the Committee will not be paid. For purposes of this subsection 14(b), the “Average PRSU Payout” shall mean the three year average of the dollar amount of the restricted shares and/or restricted share units determined by the attainment of performance goals (the “PRSUs”) awards paid to the Participant under the Plan. The three year average of the PRSUs paid to the Participant will be determined based on the higher of two dollar amount averages computed during alternative three year periods consisting of either (i) the year in which the relevant date occurred (or, if the award is not yet paid as of the relevant date, for the preceding year) and the two preceding years or, (ii) the year of the Qualified Termination of Employment (or, if the award is not yet paid as of the Qualified Termination of Employment, for the preceding year) and the two preceding years. If a Participant has been paid less than three years of PRSUs, the three year average of the PRSUs paid to the Participant will be determined based on the average dollar amount of the PRSUs paid in prior years to the Participant under the Plan. If a Participant has not received any prior payment of PRSUs, the Average PRSU Payout will be determined as follows:

(1) For a Participant classified at the Corporation’s Grade 1 through 6 level, as defined by the Corporation’s Compensation Department, the Average PRSU Payout shall be calculated based on the prior three year average PRSU payment to other employees at the same grade level.

(2) For a Participant at the Global Senior Leadership Team level (except for the Chief Executive Officer of the Corporation), the Average PRSU Payout shall be calculated based on the prior three year average PRSU payment to Participants at GSLT level.

(3) For the Chief Executive Officer of the Corporation, the Average PRSU Payout shall be calculated based on the prior three year average PRSU payment to the previous Chief Executive Officer(s) of the Corporation.

Notwithstanding the foregoing, no severance amount shall be paid to any Participant with respect to any Awards to the extent that the Participant is entitled to receive payment under the Kimberly-Clark Executive Severance Plan. Notwithstanding anything in the Plan to the contrary, this definition may be amended at the discretion of the Committee to allow any amounts payable by the Corporation to comply with the definition of performance based compensation under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder).

(c) If, pending a Change of Control, the Committee determines the Common Stock will cease to exist without an adequate replacement security that preserves Participants’ economic rights and positions, then, by action of the Committee, the following shall occur:

(i) All Options and SARs, except for Incentive Stock Options, shall become exercisable immediately prior to the consummation of the Change of Control in such manner as is deemed fair and equitable by the Committee.

(ii) The restrictions on all Restricted Shares shall lapse, and all Restricted Share Units, Performance Awards and Other Stock-Based Awards shall vest immediately prior to consummation of the Change of Control and shall be settled upon the Change of Control in cash equal to the Fair Market Value of the Restricted Share Units, Performance Awards and Other Stock-Based Awards at the time of the Change of Control. Provided, however, that any Restricted Share Units that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall be settled in a manner that complies with Section 409A of the Code and the regulations thereunder.

(d) A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan. Notwithstanding anything in the Plan to the contrary, a termination of employment with respect to any Restricted Share Units, Performance Awards and Other Stock-Based Awards that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall not be deemed to be a termination of employment for purposes of the Plan if it is anticipated that the level of bona fide services the Participant would perform after such date would continue at a rate equal to more than 20 percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation or an Affiliate if the Participant has been providing such services less than 36 months).

(e) If any amounts payable under the Plan would constitute a parachute payment under Section 280G(b)(2) of the Code then such amounts shall be reduced to the extent necessary to provide the Participant with the greatest aggregate net after tax receipt as determined by applying the procedures set forth in the Committee Rules.

15.  SHARES SUBJECT TO THE PLAN

(a) The number of shares of Common Stock available with respect to all Awards that may be issued under the Plan shall not exceed 67,000,000 in the aggregate, consisting of 17,000,000 newly authorized shares, plus up to 50,000,000 shares which on April 21, 2011 are previously authorized but not awarded under the Corporation’s original 2001 Equity Participation Plan.

(b) In no event shall more than 23,000,000 shares of Common Stock be available for grant as Restricted Shares, Restricted Share Units, Performance Awards settled in shares of Common Stock, and all Other Stock-Based Awards settled in shares of Common Stock (the “Stock Award Pool”), in each case subject to the adjustment provision set forth in Section 17 hereof.

(c) Shares subject to (i) Options and SARs which become ineligible for purchase, (ii) Restricted Share Units, Performance Awards and Other Stock-Based Awards which are retired through forfeiture or maturity, other than those which are retired through the payment of Common Stock, and (iii) Restricted Shares which are forfeited during the Restricted Period due to any applicable Transferability Restrictions will be available for Awards under the Plan to the extent permitted by Section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Committee.

(d) The total number of shares of Common Stock available for Awards under the Plan shall be reduced by the maximum number of shares of Common Stock issued upon exercise or settlement of Options and SARs granted, as well as shares of Common Stock retained or withheld by the Corporation in satisfaction of a Participant’s withholding (as defined in subsection 20(j) below). Shares that were subject to an Option or SAR and were not issued upon the net settlement or net exercised of such Option or SAR may not again be made available for issuance under the Plan. All other Awards (except Restricted Share Units subject to Performance Goals, Performance Awards, Other Stock-Based Awards subject to Performance Goals and dividend equivalents thereof) shall reduce the total number of shares available for Awards under the Stock Award Pool by the number of shares of Common Stock vested under the Award. Restricted Share Units subject to Performance Goals, Performance Awards and Other Stock-Based Awards subject to Performance Goals shall reduce the total number of shares available for Awards under the Stock Award Pool by the target number of shares of Common Stock to be issued under grants of Restricted Share Units subject to Performance Goals, grants of Performance Awards and grants of Other Stock-Based Awards, and the number of shares of Common Stock will then be adjusted accordingly upon actual vesting of such Awards. Dividend equivalents on Restricted Share Units, Performance Awards and Other Stock-Based Awards subject to Performance Goals shall reduce the total number of shares available for Awards under the Stock Award Pool by the number of shares of Common Stock vested upon vesting of the underlying Award. Any Award that may be settled only in cash shall reduce the number of shares available for Awards, including, as applicable, the Stock Award Pool.

(e) The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board may from time to time determine.

16.  INDIVIDUAL LIMITS

The maximum number of shares of Common Stock covered by Awards which may be granted to any Participant within any calendar year period shall not exceed 1,500,000 in the aggregate, except that in connection with a newly-hired Participant’s initial service, a Participant may be granted Awards covering up to an additional 1,500,000 shares of Common Stock. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio which reflects the adjustment to the number of Options available under the Plan.

17.  CHANGES IN CAPITALIZATION

In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, combination, or exchange of shares, any separation of the Corporation (including a spin-off, split-up or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split, extraordinary cash dividend or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares subject to the Plan, (c) the maximum number of shares for which Awards may be granted to any Participant, (d) the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options, (e) the maximum number of shares of Common Stock covered by Awards which may be granted by the Chief Executive Officer within any calendar year period, (f) the maximum number of shares of Common Stock available for option and sale and available for grant as Restricted Shares and Restricted Share Units, (g) the number of Restricted Shares, Restricted Share Units, Performance Awards and Other Stock-Based Awards awarded to Participants, and (h) such other provisions of the Plan and individual Awards as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

18.  EFFECT ON OTHER PLANS

All payments and benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

19.  TERM OF THE PLAN

The term of the Plan, as amended and restated, shall be ten years, beginning April 21, 2011, and ending April 20, 2021, unless the Plan is terminated prior thereto by the Committee. No Award may be granted or awarded after the termination date of the Plan, but Awards theretofore granted or awarded shall continue in force beyond that date pursuant to their terms.

20.  GENERAL PROVISIONS

(a) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

(b) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons. Notwithstanding anything in Section 3 to the contrary, the Committee may determine in its sole discretion whether a termination of employment for purposes of the Plan is caused by disability, retirement or for other reasons.

(c) Modification of Awards. The Committee may in its sole and absolute discretion, by written notice to a Participant, (i) limit the period in which an Incentive Stock Option may be exercised to a period ending at least three months following the date of such notice, (ii) limit or eliminate the number of shares subject to an Incentive Stock Option after a period ending at least three months following the date of such notice, (iii) accelerate the Restricted Period with respect to the Restricted Shares, Restricted Share Units, Performance Awards and Other Stock-Based Awards granted under the Plan, (iv) subject any Performance-Based Award or any other Award subject to Performance Goals to any policy adopted by the Corporation relating to the recovery of such Award to the extent it is determined that the Performance Goals were not actually achieved and/or (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended. Notwithstanding anything in this subsection 20(c) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section. Provided however, that any Restricted Share Units, Performance Awards and Other Stock-Based Awards that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall be settled in a manner that complies with Section 409A of the Code and the regulations thereunder. Except as provided in this subsection and in subsection 20(d) no amendment, suspension, or termination of the Plan or any Awards under the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

(d) Nonresident Aliens. In the case of any Award granted to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the terms and conditions of any Awards to the extent that such action is necessary to conform such Award to applicable foreign law, (ii) determine which Participants, countries and Affiliates are eligible to participate in the Plan, (iii) modify the terms and conditions of any Awards granted to Participants who are employed outside the United States, (iv) establish subplans, each of which shall be attached as an appendix hereto, modify Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and (v) take any action, either before or after the Award is made, which is deemed advisable to obtain approval of such Award by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (i) materially increase any benefits accruing to any Participants under the Plan, (ii) increase the number of shares of Common Stock which may be issued under the Plan, (iii) modify the requirements for eligibility to participate in the Plan, (iv) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (v) result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(e) No Segregation of Cash or Stock. The Restricted Share Unit accounts established for Participants are merely a bookkeeping convenience and neither the Corporation nor its Affiliates shall be required to segregate any cash or stock which may at any time be represented by Awards. Nor shall anything provided herein be construed as providing for such segregation. Neither the Corporation, its Affiliates, the Board nor the Committee shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liability of the Corporation or its Affiliates to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Corporation or its Affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation or its Affiliates.

(f) Non-transferability. During the Participant’s lifetime, Options shall be exercisable only by such Participant. Awards shall not be transferable other than by will or the laws of descent and distribution upon the Participant’s death. Notwithstanding anything in this subsection 20(f) to the contrary, the Committee may grant to designated Participants the right to transfer Awards, to the extent allowed under Rule 16b-3 of the Exchange Act, subject to the terms and conditions of the Committee Rules.

Except as otherwise provided in the Plan, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

(g) Delaware Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

(h) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

(i) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

(j) Withholding. The Committee shall require the withholding of all taxes as required by law. In the case of exercise of an Option or payments of Awards whether in cash or in shares of Common Stock or other securities, withholding shall be as required by law and the Committee Rules.

(k) Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards and Award Agreements under the Plan to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including Rule 16b-3 thereof); and (4) that such action would not result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 20(c) and 20(d) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

(l) Section 409A of the Code. To the extent that any Award is subject to Section 409A of the Code, such Award and the Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Such Award shall be paid in a manner that will comply with Section 409A of the Code, including the final treasury regulations or any other official guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

APPENDIX D

KIMBERLY-CLARK CORPORATION
2011 EQUITY PARTICIPATION PLAN

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended only as a brief summary of the federal income and employment tax rules relevant to stock options, stock appreciation rights (SARs), performance awards, restricted shares and, restricted share units under the 2011 Equity Participation Plan (the “2011 Plan”). These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local or foreign income tax rules relevant to stock options, SARs, performance awards, restricted shares, and restricted share units.

Incentive Stock Options

A participant who is granted an incentive stock option (“Incentive Stock Option”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) recognizes no income upon grant or exercise of the option. However, the excess of the fair market value of Kimberly-Clark shares on the date of exercise over the option price is an item includible in the optionee’s alternative minimum taxable income. The IRS may require the optionee to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the Incentive Stock Option that the optionee can use to pay such tax.

If an optionee holds the common stock acquired upon exercise of the Incentive Stock Option for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS taxes the optionee’s gain, if any, upon a subsequent disposition of such common stock, as capital gain. If an optionee disposes of common stock acquired through the exercise of an Incentive Stock Option before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the common stock on the exercise date over (2) the exercise price. This income is subject to income tax, but not to income or employment tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain depending on whether the common stock has been held for more than one year following exercise of the Incentive Stock Option.

Special rules apply for determining an optionee’s tax basis in and holding period for common stock acquired upon the exercise of an Incentive Stock Option if the optionee pays the exercise price of the Incentive Stock Option in whole or in part with previously owned Kimberly-Clark shares. Under these rules, the optionee does not recognize any income or loss from delivery of shares of common stock (other than shares previously acquired through the exercise of an Incentive Stock Option and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired shares of common stock will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

If any optionee pays the exercise price of an Incentive Stock Option in whole or in part with previously-owned shares that were acquired upon the exercise of an Incentive Stock Option and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

Kimberly-Clark is not entitled to any deduction with respect to the grant or exercise of an Incentive Stock Option or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the

Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the common stock in an amount equal to the optionee’s compensation income.

Nonqualified Stock Options

A participant who is granted a stock option that is not an Incentive Stock Option (a “Nonqualified Stock Option”) recognizes no income upon grant of the option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Kimberly-Clark shares received on the date of exercise. This income is subject to income and employment tax withholding. Kimberly-Clark is generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes.

When an optionee disposes of common stock received upon the exercise of a Nonqualified Stock Option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. Kimberly-Clark will not receive a deduction for any capital gain recognized by the optionee.

If an optionee pays the exercise price for a Nonqualified Stock Option entirely in cash, the optionee’s tax basis in the common stock received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a Nonqualified Stock Option in whole or in part with previously-owned shares of common stock, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.

SARs

A participant who is granted a SAR recognizes no income upon grant of the SAR. At the time of exercise, however, the participant recognizes compensation income equal to any cash received and the fair market value of any Kimberly-Clark common stock received. This income is subject to income and employment tax withholding. Kimberly-Clark is generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Restricted Shares

Restricted shares are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant restricted shares may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the restricted shares as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted shares.

However, if a participant does not make a Section 83(b) Election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on common stock subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of restricted shares is subject to income and employment tax withholding. Kimberly-Clark is generally entitled to an income tax deduction for any compensation income taxed to the participant.

Performance Awards and Restricted Share Units

The grant of a performance award or restricted share unit does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of any Kimberly-Clark common stock received as payment in respect of a performance award or restricted share unit will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. Kimberly-Clark is generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Payment of Withholding Taxes

Kimberly-Clark has the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2011 Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering shares of Kimberly-Clark common stock that the participant previously owned or directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

Invitation to Stockholders

Notice of 2011 Annual Meeting

Proxy Statement

000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreport.com/kmb • Follow the steps outlined on the secure website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees (term to expire at 2012 Annual Meeting of Stockholders).

1.	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 - John R. Alm	☐	☐	☐	02 - John F. Bergstrom	☐	☐	☐	03 - Abelardo E. Bru	☐	☐	☐
	04 - Robert W. Decherd	☐	☐	☐	05 - Thomas J. Falk	☐	☐	☐	06 - Mae C. Jemison, M.D.	☐	☐	☐
	07 - James M. Jenness	☐	☐	☐	08 - Nancy J. Karch	☐	☐	☐	09 - Ian C. Read	☐	☐	☐
	10 - Linda Johnson Rice	☐	☐	☐	11 - Marc J. Shapiro	☐	☐	☐	12 - G. Craig Sullivan	☐	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5 selecting EVERY 1 YEAR on Proposal 6.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

2. Ratification of Auditors	☐	☐	☐	3. Approval of the 2011 Outside Directors’ Compensation Plan	☐	☐	☐	4. Approval of the 2011 Equity Participation Plan	☐	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain

5. Advisory Vote on Executive Compensation Program	☐	☐	☐	6. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	☐	☐	☐	☐
C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T 1 U P X 1 0 6 0 7 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

Proxy — Kimberly-Clark Corporation
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2011: The Notice of the Annual Meeting, the Proxy Statement, and the 2010 annual report, including Form 10-K, are available at http://www.kimberly-clark.com/investors.aspx.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy/Voting Instructions for the Annual Meeting of Stockholders — April 21, 2011
Solicited on Behalf of the Board of Directors
Thomas J. Falk, Thomas J. Mielke and John W. Wesley, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas on April 21, 2011 at 9:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 and 5 and SELECTING EVERY 1 YEAR ON PROPOSAL 6. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.
This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the Annual Meeting, please so indicate in the space provided on the reverse side.
PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.
D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+